Exhibit 10.20

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AXCAN HOLDINGS INC.,

AXCAN LONE STAR INC.,

MPEX PHARMACEUTICALS, INC.

AND

THE SECURITYHOLDERS’ REPRESENTATIVE COMMITTEE

April 11, 2011

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CONFIDENTIAL TREATMENT REQUESTED

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		Page
5.3	Confidentiality; Public Disclosure.	73

5.4	Regulatory Approvals.	75

5.5	Reasonable Efforts.	76

5.6	Access to Information.	77

5.7	Expenses.	77

5.8	Termination of Certain Arrangements.	77

5.9	Tax Matters.	77

5.10	Directors’ and Officers’ Insurance.	81

5.11	Third Party Consent.	82

5.12	Company Options and Warrants.	82

5.13	Diligence.	82

5.14	Exclusivity.	83

5.15	Supplements to Disclosure Schedule.	84

5.16	[*].	85

5.17	Sublicense Agreements.	85

ARTICLE VI CONDITIONS TO THE MERGER		85

6.1	Conditions to Obligations of Each Party to Effect the Merger.	85

6.2	Additional Conditions to Obligations of the Company.	86

6.3	Additional Conditions to the Obligations of Acquiror.	87

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		89

7.1	Termination.	89

7.2	Effect of Termination.	90

7.3	Amendment.	90

ARTICLE VIII INDEMNIFICATION		90

8.1	Survival of Representations and Warranties and Covenants.	90

8.2	Indemnification.	91

8.3	Damages Basket; Other Limitations.	92

8.4	Adjustment Pursuant to Offsets.	93

8.5	Securityholders’ Representative Committee.	94

8.6	Third Party Claims.	93

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CONFIDENTIAL TREATMENT REQUESTED

Schedules and Exhibits

Schedule A	-	Disclosure Schedule

Exhibit A	-	Form of Certificate of Merger

Exhibit B	-	Form of Letter of Transmittal

Exhibit C	-	Form of Estimated Closing Statement Certificate

Exhibit D	-	Form of Closing Payment Schedule Certificate

Exhibit E	-	Form of Termination Agreement

Exhibit F	-	Form of Acquiror and Sub Officer’s Certificate

Exhibit G	-	Form of Stockholder Approval

Exhibit H	-	Form of Director and/or Officer Resignation

Exhibit I	-	Form of Company Officer’s Certificate

Exhibit J	-	Form of Company Secretary’s Certificate

Exhibit K	-	Form of FIRPTA Certificate

CONFIDENTIAL TREATMENT REQUESTED

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (as may be amended or supplemented from time to time, this “Agreement”) is made and entered into as of April 11, 2011 (the “Agreement Date”), by and among Axcan Holdings Inc., a Delaware corporation (“Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror (“Sub”), Mpex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined herein) (each, a “Party” and collectively, the “Parties”).

Recitals

A. The Company, Acquiror and Sub are parties to that certain Development Agreement, dated as of the Agreement Date and as may be amended from time to time (the “Development Agreement”), pursuant to which the Company has agreed to perform certain development services related to the Product (as defined herein) and Acquiror and Sub have agreed to fund such development on the terms and conditions set forth in the Development Agreement.

B. Pursuant to that certain Option Agreement by and among the Company, Acquiror and Sub dated as of the Agreement Date (the “Option Agreement”), the Company has granted Acquiror and Sub an option (the “Termination Right”) to terminate this Agreement for a period of time following the earlier of (i) the Company’s delivering to Acquiror and Sub a notice of completion of the Divestiture and (ii) June 3, 2011.

C. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the Company Securityholders (as defined herein), and, in furtherance thereof, has (i) approved the Merger, this Agreement and the other transactions contemplated by this Agreement and (ii) recommended approval of this Agreement by the Company Stockholders in accordance with Section 251 and Section 228 of the General Corporation Law of the State of Delaware (“Delaware Law”).

D. The Board of Directors of each of Acquiror and Sub has approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

E. By 11:59 p.m. San Diego, California time on the date immediately following the Agreement Date, certain stockholders of the Company who hold, in the aggregate, the requisite number of shares of the Company’s capital stock required to approve this Agreement will adopt the Stockholder Approval.

F. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein.

G. The Company, Acquiror and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

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CONFIDENTIAL TREATMENT REQUESTED

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acceptance” means the earliest date on which the FDA (or equivalent foreign Regulatory Authority) notifies the Company or Acquiror, as the case may be, in writing that it has accepted the NDA (or foreign equivalent) with respect to the Product for substantive review.

“Accounting Principles” means GAAP consistently applied using the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements, to the extent in accordance with GAAP.

“Acquiror” has the meaning given to it in the Preamble.

“Acquisition Transaction” means any transaction (other than and not including Allowed Securities Issuances and Repurchases (as defined in the Option Agreement)) involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any Company Subsidiary; (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of the Company or any Company Subsidiary, (b) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any Company Subsidiary or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any Company Subsidiary; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any Company Subsidiary.

“Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Acquiror, its Subsidiaries or Affiliates, or the Company or any Company Subsidiary, (ii) the imposition of any limitation on the ability of Acquiror, its Subsidiaries or Affiliates, or the Company or any Company Subsidiary to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Acquiror, the businesses of the Company and each Company Subsidiary, or (iii) the imposition of any impediment on Acquiror, its subsidiaries or affiliates, or the Company or any Company Subsidiary under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

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CONFIDENTIAL TREATMENT REQUESTED

“Additional Offset Cap” means Acquiror’s right to offset up to $[*] of the Non-Contingent Holdback Consideration and/or Post-Closing Merger Consideration that may otherwise be payable by Acquiror to the Company Securityholders pursuant to Section 1.17 in accordance with the timing, terms and conditions set forth in Article VIII.

“Additional Offset Claim Period” means the period commencing on the Closing Date and ending ninety (90) calendar days following the Closing Date.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreed Rate” has the meaning given to it in Section 1.16(a).

“Agreement” has the meaning given to it in the Preamble.

“Agreement Date” has the meaning given to it in the Preamble.

“Allowed Securities Issuances and Repurchases” means (i) the issuance of shares of Company Capital Stock pursuant to the exercise in accordance with their terms of Company Options, Company Warrants or other rights that were outstanding as of the Option Agreement’s effective date and (ii) the repurchase by the Company of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service.

“Annual Net Sales” means total Net Sales (a) throughout the United States, Canada and Western Europe in a particular Calendar Year, plus (b) made by Acquiror or its Affiliates (but not its Sublicensees) in any other country in a particular Calendar Year, in each case except with respect to countries in which the Earn-Out Payment Term has expired.

“Annual Sublicensing Payments” means (a) the total consideration received by Acquiror or its Affiliates in a particular Calendar Year from Sublicensees directly related to the grant or maintenance of a license to the Product for sale outside of United States, Canada and Western Europe (except with respect to countries in which the Earn-Out Payment Term has expired), including, royalties, milestones, up-front fees, and any amounts in excess of customary charges in relation to the items specifically excluded below, less (b) all amounts owed to Third Party licensors (including [*]) pursuant to a license reasonably necessary for commercialization of the Product in such country. Annual Sublicensing Payments shall specifically exclude, all consideration (i) that is a loan or is reimbursement of expenses of Acquiror or its Affiliates or (ii) paid for goods, services, equity or debt securities provided by or on behalf of Acquiror or its Affiliates to the extent that such consideration does not exceed customary charges for provision of similar goods, services, equity or debt securities.

“Antitrust Law” means HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, foreign, national or supranatural Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

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CONFIDENTIAL TREATMENT REQUESTED

“Audited Financial Statements” has the meaning given to it in Section 2.7.

“Authorizations” has the meaning given to it in Section 2.17.

“Balance Sheet Date” has the meaning given to it in Section 2.7.

“Basket” has the meaning given to it in Section 8.3(a).

“Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in New York are authorized or obligated by any Legal Requirement to close.

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“California Law” means the California Corporations Code.

“Carveout Plan” means the 2011 Mpex Pharmaceuticals, Inc. Management Incentive Plan.

“Cash” means an amount equal to the Company’s consolidated total cash and cash equivalents set forth on the Company Closing Balance Sheet (as defined by and determined in accordance with the Accounting Principles) minus the Development Cash.

“Certificate of Merger” has the meaning given to it in Section 1.2.

“Certificates” has the meaning given to it in Section 1.11(b).

“Charter Documents” has the meaning given to in Section 2.1.

“Claim Notice” has the meaning given to it in Section 8.4(a).

“Claim Objection” has the meaning given to it in Section 8.4(b).

“Claimed Amount” has the meaning given to in Section 8.4(a)(ii).

“Clinical Milestone Payment” means a one-time payment of $2,500,000 paid by Acquiror to the Exchange Agent upon the latest of (a) administration of the last dose to the last patient in the MPEX-207 Phase 3 Clinical Trial set forth in the Development Plan, (b) January 31, 2012 and (c) two (2) Business Days after the Company has provided Acquiror with evidence of the Stockholder Approval.

“Closing” has the meaning given to it in Section 1.3.

“Closing Date” has the meaning given to it in Section 1.3.

“Closing Merger Consideration” shall mean the amount equal to the (i) [*] minus (ii) [*] and [*]; provided, however, that if the result of such calculations is [*], such amount shall [*] (if such has not yet become due and payable pursuant to the terms of this Agreement) and the Closing Merger Consideration shall be deemed to be [*].

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CONFIDENTIAL TREATMENT REQUESTED

“Closing Payment Schedule” has the meaning given to it in Section 1.21.

“Closing Statement” has the meaning given to it in Section 1.15(a).

“COBRA” has the meaning given to it in Section 2.22(a)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“COGS” has the meaning given it in the definition of “Post-Closing Merger Consideration” in Section 1.1.

“Collateral Source” has the meaning given to it in Section 8.3(c).

“Commercialization Payment” has the meaning given to it in the definition of “Post-Closing Merger Consideration” in Section 1.1.

“Commercially Reasonable Efforts” has the meaning given to it in Section 5.13(b).

“Company” has the meaning given to it in the Preamble.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Closing Balance Sheet” means the Company’s unaudited balance sheet to be delivered to Acquiror pursuant to Section 1.4(b)(iii).

“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of the Company.

“Company Employee Plan” has the meaning given to it in Section 2.22(a)(ii).

“Company Equity Arrangements” means (i) the Company Option Plan, (ii) the Amended and Restated Investors Rights Agreement, dated as of February 5, 2009, by and among the Company and certain of its investors, (iii) the Securities Cancellation and Preferred Stock Purchase Agreement, dated as of July 27, 2005, by and among the Company and certain of its investors and (iv) the Series D Preferred Stock Purchase Agreement, dated as of February 5, 2009, by and among the Company and certain of its investors.

“Company Licensed Proprietary Rights” has the meaning given to it in Section 2.14(a)(i).

“Company NOLs” means the net operating losses of the Company for all periods ending on or before the Closing Date as determined based on federal income tax principles.

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CONFIDENTIAL TREATMENT REQUESTED

“Company Option Plan” means the Company’s 2005 Stock Plan, as amended.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Capital Stock.

“Company Owned Proprietary Rights” has the meaning given to it in Section 2.14(a)(ii).

“Company Preferred Stock” means the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock.

“Company Proprietary Rights” has the meaning given to it in Section 2.14(a)(iii).

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Warrantholders, collectively.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.

“Company Studies and Trials” has the meaning given to it in Section 2.24.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Complete Response Letter” means a written communication from the FDA that satisfies the definition therefor set forth in 21 C.F.R. Part 314, Subpart A, as may be amended from time to time, or any successor to such written communication.

“Conflict” has the meaning given to it in Section 2.5.

“Consent” means any consent, waiver, approval, authorization, exemption, registration or declaration.

“Contemplated Bonuses” means any bonuses paid by the Company to its employees in connection with, or as a result of, the transactions contemplated herein, including, without limitation, the Merger.

“Contemplated Trials” mean the MPEX-207 and MPEX-209 Phase 3 Clinical Trials set forth in the Development Plan (as defined in the Development Agreement).

“Contract” means any written or oral contract, agreement, purchase or sale order, instrument, license, commitment, undertaking or similar arrangement.

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CONFIDENTIAL TREATMENT REQUESTED

“Copyrights” has the meaning given to it in Section 2.14(a)(iv).

“Damages” shall mean and include, without duplication, any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that punitive or exemplary damages shall only be deemed to be “Damages” to the extent they are actually paid or payable to a Third Party.

“Defense Notice” has the meaning given to it in Section 8.6.

“Deficit Amount” means, if the [*] (without giving effect to the proviso in the definition of [*]) is [*], the amount by which (i) the sum of (A) [*] plus (B) [*] is greater than (ii) the sum of (A) [*] plus (B) the [*] (without giving effect to the proviso in the definition of [*]).

“Delaware Courts” has the meaning given to it in Section 9.8.

“Delaware Law” has the meaning given to it in Recital E.

“Delivery Date” has the meaning give to in in Section 2.3.1 of the Option Agreement.

“Development” means [*].

“Development Agreement” has the meaning given to it in Recital A.

“Development Budget” means that portion of the Development Plan that sets forth the budget for the activities allocated to the Company under the Development Plan, as may be amended from time to time by the JSC (as defined in the Development Agreement).

“Development Cash” means the cash paid pursuant to the Development Agreement to the extent not used prior to the date of the Divestiture to cover development expenses.

“Development Costs” has the meaning given to it in the Development Agreement.

“Development Milestone Payment” means a one-time payment in an amount equal to $[*].

“Development Plan” means the plan for the Development of the Product attached to the Development Agreement, as such plan may be amended from time to time in accordance with the terms of the Development Agreement.

“Disclosure Schedule” has the meaning given to it in Article II.

“Dissenting Shares” has the meaning given to it in Section 1.10.

“Dissenting Share Payments” has the meaning given to it in Section 1.10.

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CONFIDENTIAL TREATMENT REQUESTED

“Divestiture” means (a) the Company’s transfer, abandonment or other disposition of all of the assets listed in clause (a) of the definition of Divestiture Assets and (b) the Company’s transfer of all of the assets listed in clauses (b) through (e) of the definition of Divestiture Assets.

“Divestiture Assets” means [*].

“DOL” has the meaning given to it in Section 2.22(a)(iii).

“Earn-Out Payments” means the Sales-Earn Out Payments and the Sublicensing Earn-Out Payments.

“Earn-Out Payment Term” shall be determined on a country-by-country basis and shall commence on the date of the first commercial sale of the Product in such country and continue until the later of (a) expiration of the last Valid Claim in such country that claims the Product or (b) the [*] of such first commercial sale.

“Effective Time” has the meaning given to it in Section 1.5.

“eFlow® Device” has the meaning set forth in the [*].

“EMA” means the European Medicines Agency or any successor entity.

“Employee” has the meaning given to it in Section 2.22(a)(iv).

“Employee Agreement” has the meaning given to it in Section 2.22(a)(v).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, or charge, except for restrictions on transfer generally arising under any applicable federal or state or foreign securities laws.

“Environmental Permits” has the meaning given to it in Section 2.20(c).

“ERISA” has the meaning given to it in Section 2.22(a)(vi).

“ERISA Affiliate” has the meaning given to it in Section 2.22(a)(vii).

“Estimated Cash” has the meaning given to it in Section 1.14.

“Estimated Closing Statement” has the meaning given to it in Section 1.14.

“Estimated Indebtedness” has the meaning given to it in Section 1.14.

“Estimated Transaction Expenses” has the meaning given to it in Section 1.14.

“EU Approval” means the first receipt of all Regulatory Approvals (including pricing approvals) required to sell the Product in [*] of the countries in the Major Markets.

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CONFIDENTIAL TREATMENT REQUESTED

“EU Approval Payment” means a one-time payment in an amount equal to $[*]; provided, that

[*].

“Exchange Agent” has the meaning given to it in Section 1.11(a).

“FDA” has the meaning given to it in Section 2.24.

“Final Cash” has the meaning given to it in Section 1.16(b).

“Final Closing Statement” has the meaning given to it in Section 1.15(c).

“Final Indebtedness” has the meaning given to it in Section 1.16(b).

“Final Transaction Expenses” has the meaning given to it in Section 1.16(b).

“Financial Statements” has the meaning given to it in Section 2.7.

“Firm” has the meaning given to it in Section 9.12.

“FMLA” has the meaning given to it in Section 2.22(a)(viii).

“GAAP” means United States generally accepted accounting principles.

“Generic Product” means any inhaled pharmaceutical product containing levofloxacin, which pharmaceutical product is sold, in the same country as the Product, by any Third Party that is not a Sublicensee of Acquiror or its Affiliates and did not purchase such product in a chain of distribution that included Acquiror or any of its Affiliates or its Sublicensees.

“Government Contract” has the meaning given to it in Section 2.15(a)(xxi).

“Governmental Entity” means any national, supra-national, federal, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental or quasi-governmental authority or instrumentality or agency, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“GSK Agreement” means that certain Research and Development Collaboration, Option and License Agreement by and between the Company and SmithKline Beecham Corporation (doing business as GlaxoSmithKline) dated as of June 13, 2008, as amended.

[*]

“Hazardous Material” has the meaning given to it in Section 2.20(a).

“Hazardous Material Activities” has the meaning given to it in Section 2.20(b).

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CONFIDENTIAL TREATMENT REQUESTED

“HIPAA” has the meaning given to it in Section 2.22(a)(ix).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards.

“IND” has the meaning given to it in Section 4.2(p).

“Indebtedness” means, as of the Closing Date, an amount equal to (i) all indebtedness of the Company for borrowed money (other than related to conduct under the Development Agreement or trade debt incurred in the Ordinary Course of Business) from financial institutions, (ii) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (iii) interest expense and other charges accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness which would be payable if such indebtedness was repaid in full at the Effective Time; (iv) all obligations under capital leases of the Company that are required to be reflected as liabilities on the consolidated balance sheet of the Company by GAAP; (v) all amounts owed by the Company under any interest rate or currency swap agreements, or other interest rate or currency protection agreements; and (vi) all guarantees or other direct or indirect assurances of payment by the Company of any of the foregoing types of indebtedness owed by any other Person, but excluding endorsements of checks and other instruments in the Ordinary Course of Business.

“Indemnified Person” and “Indemnified Persons” have the meaning given to them in Section 8.2.

“Indemnitor” has the meaning given to it in Section 8.6.

“Information” means all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. As used in the preceding sentence, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Intellectual Property” means all issued patents, patent applications, trademarks and service marks (registered or unregistered), trade names, domain names, copyrights, trade dress, logos, slogans, designs, trade secrets, proprietary or confidential data, know-how, inventions, works of authorship, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated February 5, 2009, as amended.

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CONFIDENTIAL TREATMENT REQUESTED

“IP Encumbrance” has the meaning given to it in Section 2.14(a)(v).

“IRS” has the meaning given to it in Section 2.22(a)(x).

“Issued Patents” has the meaning given to it in Section 2.14(a)(vi).

“Knowledge” or “Known” (or words of similar import) means, with respect to the Company and each Company Subsidiary, with respect to any matter in question, the knowledge of the executive officers of the Company assuming due inquiry of the persons with managerial responsibility for the matter in question.

“Lease Agreements” has the meaning given to it in Section 2.13(b).

“Legal Requirements” means all United States or foreign federal, state, national, supra-national, provincial or local laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Entity having the force of law.

“Letter of Transmittal” has the meaning given to it in Section 1.11(b).

“Lien” means any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, Third Party right or other encumbrance of any sort.

“Liquidation Rights” has the meaning given to it in Section 1.9(a).

“MAA” means a Marketing Authorization Application filed with the EMA under the centralized European procedure for regulatory approval of pharmaceutical products.

“Major Markets” means [*].

“Manufacturing Cost” means, with respect to a particular Calendar Year, the cost of goods of [*] during such Calendar Year as determined through Acquiror’s standard costing process, as consistently applied to all products manufactured by or for Acquiror for its commercial sale and in accordance with Accounting Principles (exclusive of and not including the [*]). Standard costs will be determined annually as part of Acquiror’s standard costing process.

“Material Adverse Effect” means any change, event, development or effect that, individually or in the aggregate, (A) has or would reasonably be expected to have a material adverse effect on the business, condition, assets and liabilities (considered together), operations or financial performance of the Company and Company Subsidiaries, taken as a whole, or (B) [*].

“Material Contract” has the meaning given to it in Section 2.15(b).

“Merger” has the meaning given to it in Recital C.

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“Merger Consideration” means the sum of (a) the Closing Merger Consideration, (b) the Non-Contingent Holdback Consideration and (c) the Post-Closing Merger Consideration.

“Moral Rights” has the meaning given to it in Section 2.14(a)(vii).

“Multiemployer Plan” has the meaning given to it in Section 2.22(a)(xi).

“NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments thereto filed with the FDA.

“Net Adjustment Amount” has the meaning given to it in Section 1.16(b).

“Net Sales” means, [*]:

(a) trade, quantity, and cash discounts;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c) freight, postage and duties, and transportation charges relating to such Product, including handling and insurance thereto;

(d) sales (such as VAT or its equivalent) and excise Taxes, other consumption Taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such Taxes, duties or payments made;

(e) deductions from gross invoiced sales amounts as reported by a Party in its financial statements in accordance with IFRS or GAAP, as applicable. A Party will notify the other Party if it becomes aware of any changes to IFRS or GAAP, as applicable, that will affect the deductions from Net Sales; and

(f) the lesser of: (i) [*] percent ([*]%) of the aggregate gross amount billed or invoiced on sales of such Product in the relevant country or (ii) the actual amount of any write-offs for bad debts relating to such sales during the Earn-Out Payment Term.

Sales between Acquiror and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates or Sublicensees are end users.

In the event that non-monetary consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding Calendar Year, or in the absence of such sales, the fair market value of the Product, as determined by the Parties in good faith.

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Any amounts deductible in connection with the calculation of Net Sales hereunder shall not be deducted more than once, even if such amounts may fall into more than one of the categories described in subsections (a) – (f) above.

“Neutral Auditor” has the meaning given to it in Section 1.15(c).

“Non-Contingent Holdback Consideration” means the following amounts to be paid, contingent upon occurrence of the Closing, by Acquiror to the Company Securityholders (via the Exchange Agent) as they become due and payable in accordance with the terms of this Agreement, in each case subject to offset in accordance with Article VIII:

(a) Upfront Non-Contingent Holdback Payment. A one-time non-refundable payment of [*] Dollars ($[*]) payable [*] calendar days following the Closing Date in accordance with Section 1.17(a) (the “Upfront Non-Contingent Holdback Payment”);

(b) Deferred Non-Contingent [*] Payment. A one-time non-refundable payment of one million five hundred thousand Dollars ($1,500,000) payable by no later than November 1, 2013 in accordance with Section 1.17(a) (the “Deferred Non-Contingent [*] Payment”); and

(c) Deferred Non-Contingent [*] Payment. A one-time non-refundable payment of ten million Dollars ($10,000,000) payable by no later than April 1, 2014 in accordance with Section 1.17(a) (the “Deferred Non-Contingent [*] Payment”).

“Objection Period” has the meaning given to it in Section 8.4(b).

“Off-the-Shelf Software” has the meaning given to it in Section 2.14(a)(viii).

[*]

“Option Agreement” has the meaning set forth in Recital B.

“Order” has the meaning given to it in Section 5.4(d).

“Ordinary Course of Business” means an action taken by or on behalf of the Company pursuant to the terms and obligations of the Development Agreement or that is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company, and, as applicable, is recurring in nature.

“Outside Date” has the meaning given to it in Section 7.1(b).

[*]

[*]

“Parties” and “Party” each has the meaning given to it in the Preamble.

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“Patent Applications” has the meaning given to it in Section 2.14(a)(x).

“Patents” has the meaning given to it in Section 2.14(a)(ix).

“Pension Plan” has the meaning given to it in Section 2.22(a)(xii).

“Permitted Encumbrances” means: (a) statutory liens for current Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings diligently pursued for which adequate reserves have been set forth in the Financial Statements in accordance with GAAP applied on a consistent basis; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens which are not yet due and payable or if due, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; (d) any Encumbrances against the interest of the landlord or sublandlord of any real property leased or subleased by the Company or any Company Subsidiary that are not caused by the Company or any Company Subsidiary and do not adversely affect the Company’s or such Company Subsidiary’s leasehold interest in, or the Company’s or such Company Subsidiary’s use of, such real property or otherwise impair the Company’s or such Company Subsidiary’s business operations at or relating to such real property; (e) in the case of Contracts, anti-assignment and change of control restrictions contained therein or with respect thereto; (f) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties; and (g) liens securing indebtedness that are reflected in the Financial Statements.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

[*]

“Post-Closing Merger Consideration” means the following amounts to be paid by Acquiror to the Company Securityholders (via the Exchange Agent) as and if earned and payable in accordance with the terms of this Agreement, in each case (i) payable contingent upon occurrence of the Closing (provided, that any of the following payments that by their terms otherwise would have become due and payable prior to the Closing Date will be due and payable on the Closing Date) and (ii) subject to offset in accordance with Article VIII:

(a) Clinical Milestone Payment. To the extent not paid pursuant to Section 3.2 of the Option Agreement, a one-time payment of the Clinical Milestone Payment payable in accordance with Section 1.17.

(b) Development Milestone Payment. A one-time payment of the Development Milestone Payment payable in accordance with Section 1.17.

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(c) EU Approval Payment. A one-time payment of the EU Approval Payment payable in accordance with Section 1.17.

(d) US Approval Payment. A one-time payment of the US Approval Payment payable in accordance with Section 1.17.

(e) Commercialization Payments. The following one-time payments: (i) $[*] [*] Calendar Year in which [*] during such Calendar Year [*] $[*]; (ii) $[*] [*] Calendar Year in which [*] during such Calendar Year [*] $[*]; (iii) $[*] [*] Calendar Year in which [*] during such Calendar Year [*] $[*]; and (iv) $[*] [*] Calendar Year in which [*] during such Calendar Year [*] $[*] (each, a “Commercialization Payment” and collectively, the “Commercialization Payments”). Commencing in the [*] year following the first commercial sale of the Product in the United States following receipt of US Approval, any Commercialization Payments due shall [*]. The [*] within [*] days after the end of the Calendar Year in which [*]”Trigger Year”). The second such installment shall be paid within [*] days after the end of the next Calendar Year after the Trigger Year, provided that [*].

(f) Sales Earn-Out Payments. During the Earn-Out Payment Term, annual earn-out payments (each, a “Sales Earn-Out Payment” and collectively, the “Sales Earn-Out Payments”) equal to the percent of Annual Net Sales as follows:

Annual Net Sales (Calendar Year)	Sales Earn-Out Percentages*
For that portion of Annual Net Sales in such Calendar Year less than or equal to $[*]	[	*]%
For that portion of Annual Net Sales in such Calendar Year greater than $[*] but less than or equal to $[*]	[	*]%
For that portion of Annual Net Sales in such Calendar Year greater than $[*] but less than or equal to $[*]	[	*]%
For that portion of Annual Net Sales in such Calendar Year greater than $[*]	[	*]%

*	The percentages in the table above are incremental rates which apply only for the respective increment of Annual Net Sales described in the Annual Net Sales column and, thus, once a total Annual Net Sales figure is achieved for the Calendar Year, the amount owed on any lower tier portion of Annual Net Sales are not adjusted up to the higher tier rate.

In the event that, for a particular Calendar Year, [*] [*] percent ([*]%) of the [*] [*] percent ([*]%)) by [*] [*] percent ([*]%) of the [*] [*] days after the end of such Calendar Year to [*]. For example, [*] is [*] percent ([*]%) of [*] by [*] percent ([*]%) (except for the [*] percent ([*]%) paid [*] of $[*]) for [*].

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Acquiror shall not be entitled to credit against any Sales Earn-Out Payments that would otherwise be due to the Company Securityholders the amount of any payments owed to any Third Party licensor unless the Company (prior to the Effective Time) or the Securityholders’ Representative Committee (following the Effective Time) has reasonably determined that such payments are reasonably necessary for the commercialization of the Product in the country in question. Such determination will be made within thirty (30) calendar days of receiving a reasonably detailed description of the opportunity from Acquiror. In the event that Acquiror believes that the Company (prior to the Effective Time) or the Securityholders’ Representative Committee (following the Effective Time) has not made a reasonable determination, then the Parties will seek the opinion of mutually agreed third party independent counsel to make such a determination, which opinion shall be final, binding and conclusive upon the Parties.

[*]

(i) Sublicensing Earn-Out Payments. During the Earn-Out Payment Term, earn-out payments (each, a “Sublicensing Earn-Out Payment” and collectively, the “Sublicensing Earn-Out Payments”) equal to [*] percent ([*]%) of Annual Sublicensing Payments.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date of any Tax period that includes but does not end on the Closing Date.

“Proceeding” has the meaning given to it in Section 5.4(d).

“Product” means the pharmaceutical product currently identified as Aeroquin™, consisting of the levofloxacin compound that is formulated for delivery through the device currently identified as the PARI eFlow® Device.

“Product Approval” means the approval by FDA of the NDA with respect to the Product.

“Proprietary Rights” has the meaning given to it in Section 2.14(a)(xi).

“Redirection Letters” means letters from certain Company Stockholders provided to the Exchange Agent, Acquiror and the Company that re-direct certain of the proceeds payable (via the Exchange Agent) to such Company Stockholder under the Option Agreement and this Agreement from such Company Stockholder to the Company or Spinco payroll account to fund the Company’s or Spinco’s obligations arising under the Carveout Plan and the Contemplated Bonuses.

“Registered Copyrights” has the meaning given to it in Section 2.14(a)(xii).

“Registered Trademarks” has the meaning given to it in Section 2.14(a)(xiii).

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of the Product in the applicable jurisdiction.

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“Regulatory Authority” means the FDA, and any health regulatory authority in any country that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for the Product in such country, and any successor(s) thereto, including the European Commission.

“Reserve” has the meaning given to it in Section 8.5(c).

“Resolution Period” has the meaning given to it in Section 1.15(b).

“Restraints” has the meaning given to it in Section 6.1(a).

“Returns” has the meaning given to it in Section 2.11(b)(i).

“Sales Earn-Out Payment(s)” has the meaning given to it in the definition of “Post-Closing Merger Consideration” in Section 1.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Representative Committee” has the meaning given to it in Section 8.5(a).

“Seller Group” has the meaning given to it in Section 9.12.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value of $0.0001 per share, of the Company.

“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value of $0.0001 per share, of the Company.

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value of $0.0001 per share, of the Company.

“Series C-3 Preferred Stock” means the Series C-3 Preferred Stock, par value of $0.0001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value of $0.0001 per share, of the Company.

“Specified Damages” has the meaning given to it in Section 8.3(b).

“Specified Representations” means: (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.11 of the Agreement; and (b) the representations and warranties set forth in any certificate or instrument delivered pursuant to this Agreement, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Spinco” means an entity formed for the initial purpose of holding the Divestiture Assets.

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“Stockholder Approval” means the adoption and approval of this Agreement, approval of the Merger and approval of the other transactions contemplated by this Agreement pursuant to (a) Section 251 of Delaware Law by the holders of at least a majority of the outstanding shares of Company Common Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis and (b) Section 2(b)(iv) of Article IV(C) of the Company Certificate of Incorporation by the holders of at least (i) a majority of the outstanding shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis, and (ii) sixty percent (60%) of the outstanding shares of Series D Preferred Stock, voting as a separate class.

“Straddle Period” has the meaning given to it in Section 5.9(c).

“Sub” has the meaning given to it in the Preamble.

“Sublicensing Earn-Out Payment(s)” has the meaning given it in the definition of “Post-Closing Merger Consideration” in Section 1.1.

“Sublicensee” means a Third Party to whom Acquiror has granted a sublicense under the Company Proprietary Rights, but excluding distributors.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Survival Date” has the meaning given to it in Section 8.1.

“Surviving Corporation” has the meaning given to it in Section 1.2.

“Tax” and “Taxes” have the meanings given to them in Section 2.11(a).

“Tax Claim” has the meaning given to it in Section 5.9(c).

“Tax Return” means any return, statement, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment thereof.

“Termination Right” has the meaning given to it in Recital B.

“Termination Right Lapse Date” has the meaning given to it in the Option Agreement.

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“Third Party” means any entity other than Acquiror or the Company or an Affiliate of Acquiror or the Company.

“Total Development Amount” means $[*].

“Trade Secrets” has the meaning given to it in Section 2.14(a)(xiv).

“Trademarks” has the meaning given to it in Section 2.14(a)(xv).

“Transaction Expenses” means the Contemplated Bonuses and all Third Party fees and expenses, whether incurred prior to the Agreement Date or during the period from the Agreement Date until and including the Effective Time, and whether or not invoiced prior to the Effective Time, incurred by the Company or any Company Subsidiary in connection with the Merger and this Agreement and the transactions contemplated hereby and the other documentation pursuant thereto (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Company or any Company Subsidiary and any such fees incurred by Company Securityholders paid for or to be paid for by the Company or any Company Subsidiary).

“Transfer Taxes” has the meaning given to it in Section 5.9(a).

“Trigger Year” has the meaning given it in the definition of “Post-Closing Merger Consideration” in Section 1.1.

“Unaudited Financial Statements” has the meaning given to it in Section 2.7.

“Upfront Non-Contingent Holdback Payment” has the meaning given it in the definition of “Non-Contingent Holdback Consideration” in Section 1.1.

“US Approval” means the first Product Approval.

“US Approval Payment” means a one-time payment of an amount equal to $[*]; provided, that

(a) in the event that additional clinical trials (in addition to the Contemplated Trials) are approved by the Securityholders’ Representative Committee, such consent not to be unreasonably withheld or delayed, or are reasonably necessary to achieve US Approval, then the US Approval Payment shall be reduced by an amount equal to [*] of Acquiror’s actual out-of-pocket costs incurred for such additional clinical trials,

(b) in the event that the actual Development Costs incurred pursuant to the Development Agreement (not taking into account any Development Costs attributable to any additional clinical trial described in clause (a) above) exceed the Total Development Amount (not taking into account those portions of the Development Budget attributable to any additional clinical trial described in clause (a) above) by more than [*] percent ([*]%), then the US Approval Payment shall be reduced by an amount equal to (i) [*] of such excess Development Costs if such excess Development Costs are not attributable to the negligence or willful misconduct of the Company or Spinco or (ii) [*] percent ([*]%) of such excess Development Costs if such excess Development Costs are attributable to the negligence or willful misconduct of the Company or Spinco, and

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(c) the total reductions taken pursuant to (a) and (b) above, when combined with the total reductions taken in (a) and (b) of the definition of EU Approval Payment shall not be greater than $[*], and the same amount cannot be used as a reduction of in more than one of the US Approval Payment and the EU Approval Payment.

“Valid Claim” means a claim of an unexpired Issued Patent arising from Patents owned or controlled by the Company as of the effective date of the Option Agreement, to the extent such claim has not been revoked, or held invalid or unenforceable by a patent office, court or other Governmental Entity of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

“WARN Act” has the meaning given to it in Section 2.22(m).

“Western Europe” means the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and become a direct or indirect wholly owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation.”

1.3 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by Acquiror not later than the later of the date (a) [*] calendar days following the Termination Right Lapse Date and (b) [*] months following the completion of the Divestiture (provided that each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived). The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, California, or at such other location as Acquiror and the Company mutually agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

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1.4 Closing Deliveries.

(a) Acquiror Delivery. Acquiror shall deliver to the Company, at or prior to the Closing the certificate set forth in Section 6.2.

(b) Company Deliveries. The Company shall deliver, or cause to be delivered, to Acquiror, at or prior to the Closing, each of the following:

(i) The certificates, documents and other deliverables set forth in Section 6.3.

(ii) the Closing Payment Schedule completed to include all of the information specified in Section 1.21;

(iii) the Company Closing Balance Sheet dated as of not less than three (3) Business Days prior to the Closing Date;

(iv) not later than three (3) Business Days prior to the Closing Date, the Estimated Closing Statement and the accompanying certificate executed by an executive officer of the Company as contemplated by Section 1.14; and

(v) not later than three (3) Business Days prior to the Closing Date, final invoices from applicable parties reflecting the Estimated Transaction Expenses set forth in the Estimated Closing Statement and customary payoff letters and lien release documentation reasonably satisfactory to Acquiror and its counsel relating to the repayment of all Estimated Closing Indebtedness set forth in the Estimated Closing Statement and to the termination of all Encumbrances on any assets of the Company securing such Indebtedness.

1.5 Effective Time. On the Closing Date, after the satisfaction or waiver of each of the conditions set forth in Article VI, Acquiror shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law. The Merger shall become effective on the date and time on which the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger), such time being referred to herein as the “Effective Time.”

1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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1.7 Certificate of Incorporation and Bylaws.

Unless otherwise determined by Acquiror prior to the Effective Time:

(a) At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended; provided, that the name of the Surviving Corporation shall be “Mpex Pharmaceuticals, Inc.”.

(b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.8 Directors and Officers.

(a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation of the Surviving Corporation.

1.9 Conversion of Capital Stock.

(a) Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Sub, the Company or the Company Stockholders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled pursuant to Section 1.9(c)) shall be cancelled and, upon surrender in the manner provided in Section 1.11, automatically converted into the right to receive a portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any), in each case as set forth on the Closing Payment Schedule (as defined in Section 1.21)), which such Closing Payment Schedule is based upon the respective liquidation preferences, priorities of payment and other terms and conditions set forth in Section 3 of Article IV(C) of the Company Certificate of Incorporation (the “Liquidation Rights”) and otherwise subject to the terms and conditions of this Agreement, including Section 1.13 and Section 1.17 below.

(b) Capital Stock of Sub. Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

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(c) Treatment of Company Capital Stock Owned by the Company and Acquiror. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and each share of Company Capital Stock owned by Acquiror or Sub immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

1.10 Dissenters’ Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Share shall not be converted into the right to receive its portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and Post-Closing Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Share pursuant to Section 262 of Delaware Law or Chapter 13 of California Law, as applicable. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Share shall lose its status as a Dissenting Share, then any such share shall immediately be converted into the right to receive an amount per share of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and Post-Closing Merger Consideration in accordance with the Liquidation Rights as if such share never had been a Dissenting Share, and Acquiror shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.11(b) following the satisfaction of the applicable conditions set forth in Section 1.11(b), its portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and Post-Closing Merger Consideration (subject to the terms and conditions of this Agreement, including Section 1.13 and Section 1.17 below), as if such share never had been a Dissenting Share. The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law or California Law. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Notwithstanding the foregoing, to the extent that Acquiror, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any shares of Company Capital Stock held by a Company Stockholder who has properly exercised his, her or its dissenters’ rights under the Delaware Law (the “Dissenting Shares”) or (ii) incurs any Damages (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together, “Dissenting Share Payments”), Acquiror shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

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1.11 Surrender of Certificates; Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Acquiror shall designate an entity reasonably acceptable to the Company as exchange agent (the “Exchange Agent”) in connection with the Merger to receive the funds from Acquiror to which Company Securityholders shall become entitled pursuant to Section 1.9 and to receive the funds from the Exchange Agent for their applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any).

(b) Surrender of Certificates. On or after the Effective Time, Acquiror shall instruct the Exchange Agent to mail or deliver to every holder of record of Company Capital Stock whose shares of Company Capital Stock were converted pursuant to Section 1.9 into the right to receive their applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any): (i) a letter of transmittal in the form attached hereto as Exhibit B (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Capital Stock shall pass, only upon delivery to the Exchange Agent of the certificates evidencing ownership thereof (the “Certificates”) and shall contain the agreement and acknowledgment of the holder of such Certificates that such holder (A) approves this Agreement and all of the arrangements relating thereto, (B) approves the appointment of the Securityholders’ Representative Committee and (C) agrees to be bound by the indemnification provisions set forth herein in Article VIII, and (ii) instructions for effecting the surrender of the Certificates in exchange for the right to receive their applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any), in accordance with Section 1.13 and Section 1.17. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor their applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any), in accordance with Section 1.13 and Section 1.17, for each share of Company Capital Stock formerly represented by such Certificate and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.11, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive their applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any), in accordance with Section 1.13 and Section 1.17, for each share of Company Capital Stock represented by such Certificate.

(c) Transfers of Ownership. If, as a result of any transfer of a Certificate prior to the Effective Time, any cash amount payable pursuant to Section 1.9 is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

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(d) Dissenting Shares. The provisions of this Section 1.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.11 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any), in accordance with Section 1.13 and Section 1.17, to which such holder is entitled pursuant to Section 1.9 hereof.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, Acquiror, the Surviving Corporation or any party hereto shall be liable to any Company Securityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) No Further Ownership Rights in the Company Capital Stock, Company Options or Company Warrants. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock and paid or payable with respect to Company Options and Company Warrants, in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Options and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Company Options or Company Warrants which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall cause the Exchange Agent to issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, the applicable portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any) in respect of such Certificate, in accordance with Section 1.13 and Section 1.17; provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to execute an indemnification agreement in form and substance as Acquiror or the Exchange Agent may reasonably direct and/or post a bond (if required by the Exchange Agent) as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.12 Company Options and Warrants.

(a) Options. By no later than ten (10) days prior to the Effective Time, the Company shall provide written notice to each Company Optionholder in accordance with the notice requirements set forth in the Company Option Plan that each Company Option that is unexpired, unexercised and outstanding as of such time shall (subject to the consummation of the transactions contemplated by this Agreement) become fully vested (to the extent not already vested) immediately prior to the Effective Time, and each such Company Optionholder shall have the ability to exercise such Company Option prior to the Effective Time contingent upon

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the consummation of the Merger. In the event that such Company Optionholder fails to exercise their respective Company Option prior to the Effective Time, each such Company Option shall be cancelled and no consideration shall be delivered in exchange therefor. The written notice required herein will not be distributed to Company Optionholders until it has been approved by Acquiror, such approval not to be unreasonably withheld.

(b) Warrants. No Company Warrants, whether vested or unvested, shall be assumed by Acquiror in the Merger. Unless exercised prior to the Effective Time, all Company Warrants shall be cancelled and no consideration shall be delivered in exchange therefor.

(c) Withholding Rights. Acquiror, Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company Warrants and/or any Certificates such amounts in cash as Acquiror, Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

(d) Other Actions. The Company shall take all reasonable actions that may be necessary or that Acquiror reasonably requests (under any Company Option Plan or otherwise) to effectuate the provisions of this Section 1.12 and to ensure that, from and after the Effective Time, holders of Company Options or Company Warrants have no rights with respect to such Company Options or Company Warrants.

1.13 Payment of Closing Merger Consideration. On the Closing Date, Acquiror shall:

(a) Pay the amount required to satisfy all Estimated Indebtedness, as set forth on the payoff letters delivered pursuant to Section 1.4(b)(v), to the accounts of the applicable parties specified in such payoff letters;

(b) Pay the amount of any Transaction Expenses set forth on the invoices delivered pursuant to Section 1.4(b)(v) (to the extent included in Estimated Transaction Expenses) to the accounts of the applicable parties specified in such invoices, except that any Transaction Expenses relating to the Contemplated Bonuses, if any, shall instead be paid to the Company for payment by the Company through the Company’s payroll in accordance with the Company’s customary payroll procedures; and

(c) Deposit with the Exchange Agent an amount of cash equal to the Closing Merger Consideration, to be distributed by the Exchange Agent in accordance with this Agreement and as set forth on the Closing Payment Schedule.

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1.14 Pre-Closing Merger Consideration Adjustments. The Company will cause to be delivered to Acquiror, no later than three (3) Business Days prior to Closing, (i) a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of (A) the aggregate amount of Indebtedness of the Company as of the Effective Time (“Estimated Indebtedness”), (B) the Cash at the Effective Time (“Estimated Cash”), and (C) the aggregate amount of Transaction Expenses not paid prior to the Effective Time (“Estimated Transaction Expenses”), (ii) a certificate as to the preparation of the Estimated Closing Statement executed by an executive officer of the Company in the form attached hereto as Exhibit C and (iii) a calculation of the Closing Merger Consideration. The Estimated Closing Statement shall be prepared in good faith in conformity with the Accounting Principles.

1.15 Post-Closing Merger Consideration Adjustments.

(a) As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Acquiror shall prepare and deliver to the Securityholders’ Representative Committee (i) a statement (the “Closing Statement”) containing Acquiror’s determinations of (A) the aggregate amount of Indebtedness of the Company as of the Closing Date, (B) Cash as of the Closing Date and (C) the aggregate amount of Transaction Expenses not paid prior to the Closing Date and (ii) a calculation of the Net Adjustment Amount. The Closing Statement shall be prepared in good faith in conformity with the Accounting Principles. The Closing Statement shall be accompanied by a certificate as to the preparation of the Closing Statement executed by an officer of Acquiror.

(b) After receipt of the Closing Statement, the Securityholders’ Representative Committee shall have thirty (30) days to review the Closing Statement. The Securityholders’ Representative Committee and its representatives shall have reasonable access (including electronic access, to the extent available) to all relevant books and records and employees of the Company to the extent required to complete its review of the Closing Statement; provided, however, that to the extent that any work papers or similar documents prepared by accountants of Acquiror or any of its Subsidiaries are requested, the Securityholders’ Representative Committee shall execute and deliver any non-reliance or other agreements as may be requested by such accountants prior to receiving such information. Unless the Securityholders’ Representative Committee delivers written notice to Acquiror on or prior to the thirtieth (30th) day after the Securityholders’ Representative Committee’s receipt of the Closing Statement specifying in reasonable detail all disputed items and the basis therefor, the Securityholders’ Representative Committee shall be deemed to have accepted and agreed to the Closing Statement. If the Securityholders’ Representative Committee so notifies Acquiror of the Securityholders’ Representative Committee’s objection to the Closing Statement, Acquiror and the Securityholders’ Representative Committee shall, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If at the conclusion of the Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to PricewaterhouseCoopers or another firm of nationally recognized independent public accountants reasonably acceptable to Acquiror and the Securityholders’ Representative Committee (the “Neutral Auditor”). Acquiror and the Securityholders’ Representative

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Committee agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter and to abide by procedures to be mutually agreed upon by Acquiror, the Securityholders’ Representative Committee and the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be split equally between Acquiror and the Securityholders’ Representative Committee. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations or submissions by Acquiror and the Securityholders’ Representative Committee, and not by independent review, only those items still in dispute. The Neutral Auditor’s determination shall be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to Acquiror and the Securityholders’ Representative Committee, and shall be final, binding and conclusive. The term “Final Closing Statement,” as used in this Agreement, shall mean the Closing Statement delivered by Acquiror pursuant to Section 1.15(a) if the Securityholders’ Representative Committee does not deliver any written dispute thereto pursuant to Section 1.15(b), the definitive Closing Statement agreed to by the Securityholders’ Representative Committee and Acquiror in accordance with Section 1.15(b) hereof or the definitive Closing Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.15(c) (in addition to those items theretofore agreed to by Acquiror and the Securityholders’ Representative Committee), in each case prepared in conformity with the Accounting Principles.

1.16 Net Adjustment Determination and Payment.

(a) If the Net Adjustment Amount (as defined below) is positive, Acquiror shall deposit within five (5) Business Days after the determination of the Final Closing Statement with the Exchange Agent to be distributed to the Company Securityholders in accordance with the Liquidation Rights an amount equal to the amount by which such Net Adjustment Amount exceeds the Deficit Amount, plus a notional amount equal to interest on the amount of such difference from the Closing Date to the date of deposit at the rate of three percent (3%) above the then-applicable London Interbank Offered Rate as quoted in the Wall Street Journal, or, if lower, the highest rate permitted under applicable law (“Agreed Rate”). If the Net Adjustment Amount is negative, Acquiror shall be entitled to be indemnified pursuant to Article VIII (including a notional amount, if applicable, of interest determined in accordance with the Agreed Rate).

(b) As used herein, the “Net Adjustment Amount” shall mean an amount, which may be positive or negative, equal to (i) the amount by which Final Indebtedness is less than Estimated Indebtedness, plus (ii) the amount by which Cash set forth in the Final Closing Statement (“Final Cash”) is greater than Estimated Cash, minus (iii) the amount by which the Indebtedness of the Company as of the Effective Time as set forth on the Final Closing Statement (“Final Indebtedness”) is greater than Estimated Indebtedness; minus (iv) the amount by which Final Cash is less than Estimated Cash, minus (v) the amount by which the aggregate amount of Transaction Expenses not paid prior to Closing as set forth on the Final Closing Statement (“Final Transaction Expenses”) are greater than Estimated Transaction Expenses, plus (vi) the amount by which Final Transaction Expenses are less than Estimated Transaction Expenses.

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1.17 Payment of Non-Contingent Holdback Consideration and Post-Closing Merger Consideration. Subject to offset as provided in Article VIII and Section 5.9, all Non-Contingent Holdback Consideration and Post-Closing Merger Consideration payable by Acquiror pursuant to this Agreement shall be deposited with the Exchange Agent as specified in this Section 1.17, and thereafter Acquiror shall cause the Exchange Agent to promptly distribute such Non-Contingent Holdback Consideration and Post-Closing Merger Consideration to each Company Securityholder as set forth on the Closing Payment Schedule.

(a) Non-Contingent Holdback Consideration. Acquiror shall pay each of (i) the Upfront Non-Contingent Holdback Payment, (ii) the Deferred Non-Contingent [*] Payment and (iii) the Deferred Non-Contingent [*] Payment to the Exchange Agent (for distribution to the Company Securityholders) by no later than the date on which such payment becomes due and payable in accordance with this Agreement.

(b) Clinical Milestone Payment. To the extent not paid pursuant to Section 3.2 of the Option Agreement, Acquiror shall pay the Clinical Milestone Payment to the Exchange Agent (for distribution to the Company Securityholders) upon the later of (i) administration of the last dose to the last patient in the MPEX-207 Phase 3 Clinical Trial set forth in the Development Plan and (ii) January 31, 2012.

(c) Development Milestone Payment. Acquiror shall pay the Development Milestone Payment to the Exchange Agent (for distribution to the Company Securityholders) within [*] calendar days [*].

(d) EU Approval Payment. Within [*] calendar days following EU Approval, Acquiror shall concurrently (i) pay the EU Approval Payment to the Exchange Agent (for distribution to the Company Securityholders) and (ii) deliver a written notice to the Securityholders’ Representative Committee of the EU Approval (with supporting documentation).

(e) US Approval Payment. Within [*] calendar days following US Approval, Acquiror shall concurrently (i) pay the US Approval Payment to the Exchange Agent (for distribution to the Company Securityholders) and (ii) deliver a written notice to the Securityholders’ Representative Committee of the US Approval (with supporting documentation).

(f) Commercialization Payments. Within thirty (30) calendar days after a Commercialization Payment becomes due and payable in accordance with this Agreement, Acquiror shall concurrently (i) pay such Commercialization Payment(s) to the Exchange Agent (for distribution to the Company Securityholders) and (ii) deliver a written notice to the Securityholders’ Representative Committee describing the amount and the basis for the Commercialization Payment(s) concurrently paid to the Exchange Agent, including reasonable detail as to the Annual Net Sales related to such Commercialization Payment(s).

(g) Quarterly Reports and Sales Earn-Out Payments. Until the expiration of Acquiror’s obligation to make Sales Earn-Out Payments Acquiror shall (i) make quarterly Sales Earn-Out Payments to the Exchange Agent (for distribution to the Company Securityholders)

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(based upon a Calendar Year), within forty-five (45) calendar days after the end of each of the first three calendar quarters and sixty (60) days after the end of the Calendar Year and (ii) provide quarterly written reports to the Securityholders’ Representative Committee (based upon a Calendar Year) supporting the payment amount. Each such written report shall provide in reasonable detail as available to Acquiror stating for the period in question: (a) the total gross sales of the Product for the quarter and year to date by Acquiror or its Affiliates or, with respect to the United States, Canada and Western Europe, on a country-by-country basis, (b) the calculation of the Annual Net Sales for such calendar quarter and year to date, including the deductions therefrom (on a country-by-country basis), (c) a calculation of the amount of the Sales Earn-Out Payments due on such Annual Net Sales for such calendar quarter and year to date pursuant to this Agreement. In addition, for the annual report, detail on the (i) Manufacturing Cost and (ii) the [*] for purposes of adjustment to the Sales Earn-Out Percentages and (iii) a calculation of any necessary adjustment to the Sales Earn-Out Percentages resulting from the actual COGS to Annual Net Sales ratio.

(h) Quarterly Reports and Sublicensing Earn-Out Payments. Until the expiration of Acquiror’s obligation to make Sublicensing Earn-Out Payments Acquiror shall (i) make quarterly Sublicensing Earn-Out Payments to the Exchange Agent (for distribution to the Company Securityholders) (based upon a Calendar Year), within forty-five (45) calendar days after the end of each of the first three calendar quarters and sixty (60) days after the end of the Calendar Year and (ii) provide quarterly written reports to the Securityholders’ Representative Committee (based upon a Calendar Year) supporting the payment amount. Each such written report shall provide in reasonable detail as available to Acquiror stating for the period in question (a) the calculation of the Annual Sublicensing Payments (on a country-by-country basis) for such calendar quarter, and (b) a calculation of the amount of the Sublicensing Earn-Out Payments due for such calendar quarter.

(i) Foreign Currency. Any amounts denominated in non-US$ shall be converted to US dollars in accordance with Acquiror’s current accounting practices.

(j) Methods of Payments. All payments due from Acquiror under this Section 1.17 shall be paid in U.S. dollars by wire transfer to a bank in the United States designated in writing by the Exchange Agent.

(k) Accounting. Acquiror agrees to keep full, clear and accurate records for a maximum period of three (3) years after the relevant payment is owed pursuant to this Section 1.17, setting forth the sales and other dispositions, the Manufacturing Costs and the [*], of the Product sold or otherwise disposed of in sufficient detail to enable the calculation of the COGS, the Commercialization Payments and the Earn-Out Payments. Acquiror further agrees, upon not less than sixty (60) calendar days’ prior written notice, to permit the books and records relating to such three (3)-year period to be examined by an independent accounting firm that is selected by the Securityholders’ Representative Committee and reasonably acceptable to Acquiror and that enters into a confidentiality agreement with Acquiror with respect thereto, for the purpose of verifying reports provided by Acquiror under this Section 1.17. Such audit shall not be performed more frequently than once per Calendar Year, shall not include any books and records that were previously audited pursuant to this Section 1.17(f) and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and

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completeness of all financial, accounting and numerical information and calculations provided under this Agreement. Such examination is to be made at the expense of the Securityholders’ Representative Committee, except in the event that the results of the audit reveal an underpayment of the Commercialization Payments or the Earn-Out Payments under this Agreement of seven and one-half percent (7.5%) or more over the period being audited, in which case reasonable audit fees charged by the independent accounting firm for such examination shall be paid by Acquiror. When calculating Annual Net Sales and Annual Sublicensing Payments, the amount of such sales in foreign currencies shall be converted into U.S. dollars using the standard methodologies employed by Acquiror for consolidation purposes. Acquiror shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Annual Net Sales and Annual Sublicensing Payments for the period covered under the report.

(l) Late Payments. In addition to any other applicable rights and remedies, all Non-Contingent Holdback Consideration and Post-Closing Merger Consideration that is not paid by Acquiror to the Exchange Agent within the applicable time period set forth herein shall accrue interest at the rate of three percent (3%) above the then-applicable London Interbank Offered Rate as quoted in the Wall Street Journal, or, if lower, the highest rate permitted under applicable law.

1.18 Rights Transferable. Following the Effective Time, the rights of the Company Securityholders as of the Effective Time shall be freely assignable or otherwise transferable in compliance with applicable laws; provided, that any Company Securityholder shall provide notice (including the details thereof) to Acquiror, the Exchange Agent and the Securityholders’ Representative Committee in connection with any such transfer.

1.19 Tax Consequences. The Parties intend the Merger to be a taxable disposition of the Company Capital Stock (including Certificates), Company Options and Company Warrants by the Company Securityholders.

1.20 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any Company Subsidiary, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or such Company Subsidiary or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.21 Closing Payment Schedule. The Company shall prepare and deliver to Acquiror, by no later than three (3) Business Days prior to Closing, a spreadsheet (the “Closing Payment Schedule”), certified as complete and accurate by an executive officer of the Company in the form attached hereto as Exhibit D, which Closing Payment Schedule shall accurately set

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forth all of the following information, as of the Closing Date and immediately prior to the Effective Time: (a) the names of all the Company Securityholders and their respective addresses; (b) the number, class and series of Company Capital Stock held by, or subject to the Company Options and Company Warrants held by, such Persons, (c) the exercise price per share in effect for each Company Option (and amount of cash required to be deducted and withheld from such Persons for Taxes); (d) the exercise price per share in effect for each Company Warrant (and amount required to be deducted and withheld from such Persons for Taxes); (e) the aggregate Liquidation Rights payment which each such holder of Company Preferred Stock is eligible to receive, (f) each Company Securityholder’s respective portion of the Closing Merger Consideration (determined in accordance with Section 1.9(a), Section 1.12(a) and Section 1.12(b) and taking into account the Liquidation Rights), (g) each Company Securityholder’s respective portion of the Non-Contingent Holdback Consideration (determined in accordance with Section 1.9(a), Section 1.12(a) and Section 1.12(b) and taking into account the Liquidation Rights) with respect to all potential payments of the Non-Contingent Holdback Consideration hereunder, (h) each Company Securityholder’s respective portion of the of the Post-Closing Merger Consideration, if any (determined in accordance with Section 1.9(a), Section 1.12(a) and Section 1.12(b) and taking into account the Liquidation Rights) with respect to all potential payments of the Post-Closing Merger Consideration hereunder and (i) the amount to be contributed to the Reserve on behalf of each Company Securityholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to Acquiror and Sub the representations and warranties contained in this Article II, as of the Termination Right Lapse Date, subject to such exceptions as are disclosed in the final disclosure schedule of the Company (referencing the appropriate section and paragraph numbers) to be delivered in accordance with Section 2.3 of the Option Agreement, provided, however, that any disclosure made therein shall apply to another section or paragraph without repetition only where it is reasonably apparent on the face of such disclosure that the disclosure would be applicable to such other section or paragraph, which is attached hereto as Schedule A and incorporated herein by this reference (the “Disclosure Schedule”).

2.1 Organization of the Company and Company Subsidiaries. Each of the Company and Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power, governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or licensing necessary, except where the failure to be so qualified and licensed or in good standing has not had and will not have a Material Adverse Effect. The Company has made available to Acquiror (a) a true and correct copy of the Company Certificate of Incorporation and the Company Bylaws, as amended to date, each in full force and effect on the Termination Right Lapse Date (collectively,

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the “Charter Documents”), and (b) the equivalent organizational documents for each Company Subsidiary, each as amended to date. The Company is not in violation of any of the provisions of the Company Charter Documents and no Company Subsidiary is in violation of its equivalent organizational documents. Section 2.1 of the Disclosure Schedule lists the names of each director and the name and title of each officer of the Company and of each of Company Subsidiary as of the Termination Right Lapse Date. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company or any Company Subsidiary has employees or facilities.

2.2 Company Capital Structure.

(a) The authorized capital of the Company consists of (i) [*] shares have been designated Series C-3 Preferred Stock and 56,338,028 shares have been designated Series D Preferred Stock. The rights, privileges and preferences of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock are as stated in the Company Certificate of Incorporation. The number of issued and outstanding shares of Company Common Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock as of the Termination Right Lapse Date is set forth on Section 2.2(a) of the Disclosure Schedule. The conversion prices or ratios with respect to the Company Preferred Stock also are set forth on Section 2.2(a) of the Disclosure Schedule.

(b) Section 2.2(b) of the Disclosure Schedule sets forth, as of the Termination Right Lapse Date, (i) the name of each Person that is the registered owner of any shares of Company Capital Stock and the number and class or series of such shares so owned by such Person, (ii) the name of each Person that is the registered owner of any Company Warrants and the number of shares of Company Capital Stock are subject to such Company Warrants so owned by such Person, and (iii) a list of all holders of outstanding Company Options, including (A) the number of shares of Company Common Stock subject to each such Company Option, (B) the exercise price for each such Company Option, (C) whether each such Company Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code) or a nonqualified stock option, (D) the grant date of each such Company Option and (E) the vesting schedule for each such Company Option. Other than as set forth on Section 2.2(b) of the Disclosure Schedule, no Person holds any interest in any security or securities of the Company.

(c) As of the Termination Right Lapse Date, except for (A) the conversion privileges of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock, (B) the rights provided in Section 4 of the Investor Rights Agreement, (C) warrants to purchase up to [*] shares of Series B Preferred Stock, (D) currently outstanding Company Options to purchase the number of shares of Company Common Stock set forth on Section 2.2(c) of the Disclosure Schedule, which Company Options have been granted to employees, consultants or directors of the Company or a Company Subsidiary pursuant to the Company’s Option Plan, and (E) a reservation of the additional number of shares of Company Common Stock set forth on Section 2.2(c) of the Disclosure Schedule for direct issuances or purchase upon exercise of Company Options to be

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granted in the future under the Company Option Plan, (1) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (2) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as set forth on Section 2.3(c) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understanding to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting, registration, transfer or other disposition (including, without limitation, rights of first refusal, rights of co-sale) of shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary. No Company Stockholder, and no Affiliate of any Company Stockholder, is indebted to the Company, and the Company is not indebted to any Company Stockholder or any Affiliate thereof, other than for payment of employee salaries and expense reimbursements incurred in the Ordinary Course of Business.

(d) All issued and outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the conversion of Company Preferred Stock or the exercise of Company Options or Company Warrants, when issued in accordance with the applicable security, will be, duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances in respect thereof. All issued and outstanding shares of Company Capital Stock, Company Options and Company Warrants were issued in compliance with all applicable state and federal securities Legal Requirements and in accordance with the requirements of any Contracts to which the Company is a party. The outstanding shares of Company Capital Stock have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

(e) The Company has made available to Acquiror accurate and complete copies of the Company Option Plan, the Company’s standard form of stock option agreement and all exercise documentation relating to Company Options and all agreements relating to the Company Warrants and any other subscription rights, warrants, options, convertible securities, or any other rights (contingent or otherwise) to purchase or acquire securities of the Company obligate the Company to issue securities. No Company Option has been granted pursuant to an agreement that deviates in any material respect from the standard form of stock option agreement attached as an exhibit to the Company Option Plan and provided to Acquiror, except for the Company Option granted pursuant to the Stock Option Agreement, dated as of [*], between the Company and [*]. Neither the Company Option Plan nor any such agreements and exercise documentation have been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Company Option Plan and agreements, in any case from the form made available to Acquiror. Section 2.2(e) of the Disclosure Schedule identifies all Company Options or any other subscription rights, warrants, options, convertible securities, or any other rights (contingent or otherwise) to purchase or acquire securities of the Company obligate the Company to issue securities that have been offered in connection with any employee or consulting agreement but that, as of the Termination Right Lapse Date, have not been issued or granted. Except as set forth on Section 2.2(e) of the Disclosure Schedule, no Company Option is held by a Person residing or domiciled outside of the United States.

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(f) The Company does not have the right nor is the Company under any obligation, nor is the Company bound by any Contract pursuant to which it may have the right or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock, Company Options, Company Warrants, or any other securities of the Company.

(g) The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of the Company, other than Company Options forfeited by employees or consultants of the Company or capital stock repurchases from employees or consultants of the Company in each case in connection with the termination of their service with the Company. All such securities so reacquired by the Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(h) The manner in which Company Options and Company Warrants are to be treated in connection with the Merger as provided in Section 1.12 is acknowledged, represented and warranted by the Company to be permissible under all applicable Legal Requirements, under the terms of the Company Option Plan, under the terms of all stock option agreements pursuant to which any Company Options have been granted or are otherwise outstanding or under the terms of all Company Warrants and any related agreements, if any, and does not require the Consent of any Company Optionholder, Company Warrantholder or any other Person.

2.3 Subsidiaries. Except as set forth on Section 2.3 of the Disclosure Schedule, the Company does not have any Subsidiaries or affiliated companies and does not otherwise own or control any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company does not, directly or indirectly, own any ownership, equity or voting interest in any other corporation, limited liability company, partnership, association, joint venture or other business entity, nor does it have any agreement or commitment to purchase any such interest. There are no other corporations, limited liability companies, partnerships, associations, joint ventures or other business entities that the Company is required or permitted to consolidate for financial reporting purposes under GAAP. The Company has not agreed nor is the Company obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any investment in or capital contribution to any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At a meeting duly called and held, the Board of Directors of the Company has (a) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to and in the best interests of the

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Stockholders, (b) approved the Merger and approved and adopted this Agreement and the transactions contemplated hereby, and (c) resolved to recommend approval of the Merger and approval and adoption of this Agreement and the transactions contemplated thereby by the Stockholders. The Stockholder Approval is the only approval of holders of Company Capital Stock that is necessary to consummate the Merger and the transactions contemplated thereby under Delaware Law and the Charter Documents. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 No Conflict. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any obligation or loss of any benefit, result in the creation or imposition of any Lien or Encumbrance (other than Permitted Encumbrances) under or impair any material rights of the Company or any Company Subsidiary or alter any material rights or obligations of a Third Party under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (b) any Material Contract or (c) any Legal Requirement applicable to the Company or any Company Subsidiary other than the HSR Act and other than Legal Requirements where such Conflict would not reasonably be expected to be material to the operation of the business of the Company or any Company Subsidiary.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required with respect to, the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) such filings, notifications, approvals, authorizations, clearances, consents, permits, waivers, actions, or non-actions as may be required to be made or obtained in connection with the Merger under the HSR Act or applicable foreign Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (d) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such notifications, registrations, declarations or filings would not reasonably be expected to be material to the operation of the business of the Company. Section 2.6 of the Disclosure Schedule identifies those Contracts that require the consent or approval of Third Parties to the transactions contemplated by this Agreement.

2.7 Company Financial Statements. The Company has made available to Acquiror its audited balance sheets, statements of operations, statements of cash flows, statements of

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stockholders’ equity and financial statements (collectively, the “Audited Financial Statements”) for each of the two fiscal years prior to the Delivery Date and its unaudited balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) as at and for the interim period between December 31st of the last full fiscal year and the last day of the last full calendar month immediately preceding the Delivery Date (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP (except that the Unaudited Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the consolidated financial condition, operating results and cash flow of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Financial Statements. The Company maintains standard systems of accounting that are adequate for its business. There are no (and there have not at any time been any) securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected or maintained in effect by the Company. The Company maintains books and records reflecting its assets and liabilities that are accurate and complete and maintains adequate internal accounting controls so that: (a) transactions are entered into only with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company (including, without limitation, the Financial Statements) and to maintain accountability for the assets and liabilities of the Company; (c) access to the assets of the Company is permitted only in accordance with management’s authorization; (d) the reporting of the assets and liabilities of the Company is compared with existing assets and liabilities at regular intervals; and (e) all assets, liabilities, rights, obligations and transactions are recorded accurately.

2.8 No Undisclosed Liabilities. Except for obligations of future performance arising in the Ordinary Course of Business under Contracts of the Company, neither the Company nor any of Company Subsidiary has any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined or matured which, individually or in the aggregate, (a) has not been reflected in the Financial Statements, (b) has not arisen in the Ordinary Course of Business consistent with past practices since the Balance Sheet Date or (c) have been incurred under this Agreement or in connection with the transactions contemplated hereby. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

2.9 No Changes. Except as expressly contemplated by this Agreement, since the Balance Sheet Date and the Termination Right Lapse Date, the Company has primarily been operated for the purpose of assisting Acquiror in obtaining the US Approval. Except for transactions specifically contemplated in this Agreement or as expressly set forth in Section 2.9 of the Disclosure Schedule, since the Balance Sheet Date; (1) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect; (2) there has not been any material loss, damage or destruction to, or any material

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interruption in the use of, any of the material assets of the Company (whether or not covered by insurance); and (3) neither the Company nor any of its officers, directors, employees, partners, accountants, auditors, attorneys, advisors, representatives and other agents (on behalf of the Company) has:

(a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business;

(b) forgiven or canceled any indebtedness or waived any claims or rights (including any indebtedness owing by any Company Securityholder, officer, director, employee or Affiliate of the Company);

(c) granted any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant, except in such case as granted to employees in the Ordinary Course of Business;

(d) borrowed or agreed to borrow any funds, or, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any indebtedness for borrowed money in excess of $[*] individually or in excess of $[*] in the aggregate, except liabilities that are incurred in the Ordinary Course of Business, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(e) paid, discharged or satisfied any material claims or liabilities other than the payment, discharge or satisfaction in the Ordinary Course of Business of claims and liabilities reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement since the Balance Sheet Date, or prepaid any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(f) permitted or allowed any of its property or assets to be subjected to any Lien or Encumbrance (other than Permitted Encumbrances), except in the Ordinary Course of Business;

(g) purchased or sold, transferred or otherwise disposed of any of its material properties or assets other than in the Ordinary Course of Business;

(h) disposed of or permitted to lapse any rights to the use of any Proprietary Right, disposed of any Proprietary Right or disclosed a Proprietary Right to any Person without obtaining a commercially reasonable confidentiality agreement from such Person with respect to any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

(i) made any single capital expenditure or commitment in excess of $[*] for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $[*] for additions to property, plant, equipment or intangible capital assets;

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(j) made any change in accounting methods or practices or internal control procedures or become aware of any material misstatements or significant deficiencies or material weaknesses in internal control;

(k) other than pursuant to the exercise of Company Options, issued any capital stock or other securities or any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents, rights of first refusal or offer, preemptive rights or other rights, agreements, arrangements or commitments (contingent or otherwise and whether or not immediately exercisable) of any character issued, granted, authorized or assumed by the Company or by which the Company is bound relating to all or any portion of the issued or unissued capital stock of the Company or obligating the Company to issue or grant, authorize or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests or similar interests in, the Company,

(l) declared, paid or set aside for payment any dividend or other distribution in respect of Company Capital Stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of Company Capital Stock, Company Options, Company Warrants or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets, in compensation or reimbursement of expenses, indebtedness or otherwise, other than pursuant to the exercise of Company Options and payments of compensation or reimbursement of expenses in the Ordinary Course of Business;

(m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, any of stockholders of the Company, any Affiliate thereof or the officers, directors or employees of the Company, except compensation paid to directors, officers and employees in the Ordinary Course of Business consistent with past practice and except for advances and reimbursements for travel and other business-related expenses incurred in the Ordinary Course of Business consistent with past practice; or

(n) agreed or committed, whether in writing or otherwise, to take any action described in this Section 2.9.

2.10 Banks Accounts; Accounts Receivable. The Company has made available to Acquiror an accurate, true and correct list of all accounts receivable of the Company and its Company Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice. Section 2.10 of the Disclosure Schedule sets forth accurate and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, and the balances as of the Delivery Date. Section 2.10 of the Disclosure Schedule sets forth an accurate and complete list as of the Termination Right Lapse Date of all loans and advances made by the Company to any current or former employee (including any officer), consultant, independent contractor or director of the Company or any Person under common control with the Company within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations thereunder, other than routine travel advances other customary business expense reimbursements made to employees in the Ordinary Course of Business.

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2.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” (or collectively, “Taxes”) means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, recapture, employment, excise and property taxes as well as social security charges (including but not limited to Medicare taxes, health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company and the Company Subsidiaries (a) have prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all material Taxes of the Company (including the Company’s Subsidiaries) and such Returns are true and correct in all material respects and have been or will be completed in accordance with all applicable Legal Requirements (b) will prepare and timely file all Returns required to be filed by the Company or a Company Subsidiary prior to the Closing Date, and when filed, such Returns shall be true and correct in all material respects and will be completed in accordance with all applicable Legal Requirements, (c) have timely paid in full all Taxes that the Company or a Company Subsidiary is required to pay except for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the Financial Statements and (d) will timely pay in full all Taxes that the Company or a Company Subsidiary is required to pay prior to the Closing Date. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Returns that the Company or any Company Subsidiary is or may be subject to taxation in that jurisdiction. There are (and immediately following the Effective Time there will be) no security interests or other Liens on any of the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, other than Permitted Encumbrances.

(ii) The Company and each Company Subsidiary has withheld or paid to the appropriate authorities, with respect to its Employees, stockholders and other Third Parties, all Taxes required to be so withheld or paid, including, without limitation, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, such as taxes and fees under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, and has complied in all material respects with all associated reporting and recordkeeping requirements.

(iii) Neither the Company nor any of the Company Subsidiaries has executed any waiver of any statute of limitations on or agreed to or requested any extension of the period for the assessment or collection of any material Tax which such waiver or extension is currently in effect.

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(iv) No audit or other examination of any Return of the Company or any of the Company Subsidiaries is currently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) Neither the Company nor any of the Company Subsidiaries had as of the Balance Sheet Date any liabilities for unpaid Taxes which were not reserved on the Financial Statements. The Company has not incurred any Tax liability since the Balance Sheet Date other than in the Ordinary Course of Business.

(vi) The Company has provided or made available to Acquiror or its legal counsel copies of all Returns for the Company and the Company Subsidiaries filed after December 31, 2004.

(vii) None of the assets of the Company or any of the Company Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(viii) Neither the Company nor any of the Company Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return other than an affiliated group consisting of the Company and the Company Subsidiaries, (b) ever been a party to any Tax sharing, indemnification or allocation agreement and (c) ever been subject to any liability for the Taxes of any Person (other than Company or the Company Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement). Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(ix) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(xi) Neither the Company nor any Company Subsidiary has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Legal Requirement by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing, nor does the Company or any Company Subsidiary have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or such Company Subsidiary.

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(xii) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company or any Company Subsidiary.

(xiii) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law).

(xiv) There is no agreement, plan, arrangement or other Contract covering any current or former employee (including any officer), consultant, independent contractor or director of the Company or any Person under common control with the Company (within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations thereunder) that, individually or collectively, could give rise directly or indirectly to the payment of any amount or the provision of any benefit that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(xv) Neither the Company nor any Company Subsidiary will be required to include in its taxable income in a period after the Closing Date any amount that is attributable to (a) a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law, (b) the Company or any Company Subsidiary being, or ceasing to be, part of an Affiliated Group or (c) any prepaid amount received or other transaction or event that occurred prior to the Closing Date, other than amounts, transactions or events occurring in the Ordinary Course of Business for which the applicable income amount or Tax liability is reflected on the Financial Statements.

(xvi) Neither the Company nor any Company Subsidiary has ever engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country, and neither the Company nor any Company Subsidiary is required to file Returns or pay Taxes in a country other than the United States.

(xvii) None of the Company Subsidiaries is organized under the laws of any jurisdiction outside the United States.

(xviii) Section 2.11(b)(xviii) of the Disclosure Schedule lists all tax holidays and similar tax benefits which have current applicability to the Company and each Company Subsidiary. The Company and each Company Subsidiary is currently in compliance with the requirements for all such tax holidays and similar tax benefits, and have been in compliance since such holiday or benefit was originally claimed by such entity.

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(c) Section 409(A). No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company or any of the Company Subsidiaries are subject to the requirements of Section 409A of the Code or is not in material compliance with Section 409A of the Code.

2.12 Business Activities.

(a) Other than as set forth on Section 2.12(a) of the Disclosure Schedule, there is no Contract to which the Company or any of the Company Subsidiaries is a party which has the effect of prohibiting or imposing any restriction on the right or ability of the Company or any of the Company Subsidiaries (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any reason as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, (F) to transact business or deal in any other manner with any other Person, or (G) otherwise to engage in any line of business related to the Product.

(b) Neither the Company nor any of the Company Subsidiaries is currently engaging or plans to engage in any research, development or commercialization efforts directed to products that contain fluoroquinolone for inhaled or oral use.

2.13 Title to Properties.

(a) The Company does not own, or have an interest in, any real property other than the leasehold interests described on Section 2.13(a) of the Disclosure Schedule, which contains an accurate and complete list of all leases of real property currently being used by the Company.

(b) The Company has provided Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or other Contracts granting a right in or relating to all real property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company has not received any notice of a default with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets (tangible or intangible), real, personal and mixed, necessary for the conduct of its business (including, without limitation, real property set forth on Section 2.13(a) of the Disclosure Schedule, free and clear of any Liens or Encumbrances (except for Permitted Encumbrances), except for Encumbrances related to Taxes not yet due and payable. Each Lease Agreement is valid, binding and enforceable in accordance with its terms against the Company and, to the knowledge of the Company, the other parties thereto and against any other Person with an interest in such real property, the Company has performed in all

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material respects all obligations imposed on it thereunder, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party. Except as set forth on Section 2.13(a) of the Disclosure Schedule, the Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the real property or personal property set forth on Section 2.13(a) of the Disclosure Schedule.

(d) The Company owns, and has good, valid and marketable title, free and clear of any Encumbrances (except for Permitted Encumbrances), to all material assets owned by it, including: (i) all assets reflected on the Financial Statements (other than any assets sold after the Balance Sheet Date in the Ordinary Course of Business); and (ii) all other material assets reflected in the books and records of the Company as being owned by the Company.

2.14 Intellectual Property.

(a) Definitions. For purposes of this Section 2.14, all references to the Company shall be deemed to include the Company and any of the Company Subsidiaries. Additionally, for purposes of this Agreement, the following terms shall be defined as follows:

(i) “Company Licensed Proprietary Rights” means Proprietary Rights owned by any Person other than the Company that are licensed to the Company or any Company Subsidiary.

(ii) “Company Owned Proprietary Rights” means Proprietary Rights owned by the Company or any Company Subsidiary.

(iii) “Company Proprietary Rights” means the Company Owned Proprietary Rights and the Company Licensed Proprietary Rights.

(iv) “Copyrights” means all copyrights, copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, Moral Rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties.

(v) “IP Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or

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otherwise (including without limitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(vi) “Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Entity, including without limitation design patents.

(vii) “Moral Rights” means collectively, rights of attribution, integrity and to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights of paternity or integrity, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

(viii) “Off-the-Shelf Software” means any software that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee less than $[*] and that was obtained by the Company or any Company Subsidiary in the ordinary course of business.

(ix) “Patents” means the Issued Patents and the Patent Applications.

(x) “Patent Applications” means all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

(xi) “Proprietary Rights” means any and all of the following in any country to the extent that such are valid and enforceable: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets, (vii) all other ideas, inventions, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

(xii) “Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Entity.

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(xiii) “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Entity.

(xiv) “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

(xv) “Trademarks” means all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.

(b) Disclosure of Certain Company Proprietary Rights. Section 2.14(b) of the Disclosure Schedule lists the following with respect to the Company Proprietary Rights:

(i) Disclosure of Patents. Section 2.14(b)(i)(A) of the Disclosure Schedule lists all of the Patents owned by the Company or any Company Subsidiary, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Section 2.14(b)(i)(B) of the Disclosure Schedule lists all of the Patents in which the Company or any Company Subsidiary has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Company or any Company Subsidiary, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by the Company or any Company Subsidiary, provided however, such list need not include Patents licensed to the Company or any Company Subsidiary under an agreement which does not specifically list the Patents being licensed.

(ii) Disclosure of Trademarks. Section 2.14(b)(ii)(A) of the Disclosure Schedule lists all of the Registered Trademarks and domain names and domain name registrations owned by the Company or any Company Subsidiary, setting forth in each case the jurisdictions in which Registered Trademarks and domain names and domain name registrations have been registered and applications for registration have been filed and all other Trademarks owned by the Company or any Company Subsidiary used in connection with the Product or in the conduct of the Company’s business.

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Section 2.14(b)(ii)(B) of the Disclosure Schedule lists all of the Registered Trademarks, all other Trademarks and all domain names used in connection with the Product or in the conduct of the Company’s business in each case in which the Company or any Company Subsidiary has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by the Company or any Company Subsidiary, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by the Company or any Company Subsidiary.

(iii) Disclosure of Registered Copyrights. Section 2.14(b)(iii)(A) of the Disclosure Schedule lists all of the Registered Copyrights owned by the Company or any Company Subsidiary, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed, and lists all Company owned software, middleware and firmware distributed by the Company or any Company Subsidiary. Section 2.14(b)(iii)(B) of the Disclosure Schedule lists all of the Registered Copyrights in which the Company or any Company Subsidiary has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by the Company or any Company Subsidiary and other than in Off-the-Shelf Software, setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for Copyright registration have been filed, and the nature of the right, title or interest held by the Company or any Company Subsidiary, provided, however, such list need not include Registered Copyrights licensed to the Company or any Company Subsidiary in an agreement which does not specifically identify the Copyrights as being Registered Copyrights.

(c) Ownership of and Right to Use Proprietary Right; No Encumbrances. The Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all IP Encumbrances, (i) all of the Company Owned Proprietary Rights identified in Sections 2.14(b)(i)(A), 2.14(b)(ii)(A) and 2.14(b)(iii)(A) of the Disclosure Schedule, (ii) except for Copyrights in Off-the-Shelf Software licensed to the Company and Copyrights licensed to the Company as disclosed in the Disclosure Schedule, all Copyrights in software, middleware, firmware and other works of authorship used or distributed by the Company, and (iii) all Trade Secrets used by the Company in the conduct of its business other than those Trade Secrets included in the Company Licensed Proprietary Rights. The Company and the Company Subsidiaries have a valid, legally enforceable right to use, license, practice and otherwise exploit all Company Licensed Proprietary Rights identified in Sections 2.14(b)(i)(B), 2.14(b)(ii)(B), and 2.14(b)(iii)(B) of the Disclosure Schedule and all other Proprietary Rights used by the Company or any Company Subsidiary, other than those owned by the Company or any Company Subsidiary (including without limitation interest acquired through a license or other right to use). The Company and the Company Subsidiaries have sufficient right, title and interest in and to Company Proprietary Rights necessary to conduct the business of the Company in substantially the same manner as currently conducted or as currently proposed to be conducted by the Company, including the development, manufacture and sale of the Product on a worldwide basis in accordance with the current plans of the Company (A) with no payment obligations to any Person or with respect to any Company Proprietary Rights other than as set forth in any license

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agreement listed in Section 2.14(c) of the Disclosure Schedule and (B) to the Company’s Knowledge, without infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Proprietary Rights of any other Person.

(d) Agreements Related to Company Proprietary Rights. Section 2.14(d) of the Disclosure Schedule lists all oral and written contracts, agreements, licenses and other arrangements relating to the Company Proprietary Rights or the Product, as follows:

(i) Disclosure of Proprietary Rights Agreements. Section 2.14(d)(i) of the Disclosure Schedule lists any agreement, contract, license or other arrangement (A) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute the Product, with or without the right to sublicense the same; (B) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any Company Owned Proprietary Rights, with or without the right to sublicense the same, granted by the Company or any Company Subsidiary or granted to the Company or any Company Subsidiary (other than licenses granted to the Company or any Company Subsidiary for Off-the-Shelf Software); (C) regarding joint development of any products, the Product or Proprietary Rights; (D) by which the Company or any Company Subsidiary grants any ownership right or title to any Proprietary Rights or by which the Company or any Company Subsidiary is assigned or granted an ownership interest in any Proprietary Rights other than agreements with employees and contractors that assign or grant to the Company or any Company Subsidiary ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; (E) under which the Company or any Company Subsidiary grants or receives an option or right of first refusal relating to any Proprietary Rights; and (F) limiting the Company’s or any Company Subsidiary’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Company Proprietary Rights or the Product, including without limitation any covenant not to compete;

(ii) Royalties. Other than the [*], neither the Company nor any Company Subsidiary has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Company Proprietary Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing of the Product;

(iii) Indemnification. Neither the Company nor any Company Subsidiary has entered into any contract, agreement, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights, other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Company’s business; copies of such indemnification provisions have been made available to Acquiror or its counsel;

(iv) No Breach. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any other Person is in breach of any contract,

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agreement, license or other arrangement described in this Section 2.14(d) and neither the Company nor any Company Subsidiary has notified any Person and no Person has notified the Company of any such breach.

(e) No Third Party Rights in Company Proprietary Rights.

(i) No Joint Ownership. The Company does not jointly own, license or claim any right, title or interest with any other Person of any Company Owned Proprietary Rights. Except as included as part of the relationship with [*] and as set forth on Section 2.14(e) to the Disclosure Schedule, no Person other than the Company owns, licenses or, to the Company’s Knowledge, claims any right, title or interest in any Proprietary Right that covers the Product or its manufacture or use.

(ii) No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any Company Subsidiary has any right, title or interest in, to or under any Proprietary Rights related to the Product that have not been either (a) irrevocably assigned or transferred to the Company or any Company Subsidiary or (b) licensed (with the right to grant sublicenses) to the Company or any Company Subsidiary under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii) No Challenges. Neither the Company nor any Company Subsidiary has received any notice from any Person of any challenge or threatened challenge, nor is there any pending proceeding, or, to the Company’s Knowledge, are there any facts which could give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) the Company’s or any Company Subsidiary’s right, title or interest in, to or under the Company Proprietary Rights, (b) any contract, agreement, license or and other arrangement under which the Company or any Company Subsidiary receives any right, title or interest under the Company Proprietary Rights or restricts in any material respect the use, manufacture, transfer, sale, delivery or licensing by the Company or any Company Subsidiary of any Company Proprietary Rights or Proprietary Right related the Product, or (c) the validity, enforceability or claim construction of any Patents.

(iv) No Restrictions. Neither the Company nor any Company Subsidiary is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Company Proprietary Rights by the Company or any Company Subsidiary, the use, manufacture, transfer, sale, importation or licensing of the Product, or which might affect the validity, use or enforceability of any Company Proprietary Rights.

(v) No Infringement by Other Persons. No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned Proprietary Right or, to the Company’s Knowledge, any Company Licensed Proprietary Right that is exclusively licensed to the Company. There is no unauthorized use, disclosure or misappropriation of the Company Proprietary Rights by any Person, including without limitation any

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current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any Company Subsidiary. Section 2.14(e)(v) of the Disclosure Schedule accurately identifies in all material respects each written or electronic communication or correspondence that has been sent or otherwise delivered by or to any party to a Contract listed or required to be listed in Section 2.14(d) of the Disclosure Schedule, or any officers, directors, employees, partners, accountants, auditors, attorneys, advisors, representatives and other agents of any such other party to such a Contract, regarding any actual, alleged or suspected infringement or misappropriation of any Company Proprietary Right and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(vi) Copyrights and Trademarks. All Registered Copyrights, Registered Trademarks and domain names owned by the Company or any Company Subsidiary and all Registered Copyrights, Registered Trademarks and domain names exclusively licensed to the Company or any Company Subsidiary (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto in any jurisdictions in which such procedures are available nor does there exist any fact that could lead to any such opposition.

(vii) Proceedings. There are no claims or actions, suits, litigation, arbitration, proceedings (including any civil, criminal, administrative, investigative or appellate proceeding), hearings, inquiries, audits, examinations or investigations commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel asserting that: (A) any Person bound by a Contract affecting or relating to the protection or disclosure of the Company Proprietary Rights has breached such Contract; (B) any Person has acquired, disclosed or misused Company Proprietary Rights, Trade Secrets or the Product in violation of any such Contract; or (C) any Person has acquired, disclosed or misused Company Proprietary Rights, Trade Secrets or the Product in violation of any Legal Requirement.

(f) Patents. Neither the Company nor any Company Subsidiary has received any notice of any inventorship challenge, interference, invalidity or unenforceability with respect to Patents included in the Company Proprietary Rights.

(g) No Infringement by the Company.

(i) To the best of the Company’s Knowledge, neither the conduct of the Company’s businesses as conducted on and prior to the Termination Right Lapse Date nor as proposed to be conducted by the Company infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. Neither the Company nor any Company Subsidiary has received

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notice from any Person regarding an asserted or threatened claim, nor to the Company’s Knowledge are there any facts which could give rise to a claim nor has the Company or any Company Subsidiary received any notification, that the business of the Company infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary requires a license to any of Person’s Proprietary Rights. No claim or adversarial action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel has been made, brought or threatened against the Company or any Company Subsidiary, an employee of the Company or any Company Subsidiary, or any other Person identified or required to be identified on Section 2.14 of the Disclosure Schedule (A) involving any Company Proprietary Right or (B) asserting that the Company or any Company Subsidiary, an employee of the Company or any Company Subsidiary or any other Person has breached any Contract affecting or relating to the protection or disclosure of the Product, or otherwise improperly disclosed, acquired or misused a trade secret, that, if adversely determined, could reasonably be expected to materially and adversely affect the development, manufacturing, use, distribution or sale of the Product.

(ii) With respect to the Product and the Proprietary Rights embodied in the Product: (A) neither the Company nor any Company Subsidiary has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Proprietary Right of any other Person, and (B) none of the parties to any of the Contracts listed or required to be listed in Section 2.14(d) to the Disclosure Schedule has, pursuant to such Contract, with respect to their activities related to the Company or any Company Subsidiary or the Product, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Proprietary Right of any other Person. Neither the Company nor any Company Subsidiary has received any notification that the Product (or the Proprietary Rights embodied in the Product) or the business of the Company infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person.

(h) Trademarks and Copyrights. There does not exist any material fact with respect to the Trademarks included in the Company Proprietary Rights that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Trademarks invalid or unenforceable. The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain Trademarks in which the Company or any Company Subsidiary has any right, title or interest and otherwise to maintain and protect the full value of all such Trademarks. There does not exist any material fact with respect to any Copyrights included in the Company Proprietary Rights that would (i) preclude the issuance of any Registered Copyright from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

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(i) Trade Secrets. The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company or any Company Subsidiary has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Neither the Company nor any Company Subsidiary has disclosed any Trade Secrets in which the Company or any Company Subsidiary has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by the Company or any Company Subsidiary has been pursuant to the terms of a written agreement between the Company or any Company Subsidiary and the owner of such Trade Secret, or is otherwise lawful. Neither the Company nor any Company Subsidiary has received any notice from a Third Party that there has been an unauthorized use or disclosure of any Company Trade Secrets. No Person that has received any Trade Secrets from the Company or any Company Subsidiary has refused to provide to the Company or any Company Subsidiary, after the Company’s or any Company Subsidiary’s request therefore, a certificate of return or destruction of any documents or materials containing Company Trade Secrets.

(j) Employee and Contractor Agreements.

(i) Employees. All current and former employees of the Company and each Company Subsidiary, including without limitation those who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights or the Product have executed and delivered to the Company or a Company Subsidiary a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company or a Company Subsidiary of any Proprietary Rights arising from services performed by such Persons, that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Acquiror. No current or former employee is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such employee with the Company or a Company Subsidiary.

(ii) Contractors. All current and former consultants and independent contractors to the Company and each Company Subsidiary, including without limitation those who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights or the Product have executed and delivered to the Company or a Company Subsidiary a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Company or a Company Subsidiary of any Proprietary Rights arising from services performed by such Persons, that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by the Company to Acquiror. Section 2.14(j)(ii) of the Disclosure Schedule sets forth a list of consultants and independent contractors used by the Company or any Company Subsidiary in connection with the conception, reduction to practice, creation, derivation, development, or making

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of the Company Proprietary Rights, the Product or any tangible embodiments thereof. No current or former consultant or independent contractor is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or any other contract or agreement relating to the relationship of any such consultant or independent contractor with the Company or a Company Subsidiary.

2.15 Agreements, Contracts and Commitments.

(a) Except as set forth on Section 2.15(a) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to, or is bound by:

(i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than “at will” employment agreements entered into in the Ordinary Course of Business that do not provide for severance payments, a notice period upon termination, change of control payments or acceleration of obligations (including vesting of options or otherwise) involving future payments in excess of $[*];

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan (A) relating to the sale, issuance, grant, exercise, award, purchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of the Company Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants, or other rights therefor, or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $[*] individually or $[*] in the aggregate;

(v) any agreement of guaranty;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $[*] individually or $[*] in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any material mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

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(ix) any purchase order or contract for the purchase of materials involving payments in excess of $[*] individually or $[*] in the aggregate;

(x) any partnership, dealer, distribution, joint marketing, joint venture, joint development, strategic alliance, affiliate, development agreement or similar agreement, including, without limitation, any Contract pursuant to which the Company or any Company Subsidiary grants or has granted to any person the right to manufacture, develop or market the Product or any product containing levofloxacin compound;

(xi) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of the Company Subsidiaries involving payments in excess of $[*] individually or $[*] in the aggregate;

(xii) any Contract limiting in any respect the right of the Company or any of the Company Subsidiaries to engage or participate, or compete with any person, in any line of business, market or geographic area, or to make use of any Proprietary Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person, or any Contract otherwise limiting the right of the Company or any of the Company Subsidiaries to sell, distribute or manufacture the Product;

(xiii) any Contract with any clinical research organization providing clinical trial services for any clinical trial for any product containing inhaled levofloxacin compound;

(xiv) any Contract that would require the consent of any Person in order to consummate any of the transactions contemplated by this Agreement, the Option Agreement, the Development Agreement or the License Agreement;

(xv) any Contract required to be listed in Section 2.12 of the Disclosure Schedule;

(xvi) any Contract (other than Contracts evidencing Company Options or Company Warrants) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing the Company or any Company Subsidiary with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;

(xvii) any Contract relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary;

(xviii) any Contract providing for the sharing of revenues, profits, losses, costs, assets or liabilities;

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(xix) any Contract (A) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of the Company or any Company Subsidiary, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xx) any material Contract related to the Product not already required to be listed in Section 2.15(a);

(xxi) any Contract with any Governmental Entity (a “Government Contract”) or any material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation in all material respects of the Company’s business;

(xxii) any settlement or litigation “standstill” agreement; or

(xxiii) any other Contract, if a breach of such Contract or the termination of such Contract would reasonably be expected to have or result in a Material Adverse Effect.

(b) True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15 (each a “Material Contract” and collectively, the “Material Contracts”) have been made available to Acquiror. Each Material Contract to which the Company or any of the Company Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a legally valid and binding agreement of the Company or its Subsidiary, enforceable against the Company or the Company Subsidiaries in accordance with its terms, and is in full force and effect with respect to the Company or its Subsidiary, subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights and the relief of debtors and (ii) rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and the Company Subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received written notice or notice via electronic mail that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Material Contract. To the Knowledge of the Company, no party obligated to the Company or any Company Subsidiary pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party. There is no event or circumstance that with notice or lapse of time, or both, would be reasonably likely to (i) constitute a default by the Company or any Company Subsidiary or (to the knowledge of the Company) any other party under any Material Contract, (ii) result in a material violation or breach of any of the provisions of any Material Contract by the Company or any Company Subsidiary or (to the knowledge of the Company) any other party, (iii) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to declare a default or exercise any remedy under any Material Contract, (iv) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to receive or require a rebate, chargeback, penalty or change in delivery

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schedule under any Material Contract, (v) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to accelerate the maturity or performance of any Material Contract, or (vi) give the Company or any Company Subsidiary or (to the knowledge of the Company) any other Person the right to cancel, terminate or modify any Material Contract.

(c) Except as set forth in Section 2.15(c) to the Disclosure Schedule, each Contract with a clinical research organization providing clinical trial services is terminable and may be discontinued by the Company at will (upon delivery of notice of not more than ninety (90) calendar days) without penalty or cost (other than reimbursement for previously incurred or committed expenses) in connection with the termination by the Company of the applicable research program to which such Contract relates or the preclinical or clinical development program to which such Contract relates. Each of the Contracts entered into to establish a clinical trial at any clinical site conforms in form substantially with the standard form used by the Company as of the date of such Contract. To the knowledge of the Company, there has not been any Material Adverse Effect to any clinical trial conducted by the Company or any Company Subsidiary resulting in whole or in part from the breach of any such Contracts by the clinical site or sponsor participating therein under any such Contracts.

(d) Section 2.15(d) to the Disclosure Schedule sets forth all Company Contracts that relate to the Company’s license and development rights to the Product (the “Product Contracts”), and all such Product Contracts are valid, binding and enforceable (except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies) in accordance with their terms against the Company or any Company Subsidiary, and, to the knowledge of the Company, each other party thereto, and are in full force and effect; neither the Company nor any Company Subsidiary has received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under any Product Contract, and the Company has not waived any of its material rights under any Product Contract; the Company has made available accurate and complete copies of each written Product Contract to Acquiror; and neither the execution, delivery or performance of this Agreement nor the transactions contemplated hereunder will constitute or give rise to a default under any Product Contract or require the Consent of any other party to any Product Contract, except for those Consents included in the list on Section 2.15(d) to the Disclosure Schedule.

2.16 Interested Party Transactions. No officer, director, Stockholder or other employee of the Company or any of the Company Subsidiaries (nor any immediate family member of such Person), has or has had, (a) any direct or indirect interest in any entity that purchases from or sells or furnishes to the Company or any of the Company Subsidiaries any goods or services, (b) a direct or indirect interest in any Contract to which the Company or any of the Company Subsidiaries is a party, (c) any direct or indirect interest in the Product or any Proprietary Right used in or directly pertaining to the business of the Company, (d) any direct or indirect interest in any entity that engages in any activity that is the same, similar to, or competitive with, the Company’s business as now conducted or as proposed to be conducted; or (e) has any direct or indirect interest in any properties or assets of the Company or any Company

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Subsidiary or property or asset of the Company or any Company Subsidiary that is necessary for the Company’s business as now conducted; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.

2.17 Governmental Authorization.

(a) The Company and each Company Subsidiary has all material permits, licenses, certificates, franchises, permissions, variances, clearances, registrations, designations, qualifications or authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement (collectively, “Authorizations”) required for the operation of the business of the Company as currently conducted and as proposed to be conducted and such Authorizations are in full force and effect. All regulatory filings made with respect to the Company’s or any Company Subsidiary’s products, including, without limitation, the Product, have been accurate and complete and have complied in all material respects with all applicable Legal Requirements. All clinical trials of investigational products, including, without limitation, the Product, have been and are being conducted by the Company or any Company Subsidiary according to the applicable Legal Requirements in all material respects, together with appropriate monitoring of clinical investigator trial sites for their compliance. The Company has provided to Acquiror copies of all regulatory filings and all material communications between representatives of the Company or any Company Subsidiary and any regulatory agency or other Governmental Entity.

(b) The Product has been and is being developed, tested, manufactured, labeled, stored and distributed in compliance in all material respects with all applicable Legal Requirements, including those relating to investigational use, premarket clearance, good manufacturing practices, good clinical practices, good laboratory practices, recordkeeping, filing of reports and security.

(c) The Company has made available to Acquiror (i) accurate and complete copies of each IND and each similar state or foreign regulatory filing made on behalf of the Company or any Company Subsidiary, including all related supplements, amendments and annual reports, and (ii) all material correspondence received from the FDA or any other Governmental Entity that concerns the Product. The Company has accurately described in all material respects to Acquiror the nature and content of all material verbal communications with representatives of the FDA and any other Governmental Entities that could reasonably be expected to materially affect the prospect for approval of the Product.

(d) Based on the facts and circumstances Known by the Company as of the Termination Right Lapse Date, the Company believes that EU Approval and US Approval could reasonably be obtained on the schedule, and for the target patient population contemplated by, the Development Plan (as defined in the Development Agreement) in effect as of the Termination Right Lapse Date, a copy of which is attached as Section 2.17(d) to the Disclosure Schedule, except for delays caused by Acquiror prior to the Termination Right Lapse Date.

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(e) The Company has made available to Acquiror in an accurate and complete manner, all clinical data from clinical trials (including all adverse events) known to the Company regarding the Product.

(f) Neither the Company nor any Company Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement, that (in any such case) establishes a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy. Neither the Company nor any Company Subsidiary has, and no officer, employee or agent of the Company or any Company Subsidiary or principal investigator or sub-investigator of any clinical investigation sponsored by the Company or any Company Subsidiary has, on account of actions taken for or on behalf of the Company or any Company Subsidiary, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Legal Requirement or under 21 U.S.C. Section 335a(b) or any similar state or foreign Legal Requirement.

(g) The Product has not been recalled, suspended or discontinued as a result of any action by the FDA or any other Governmental Entity. No clinical trial of the Product has been suspended, put on hold or terminated prior to completion, and no IND for the Product has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by the FDA or any other Governmental Entity or voluntarily by the Company or any Company Subsidiary based on serious adverse effects on human health. Neither the Company nor any Company Subsidiary nor any of its collaborators has received any written notice or other communication indicating that the FDA or any other Governmental Entity has commenced or threatened to initiate any action to withdraw approval, terminate clinical development, request the recall of the Product, or to enjoin or place any material restriction on the production, sale, marketing, reimbursement or testing of the Product.

2.18 Litigation.

(a) There is no claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel pending or threatened against the Company or any Company Subsidiary, their properties (tangible or intangible) or, any of their officers or directors, or affecting its business or any of its assets.

(b) To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel against the Company or any Company Subsidiary.

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(c) (i) There is no Order to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject; (ii) to the Knowledge of the Company, none of the Stockholders is subject to any Order that relates to the business of the Company or to any of the material assets owned or used by the Company or any Company Subsidiary; and (iii) to the knowledge of the Company, no officer or key employee of the Company or any Company Subsidiary is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary.

2.19 Minute Books and Records. The Company has made available to Acquiror: (a) the Charter Documents, (b) the minutes of the Company and each of the Company Subsidiaries and (c) the stock ledgers, option ledgers, warrant ledgers, stockholder records, optionholder records, warrantholder records, stock transfer books and warrant transfer books of the Company and each of the Company Subsidiaries. The minutes and records made available to counsel for Acquiror contain, in all material respects, complete and accurate records of all corporate actions taken, and the minutes accurately reflect in all material respects the events of, and actions taken in, all meetings held by the stockholders and the board of directors (and any committees thereof) since the time of incorporation of the Company and each of the Company Subsidiaries. The stock transfer books and stockholder records accurately reflect all issuances and transfers of all Company Capital Stock since the inception of the Company.

2.20 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of the Company Subsidiaries have: (i) operated any underground storage tanks at any property that the Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”).

(b) Hazardous Material Activities. Neither the Company nor any of the Company Subsidiaries have transported, stored, used, manufactured, or disposed of Hazardous Materials in material violation of any applicable law or in a manner that would result in liability to the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

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(c) Permits. Each of the Company and the Company Subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its Hazardous Material Activities, if any, as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened in writing concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of the Company Subsidiaries. The Company has no Knowledge of any fact or circumstance that could result in any environmental litigation or liability, which would reasonably be expected to impose upon the Company or any of the Company Subsidiaries any environmental liability.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any Company Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.22 Employee Benefit Plan and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ii) “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation.

(iii) “DOL” means the United States Department of Labor.

(iv) “Employee” means any current or former employee, officer, consultant or director of the Company or any ERISA Affiliate.

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(v) “Employee Agreement” means each management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits between the Company or any ERISA Affiliate and any Employee with respect to which the Company has any current liability or obligation).

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(vii) “ERISA Affiliate” means each Subsidiary of the Company and any other Person or entity currently or in the past under common control with the Company or any of the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(viii) “FMLA” means the Family Medical Leave Act of 1993, as amended.

(ix) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

(x) “IRS” means the United States Internal Revenue Service.

(xi) “Multiemployer Plan” means any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(xii) “Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.23(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Except in the ordinary course of business, neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 2.23(b)(i) of the Disclosure Schedule sets forth the name, base salary or wage rate (for non-salaried employees), current target bonus opportunity, position and date of hire of each employee of the Company and each ERISA Affiliate as of the Termination Right Lapse Date. To the Knowledge of the Company, no employee intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(c) Documents. The Company has made available to Acquiror (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee

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Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any ERISA Affiliate, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xii) all registration statements, annual reports (Form 11 K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all “HIPAA Privacy Notices” and all “Business Associate Agreements” to the extent required under HIPAA and (xiv) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

(d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, are not in material default or violation of, and the Company has no Knowledge of any material default or material violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

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(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) No Self Insured Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, materially complied with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees. Neither the Company nor any ERISA Affiliate has any unsatisfied material obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments. There is no agreement, plan, arrangement or other contract to which the Company or any ERISA Affiliate is a party covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts to which the Company or any ERISA Affiliate is a party, will, or

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could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any ERISA Affiliate is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the Termination Right Lapse Date.

(l) Employment Matters. The Company and each ERISA Affiliate is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any ERISA Affiliate, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending, threatened or reasonably anticipated claims or actions against Company or any Company trustee or any ERISA Affiliate under any worker’s compensation policy or long term disability policy. The services provided by each of the Company’s Employees is terminable at the will of the Company, and any such termination would result in no liability to the Company or any ERISA Affiliate. To the Knowledge of the Company, the Company has no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Neither the Company nor any ERISA Affiliate has engaged or retained the services of any independent contractor, consultant or other non-employee service provider (other than a director) who provided services exclusively to the Company or any ERISA Affiliate in that capacity for a period of more than six (6) consecutive months.

(m) Labor. No work stoppage or labor strike against the Company or any Company Subsidiary is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law (“WARN Act”) that remains unsatisfied.

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(n) No Interference or Conflict. No stockholder, director, officer, Employee or consultant of the Company or any Company Subsidiary is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any Company Subsidiary or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds maintained by the Company and each Company Subsidiary including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. All such insurance policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all Legal Requirements currently applicable to the Company or any Company Subsidiary and with all Contracts to which the Company or any Company Subsidiary is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the execution of the Transaction Agreements or the consummation of the transactions contemplated thereby. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. There is no claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and each Company Subsidiary is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, refusal of any coverage or rejection of any claim under, or premium increase with respect to, any of such policies. Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

2.24 Compliance with Laws. The Company and each Company Subsidiary has materially complied with all Legal Requirements applicable to it and is not in violation of, and has not received any written notices of violation with respect to such Legal Requirements, including any applicable licenses and permits for the export of the Product. Neither the Company nor any Company Subsidiary has been advised in writing that it is not conducting

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business in compliance with all applicable Legal Requirements, including, without limitation, the rules and regulations of the Food and Drug Administration of the U.S. Department of Health and Human Services (the “FDA”) or any other Governmental Entity. The studies, tests and preclinical or clinical trials conducted by or at the direction of or sponsored by the Company or any Company Subsidiary (the “Company Studies and Trials”) were and, if still pending, are being, conducted in all material respects in accordance with all Legal Requirements, experimental protocols, procedures and controls (including, without limitation, those administered by the FDA or any other Governmental Entity) pursuant to, where applicable, accepted professional scientific standards. Neither the Company nor any Company Subsidiary has received any notices or correspondence from the FDA or any other Governmental Entity mandating the termination, suspension or material modification of any Company Studies or Trials. The Company and the Company Subsidiaries have established and administers a compliance program (including a written compliance policy) applicable to the Company and each Company Subsidiary, to assist the Company, each Company Subsidiary and their directors, officers and employees in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and any other Governmental Entity).

2.25 Foreign Corrupt Practices Act. Neither the Company nor any Company Subsidiary, nor (to the knowledge of the Company) any current or former employee (including any officer), consultant, independent contractor, director or agent of the Company or any Company Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder or (c) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder if the Company were publicly held.

2.26 Required Stockholder Approval. The Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any Company Subsidiary’s capital stock necessary to adopt this Agreement or approve the Merger and the other transactions contemplated thereby.

2.27 Disclosure. Neither this Agreement (including the Disclosure Schedule), nor any certificate or document executed in connection herewith, do or will, (a) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false, misleading or incomplete; provided, however, that the Company makes no representation as to any representations or warranties of, or any information provided by, Acquiror or Sub in or with respect to this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Acquiror represents and warrants to the Company as of the Termination Right Lapse Date as follows:

3.1 Organization and Standing. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquiror nor Sub is in violation of any of the provisions of their respective Certificate of Incorporation, or Bylaws.

3.2 Authority; Noncontravention.

(a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and Sub of this Agreement and the consummation by Acquiror and Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Acquiror and Sub and, effective immediately after the execution of this Agreement by Sub, the sole stockholder of Sub has adopted this Agreement and approved the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Sub and constitutes a valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquiror and Sub do not, and neither the consummation of the transactions contemplated hereby nor compliance by Acquiror or Sub with any provisions of this Agreement will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit, or obligate Acquiror or Sub to make any payment under (i) any provision of their respective certificates of incorporation or by-laws, as amended to date, or (ii) any Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.5, (ii) such filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings, notifications, approvals, authorizations, clearances, consents, permits, waivers, actions or non-actions as may be required

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to be made or obtained in connection with the Merger under the HSR Act or applicable foreign Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

3.3 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.4 Sufficient Funds. Acquiror has or will have sufficient funds to enable Acquiror to consummate the transactions contemplated hereby, including payment of the Merger Consideration and fees and expenses of Acquiror relating to the transactions contemplated hereby when due.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the Termination Right Lapse Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as Acquiror shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company will use commercially reasonable efforts to assist Acquiror to obtain the US Approval and the EU Approval, subject to reimbursement from Acquiror pursuant to costs incurred under the Development Plan (as defined in the Development Agreement).

4.2 Restrictions on Conduct of Business of the Company. During the period beginning from the Termination Right Lapse Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except to the extent (i) expressly provided in this Agreement or the Development Agreement or (ii) consented to in advance in writing by Acquiror, the Company shall conduct its business and operations in the Ordinary Course of Business, and shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company. By way of example and not limitation, the Company shall not, and the Company shall not permit any Company Subsidiary to, do any of the following (except to the extent expressly provided in this Agreement or as consented to in advance in writing by Acquiror):

(a) Charter Documents. Cause or permit any amendments to the Company Certificate of Incorporation or the Company Bylaws or any Company Subsidiary’s certificate of incorporation or bylaws or equivalent organizational or governing documents;

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(b) Dividends; Changes in Capital Stock. Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (or other equity interests), or split, subdivide, combine or reclassify any of its capital stock (or other equity interests) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (or other equity interests), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or other equity interests); provided, however, notwithstanding the above, the Company may: (i) repurchase, redeem or acquire Company Capital Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service as in effect on the Termination Right Lapse Date so long as any such repurchase, redemption or acquisition shall not be funded by Development Cash, (ii) distribute cash to Spinco, (iii) distribute Cash at the Company’s reasonable discretion and (iv) distribute Spinco capital stock to Company Stockholders;

(c) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of any shares of capital stock (or other equity interests) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares (or other interests) or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise in accordance with their terms of Company Options, Company Warrants or other rights outstanding as of the Termination Right Lapse Date; and (ii) in the case of the Company only, the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(d) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales in the Ordinary Course of Business consistent with its past practice or enter into any Contract with respect to the foregoing;

(e) Indebtedness. Other than with respect to any Indebtedness owed to Acquiror or its Affiliates, incur any Indebtedness, or guarantee or endorse, or otherwise as an accommodation become responsible for, any obligation in excess of $[*] of any Person, or make any loans or cash advances in excess of $[*] to any Person, or enter into or amend any Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(e);

(f) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $[*] individually or $[*] in the aggregate, in each case, other than as provided for in the Development Plan (as defined in the Development Agreement);

(g) Insurance. Materially change the amount of any insurance coverage naming the Company or any Company Subsidiary as a beneficiary or loss payee to be cancelled or terminated;

(h) Employee Benefit Plans; Severance; Pay Increases. (i) adopt or amend any employee severance or compensation benefit plan, including any stock issuance or stock

[*] Confidential treatment requested.	69

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option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, or (ii) pay any material bonus to any employee or non-employee director or consultant or materially increase the salaries, wage rates or fees of its employees or consultants (other than in the Ordinary Course of Business or pursuant to plans, policies or Contracts in effect on the Termination Right Lapse Date or the Contemplated Bonuses), or (iii) except as required by applicable Legal Requirement or the terms of an agreement existing on the Termination Right Lapse Date or contemplated hereby or disclosed hereunder, increase the compensation, bonus or other benefits payable or to become payable to any of the Company’s or Company Subsidiaries’ officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company’s or Company Subsidiaries’ officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements, except for compensation and benefits increases in the Ordinary Course of Business;

(i) Lawsuits; Settlements. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

(j) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(k) Accounting. Change accounting methods or practices or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP or Legal Requirements;

(l) Billing and Collection Practices. Accelerate collection of any accounts receivable or delay payment of any accounts payable, except in the Ordinary Course of Business or with respect to payments that the Company or Company Subsidiary is contesting in good faith;

(m) Encumbrances. Except in the Ordinary Course of Business, place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any material assets of the Company;

(n) Liquidation; Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than, with respect to the Company, the Merger); or

[*] Confidential treatment requested.	70

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(o) Taxes. File any Tax Return, make, revoke or change any Tax election or settle or compromise any Tax liability; amend any Tax Return; change (or make a request to any taxing authority to change) any aspect of the Company’s or Company Subsidiaries’ methods of accounting or methods of reporting income or deductions for Tax purposes, or accounting practices or policies from those employed in the preparation of the most recent Returns filed prior to the Termination Right Lapse Date; file any combined, consolidated or unitary Tax Return with Spinco; or take any action which may cause a reduction in (i) the tax attributes of the Company or any Company Subsidiary, including but not limited to, net operating losses, orphan drug tax credits and R&D tax credits, as such attributes exist as of the Termination Right Lapse Date, or (ii) tax deductions arising as a result of any compensatory payments or stock option exercises occurring in contemplation of the transactions described herein, on the Termination Right Lapse Date, or after the Termination Right Lapse Date; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing or similar agreement;

(p) IND. Transfer or grant a right of reference to any Investigational New Drug Application (“IND”) or similar state or foreign regulatory filing of the Company.

(q) Intellectual Property. Permit (as part of a settlement or otherwise) (i) any of the Company’s Trade Secrets that are material to the business or operations of the Company to be disclosed, other than under appropriate non-disclosure agreements, (ii) any of the Company Patents, Registered Copyrights or Registered Trademarks that is material to the business or operations of the Company to be abandoned or allowed to lapse, or (iii) any other material Intellectual Property rights of the Company to become unavailable to the Company on the same terms and conditions as such rights were available to the Company as of the Termination Right Lapse Date.

(r) Real Property. Purchase or lease any real property.

(s) Governmental Authorizations. Terminate or fail to renew any Governmental Authorization that is required for continued operations;

(t) Collective Bargaining Agreements. Enter into any collective bargaining agreement or union contract with any labor organization or union;

(u) Material Contracts. Terminate, cancel, or agree to any material and adverse change in, or enter into, any Material Contract, except in the Ordinary Course of Business;

(v) Joint Ventures. Enter into any joint venture agreements, partnership agreement or other similar agreement;

(w) Certain Licenses. Except for activities conducted pursuant to the Development Agreement and the GSK Agreement, conduct, participate in, license, or fund, directly or indirectly, alone or with a Third Party, research or development with respect to, or commercialize any quinolone antibiotic product for inhaled use; and

[*] Confidential treatment requested.	71

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(x) Contracts. Execute or otherwise enter into any Contract, that if in existence on the Termination Right Lapse Date, would be disclosed in the Disclosure Schedule pursuant to Section 2.15, except as permitted by Section 4.7.2 of the Development Agreement;

(y) Other. Take or agree or otherwise to take, any of the actions described in clauses (a) through (x) in this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Notice of Merger and Appraisal Rights. The Company shall, within forty-five (45) days following the Agreement Date, in accordance with Delaware Law (including Sections 228(e) and 262(d)(2) of Delaware Law) and the Company Certificate of Incorporation and Company Bylaws, mail or distribute to the Company Stockholders a notice of the Stockholder Approval and the availability of appraisal rights with respect to the Merger. Acquiror shall provide such information about Acquiror as the Company shall reasonably request in connection with such notice of merger and appraisal rights. The Company makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Sub that is contained in any of the foregoing documents. The information supplied by Acquiror or Sub for inclusion in such notice of merger and appraisal rights shall not, on the date such notice of merger and appraisal rights is first mailed to the Company Stockholders or at the Effective Time, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Acquiror and Sub make no representation, warranty or covenant with respect to any information supplied by the Company that is contained in any of the foregoing documents.

5.2 Non-Solicitation. From and after the Termination Right Lapse Date, and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not (and the Company shall ensure that none of the Company Subsidiaries and none of the Representatives of the Company or any of the Company Subsidiaries shall), directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Acquiror) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations with, or enter into any agreement with, or provide any non-public information to, any Person (other than Acquiror) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Acquiror) relating to a possible Acquisition Transaction. The Company shall promptly notify Acquiror in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by or on behalf of the Company, any Company Subsidiary or any of the stockholders of the Company during the period referred to in the preceding sentence.

[*] Confidential treatment requested.	72

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5.3 Confidentiality; Public Disclosure.

(a) Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party or its Affiliates (the “Disclosing Party”), or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, the Option Agreement, the Development Agreement or the License Agreement, including trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(i) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement, the Option Agreement, the Development Agreement or the License Agreement; or

(iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

Notwithstanding the foregoing, (i) all Information arising under the Development and Development IP shall be considered Confidential Information of Acquiror, and, prior to the Closing, the Company shall (A) be considered the Receiving Party with respect thereto, and (B) not be permitted to rely upon the exception set forth in Section 5.3(a)(i) with respect thereto and (ii) as of and from the Closing, all obligations of Acquiror shall terminate with respect to Confidential Information of the Company.

(b) Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations pursuant to this Agreement; or (b) to the extent such

[*] Confidential treatment requested.	73

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disclosure is required by Legal Requirements; provided, however, that if a Receiving Party is required by Legal Requirements to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (c) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to in writing by the Parties. In addition to the foregoing permitted disclosures, Acquiror may use and disclose Confidential Information of the Company as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the exercise of rights granted or reserved in this Agreement or the Development Agreement; or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications with respect to the Product, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining or maintaining Regulatory Approval, conducting pre-clinical activities or clinical trials with respect to the Product or marketing Products. In each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 5.3 to treat such Confidential Information as required under this Section 5.3.

(c) On or promptly after the Agreement Date, the Parties shall jointly issue a public announcement of the execution of this Agreement, the Option Agreement, the Development Agreement and the License Agreement in such form as separately agreed upon between the Parties. Neither Party shall issue any press release or other public disclosure regarding this Agreement, the Option Agreement, the Development Agreement or the License Agreement, or the Parties’ activities hereunder or thereunder, or any results or data arising hereunder or thereunder, except (a) with the other Party’s prior written consent (which consent shall not be unreasonably withheld), (b) as reasonably necessary to comply with all applicable national securities exchange listing requirements or laws, rules or regulations or (c) as otherwise permitted in accordance with this Section 5.3. Each Party agrees to provide to the other Party a copy of any public announcement or disclosure regarding this Agreement, the Option Agreement, the Development Agreement or the License Agreement, or the subject matter hereof or thereof, as soon as reasonably practicable under the circumstances prior to such public announcement’s or disclosure’s scheduled release, and, absent extraordinary circumstances, at least three (3) Business Days prior to such public announcement’s or disclosure’s scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement or disclosure and, except as otherwise required by laws, rules or regulations, the Party whose announcement or disclosure has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. The principles to be observed by the Parties in any such permitted public disclosures with respect to this Agreement, the Option Agreement, the Development Agreement and the License Agreement shall be: accuracy and completeness, the requirements of confidentiality under this Section 5.3, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to the Parties. Notwithstanding the foregoing, to the extent information regarding this Agreement, the Option Agreement, the Development Agreement or the License Agreement has already been publicly

[*] Confidential treatment requested.	74

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disclosed other than through any act or omission of a Party in breach of this Agreement, the Option Agreement, the Development Agreement or the License Agreement, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, the Option Agreement, the Development Agreement or the License Agreement in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirers, merger partners, and professional advisors.

5.4 Regulatory Approvals.

(a) To the extent required by the Antitrust Laws, the Company shall (i) no later than sixty (60) days following the Agreement Date, make the initial filing required from the Company under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby; and (ii) as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and filing of, the applications, notifications, and other documents required for the lawful consummation of the Merger and the other transactions contemplated hereby under the Antitrust Laws of the jurisdictions identified in Section 5.4 of the Disclosure Schedule. [*] The Company shall use commercially reasonable efforts to promptly obtain, and to cooperate with Acquiror to promptly obtain, all authorizations, approvals, clearances, consents, waivers, actions, or non-actions required from any Governmental Entity under any Antitrust Law in connection with the Merger or the other transactions contemplated hereby. The Company shall promptly inform Acquiror of any material communication between the Company (including its representatives, counsel, or consultants) and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or the other transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror, as the purchaser, shall lead all efforts to obtain any clearance, waiver, approval or authorization from any Governmental Entity that is necessary to enable the parties to consummate the Merger or the other transactions contemplated hereby, but shall consider in good faith the views of the Company.

(b) To the extent required by the Antitrust Laws, Acquiror shall (i) no later than sixty (60) days following the Agreement Date, make the initial filing required from Acquiror under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby; and (ii) as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and filing of, the applications, notifications, and other documents required for the lawful consummation of the Merger and the other transactions contemplated hereby under the Antitrust Laws of the jurisdictions identified in Section 5.4 of the Disclosure Schedule. [*] Acquiror shall use commercially reasonable efforts to promptly obtain all authorizations, approvals, clearances, consents waivers, actions, or non-actions required from any Governmental Entity under any Antitrust Law in connection with the Merger or the other transactions contemplated hereby. Acquiror shall promptly inform the Company of any material communication between Acquiror (including its representatives, counsel, or consultants) and any Governmental Entity regarding

[*] Confidential treatment requested.	75

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any of the transactions contemplated hereby. If Acquiror or any Affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.

(c) The Company and Acquiror shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between the Company (including its representatives, counsel and any Company Subsidiary) or Acquiror (including its representatives, counsel and Subsidiaries), as the case may be, and any Third Party and/or Governmental Entity with respect to such transactions. The Company and Acquiror shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental Entity pursuant to any Antitrust Law, to the extent permissible, and shall comply promptly with any such reasonable inquiry or request. The Company, on the one hand, and Acquiror, on the other hand, shall permit counsel for the other reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding (each a “Proceeding”) is instituted or threatened to be instituted, or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) is entered or threatened to be entered, in each case challenging the consummation of the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Parties shall use commercially reasonable efforts to contest, avoid, vacate, modify, or suspend each such Proceeding or Order, including through litigation. Nothing in this Section 5.4 shall limit a Party’s right to terminate this Agreement pursuant to Section 7.1(b) if such Party has, until such date, complied in all material respects with its obligations under this Section 5.4.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Acquiror or any Subsidiary or Affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Acquiror, take or agree to take any Action of Divestiture.

5.5 Reasonable Efforts. Subject to the limitations set forth in Section 5.4, each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

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5.6 Access to Information. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (a) the Company shall (and shall cause each Company Subsidiary to) afford Acquiror and its accountants, counsel and other representatives, reasonable access upon reasonable notice during business hours to (i) all of the Company’s and each Company Subsidiary’s properties, books, Contracts and records and (ii) other information concerning the business, properties and personnel of the Company or any Company Subsidiary as Acquiror may reasonably request; provided, that such access shall be at Acquiror’s sole expense; provided, further, the Company shall not be required to provide Acquiror or its agents with access to any files, books, records or information where such access would (A) waive any privileges or protections under applicable Legal Requirements, (B) violate any privacy rights applicable to employees or (C) violate the terms of any nondisclosure agreement with any Third Party (provided, that in each case, the Company shall use its reasonable best efforts to provide Acquiror with access to such information to the fullest extent practicable without risking loss of privilege or protections under such Legal Requirement, privacy right or agreement, including, for example, providing for such information to be reviewed by counsel for Acquiror on terms reasonably acceptable to counsel for the Company).

5.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

5.8 Termination of Certain Arrangements. To the extent not otherwise terminated as of the Closing pursuant to the terms of such agreement, the Company shall terminate the Company Equity Arrangements effective on or prior to the Closing Date, in accordance, where practicable, with the form of termination agreement attached hereto as Exhibit E, and there shall be no liabilities or obligations to be satisfied or performed by the Company under any of the Company Equity Arrangements as of the Closing.

5.9 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”), and the expenses of preparing and filing all necessary Returns and other documentation with respect to all such Transfer Taxes, shall be paid 50% by Acquiror and 50% by the Company Securityholders when due, and any amounts due from Company Securityholders will be offset against the payments otherwise due to them pursuant to this Agreement.

(b) Income Tax Returns. The Company shall timely file or cause to be timely filed when due all Returns that are required to be filed by or with respect to the Company and each Company Subsidiary prior to the Closing Date, provided, however, that the Company will provide each such Tax Return to Acquiror for its review and comment at least fifteen (15)

[*] Confidential treatment requested.	77

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Business Days prior to the date on which such Tax Return is to be filed, the Company shall consider in good faith the reasonable comments of Acquiror to each such Tax Return, and the Company shall cause such Tax Return to be timely signed by the appropriate officer(s) of the Company or Company Subsidiary, as the case may be. The Company shall timely pay all such amounts shown as due on such Returns. All such Returns shall be prepared in a manner that is consistent with the past practice of the Company and each Company Subsidiary, except as required by applicable law. Acquiror shall prepare and file, or shall cause to be prepared and filed, all Returns of the Company and each Company Subsidiary to be filed for any Tax period ending on or before the Closing Date and the portion of any Tax period that includes but does not end on the Closing Date (the “Pre-Closing Tax Period”) the due date of which (taking into account extensions) is after the Closing Date; provided that Acquiror shall provide each income Tax Return for a period that ends on or before the Closing Date to the Securityholders’ Representative Committee for its review and comment at least fifteen (15) Business Days prior to the date on which such Tax Return is to be filed, Acquiror shall consider in good faith the reasonable comments of the Securityholders’ Representative Committee to each such Tax Return, and Acquiror shall cause such Tax Return to be timely signed by the appropriate officer(s) of Acquiror, the Company or Company Subsidiary, as the case may be. The Company and each Company Subsidiary shall be responsible for paying any amount shown as due on such Returns when filed, subject to the indemnification provisions of this Section 5.9. All such Returns shall be prepared in a manner that is consistent with the past practice of the Company and each Company Subsidiary, except as required by applicable law. Acquiror and the Company shall not take any action, or permit any action to be taken, that may prevent the tax year of the Company and each Company Subsidiary from ending for federal and state income Tax purposes at the end of the day on which the Closing occurs.

(c) Cooperation on Tax Matters. Acquiror, the Company and the Securityholders’ Representative Committee shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Returns pursuant to this Agreement and any action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company and the Securityholders’ Representative Committee agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any governmental entity and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Acquiror, the Company and the Securityholders’ Representative Committee, as the case may be, shall allow the other Parties to take possession of such books and records at such other Party’s expense. Acquiror and the Securityholders’ Representative Committee further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

[*] Confidential treatment requested.	78

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(d) Tax Claims. If, subsequent to the Closing, any of Acquiror, the Company or the Securityholders’ Representative Committee receives notice of a claim by any Tax Authority that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within seven (7) days after receipt of such notice, Acquiror, the Company or the Securityholders’ Representative Committee, as the case may be, shall give written notice of such Tax Claim to the other Parties. The Securityholders’ Representative Committee shall have the right to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period; provided, however, that if the resolution of any such Tax Claim (or any portion thereof) may affect the Taxes or tax attributes of the Company for a post-Closing tax period, then Acquiror shall control the conduct and resolution of such Tax Claim (or portion thereof) and the Securityholders’ Representative Committee shall have the right to participate in the defense of such Tax Claim, and Acquiror shall not settle such Tax Claim without the written consent of the Securityholders’ Representative Committee, which consent shall not be unreasonably withheld. The Securityholders’ Representative Committee and Acquiror shall jointly control the conduct and resolution of any Tax Claim relating to a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”). If the Securityholders’ Representative Committee elects not to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period, or to participate in the conduct and resolution of any Tax Claim relating to a Straddle Period, the Securityholders’ Representative Committee shall notify Acquiror in writing and Acquiror shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that Acquiror shall keep the Securityholders’ Representative Committee informed of all developments on a timely basis and Acquiror shall not resolve such Tax Claim in a manner that would reasonably be expected to have an adverse impact on the Company Securityholders’ indemnification obligations under this Agreement without Securityholders’ Representative Committee’s written consent, which shall not be unreasonably withheld. With respect to any Tax Claim actually controlled by the Securityholders’ Representative Committee pursuant to this paragraph, the Securityholders’ Representative Committee shall keep Acquiror informed of all developments on a timely basis and Securityholders’ Representative Committee shall not resolve such Tax Claim in a manner that would reasonably be expected to have an adverse impact on the Indemnifying Persons without Acquiror’s written consent, which shall not be unreasonably withheld. Each Party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

(e) Tax Indemnification. Subject to the limitations set forth in Section 5.9(g) below, and except as provided in Section 5.9(a) of this Agreement, the Company Securityholders shall, severally and not jointly, by offset in accordance with the terms set forth herein indemnify and defend the Indemnified Persons, and hold them harmless from and against any and all Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company and each Company Subsidiary for all Pre-Closing Tax Periods (which includes, without limitation and for the avoidance of doubt, all Taxes of the Company and each Company Subsidiary arising or accruing up through and including the Closing Date as a result of the transactions contemplated by this Agreement or the Option Agreement, and all Taxes of the Company and each Company Subsidiary arising after the Closing Date solely to the extent resulting from any recharacterization of payments to Company Securityholders pursuant to the Option Agreement or this Agreement in consideration for their capital stock of the Company), (ii) any liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which each of the Company or any Company Subsidiary (or any predecessor of the Company or any Company

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Subsidiary) is or was a member, on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) all Taxes of any person imposed on any Indemnified Person as a transferee or successor, by contract or pursuant to any law, rule or regulation as the result of transactions or events occurring with respect to the Company or a Company Subsidiary on or prior to the Closing Date, (iv) all employer Taxes associated with payments in respect of Company Options, exercises of Company Options, or other transaction-related compensation arising in contemplation of, or in connection with, the transactions contemplated by this Agreement and the Option Agreement, (v) all Taxes of the Company and any Company Subsidiary attributable to the Divestiture, (vi) any reduction in the total amount of Company NOLs determined as of the Closing Date (prior to the application of any usage limitations under the Code and its regulations) to an amount less than the difference between $[*] and the aggregate amount of income and gain recognized by the Company in connection with the Divestiture (not to exceed $[*]), and any reduction in the actual amount of orphan drug and research and development tax credits of the Company determined as of the Closing Date below $[*] (any such reduction of Company NOLs or Tax credits, a “Tax Benefit Reduction”), (vii) any limitation on the Indemnified Persons’ ability to use Company NOLs or tax credits (an “Additional Limitation”) under Sections 382 or 383 of the Code (or analogous state income tax laws) resulting solely from an “ownership change” of the Company within the meaning of Section 382(g) of the Code occurring on or prior to the Closing Date, other than (A) such a limitation resulting solely from the closing of the Merger or (B) such a limitation, if any, resulting solely from execution of the Option Agreement, and (viii) the breach of any representation or warranty pursuant to Section 2.11 hereof.

(f) Calculation of Certain Tax-Related Damages.

(i) The Damages resulting from a Tax Benefit Reduction or an Additional Limitation (each, a “Tax Benefit Loss”) shall be equal to the actual increase in any Tax liability of any Indemnified Person (a “Tax Increase”) for a Tax year ending on or before December 31, 2026 (the “Tax Benefit Survival Date”), resulting from such Tax Benefit Loss (as compared to such Tax liability if such Tax Benefit Loss had not occurred), and shall be offset promptly after an Indemnified Person pays such additional Tax liability. Acquiror will determine each Tax Increase in reasonable good faith and shall provide its calculation showing reasonable detail to support the amount of the Tax Increase to the Securityholders’ Representative Committee, subject to customary confidentiality and nondisclosure restrictions.

(ii) In the event the Securityholders’ Representative Committee disputes any calculation described in clause (i) above, Acquiror and the Securityholders’ Representative Committee will work together in mutual good faith to resolve their disagreement. If such disagreement cannot be resolved after thirty (30) days, Acquiror and the Securityholders’ Representative Committee will submit such dispute to an independent, mutually agreed nationally recognized accounting firm for resolution, and such firm’s resolution shall be applied by Acquiror and the Securityholders’ Representative Committee.

(iii) For the avoidance of doubt, with respect to any Damages indemnifiable under this Section 5.9, Tax attributes or benefits attributable to one type of

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Tax shall not be taken into account when calculating Damages resulting from an increase in a different type of Tax that would not otherwise be offset by available Company NOLs. For example, the economic benefit of Company NOLs as determined for federal income tax purposes shall not be considered when calculating Damages attributable to an increase in California property Tax, even though such Company NOLs may represent a present or future economic benefit to Acquiror. Similarly (as an additional example) the economic benefit to an Indemnified Person of any Company Tax credits shall not be considered when calculating Damages attributable to an increase in Company employment Taxes.

(g) Limitations on Tax Indemnification; Method for Recovery. The sole remedy available to the Indemnified Persons for Damages indemnifiable pursuant to this Section 5.9 shall be to offset (subject to Section 8.4) an amount equal to such Damages against any and all amounts payable to the Company Securityholders pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement (but subject to the first sentence of this Section 5.9(g), the Company Securityholders’ obligations pursuant to this Section 5.9 shall not be subject to any of the limitations on indemnification set forth in Article VIII (and, for the avoidance of doubt shall be uncapped and shall not be subject to any deductible or basket), provided that Damages resulting solely due to an Additional Limitation shall be subject to the Offset Cap. All of the Company Securityholders’ indemnification obligations pursuant to this Section 5.9 shall survive until and terminate upon the [*] anniversary of the Closing Date (such date, the “Tax Survival Date”), except that (x) the obligation to indemnify for Damages attributable to a Tax Benefit Loss shall continue until the Tax Benefit Survival Date, and (y) if a claim for indemnification is made prior to the Tax Survival Date or the Tax Benefit Survival Date, as applicable, the obligation of the Company Securityholders pursuant to this Section 5.9 shall continue until such claim is fully resolved.

5.10 Directors’ and Officers’ Insurance.

(a) Prior to or as of the Closing, the Company shall purchase a “tail” policy under the director and officer insurance policy maintained by the Company as of the Termination Right Lapse Date, which “tail” policy that has an effective term of [*] years from the Effective Time, with coverage in amount and scope reasonably acceptable to Acquiror and at least as favorable as the Company’s existing coverage. Acquiror shall pay [*] of such tail policy at the Closing and [*] percent ([*]%) of the cost of such tail policy shall be treated as a Transaction Expense of the Company hereunder.

(b) For a period of [*] years from and after the Closing Date, Acquiror and the Surviving Corporation agree to fulfill and honor the obligations of the Company with respect to the Company’s directors and officers pursuant to the indemnification provisions in the Company Certificate of Incorporation, the Company Bylaws and/or each indemnification agreement between the Company and any of its directors or officers, in each case as in effect on the Termination Right Lapse Date.

(c) If Acquiror, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving

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corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Acquiror shall use its commercially reasonable best efforts to cause the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and any Company Subsidiary and his or her heirs and representatives. The rights of all past and present officers and directors of the Company and any Company Subsidiary under this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, applicable Legal Requirements or otherwise.

5.11 Third Party Consent. Subject to the terms hereof, the Company shall use, and the Company shall cause its Company Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Entity that are listed on Section 2.6 of the Disclosure Schedule. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Acquiror, and executed counterparts of such consents, waivers and approvals shall be delivered to Acquiror promptly after receipt thereof, and copies of such notices shall be delivered to Acquiror promptly after the making thereof.

5.12 Company Options and Warrants. The Company shall take all actions, if any, necessary or appropriate to cause all Company Options and Company Warrants that are outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with the terms of the Company Option Plan and the individual agreements evidencing such Company Options and Company Warrants, as applicable, and if not exercised prior to the Effective Time, to be cancelled at the Effective Time. The Company shall obtain, and deliver to Acquiror, prior to the Effective Time any consents of holders of Company Options or Company Warrants required to effect the cancellation of the Company Options and Company Warrants contemplated hereby. The Company shall terminate all Company Option Plans immediately prior to the Effective Time.

5.13 Diligence.

(a) During the period commencing on the US Approval and ending on the date that the Earn-Out Payment Term has ended in the United States, Acquiror will use Commercially Reasonable Efforts (as defined below) to promote, market and sell the Product in the United States, whether directly or through one or more Affiliates or Sublicensees. During the period commencing on the EU Approval and ending on the date that the Earn-Out Payment Term has ended in the Major Markets, Acquiror will use Commercially Reasonable Efforts (as defined below) to promote, market and sell the Product in the Major Markets, whether directly or through one or more Affiliates or Sublicensees. Notwithstanding the foregoing, in the event that during the Earn-Out Payment Term, if there are one or more [*] being sold in a particular country and [*] in such country reduce the Product’s [*] by at least [*] in such country for any consecutive [*] month period, then the diligence obligations set forth herein shall terminate with respect to such country. Acquiror shall not take any action the sole purpose of which is to negatively affect the payment of the Non-Contingent Holdback Consideration or the Post-Closing Merger Consideration payable hereunder.

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(b) For purposes of Section 5.13(a), the term “Commercially Reasonable Efforts” means such efforts that are consistent with the efforts and resources normally used by Acquiror in the exercise of its reasonable business discretion relating to the research, development and commercialization of a potential or registered pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including without limitation technical, legal, scientific and/or medical factors. For purposes of clarity, Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved.

(c) Safe Harbor. During the first five years after the first commercial sale of the Product in the United States following US Approval, Acquiror shall have, and shall be deemed to have used Commercially Reasonable Efforts in the event that it has [*]

(d) During the first five years after the first commercial sale of the Product in a country in the European Union following EU Approval, Acquiror shall have and shall be deemed to have used Commercially Reasonable Efforts in the event that it has [*]

(e) Upon the Securityholders’ Representative Committee’s reasonable request, Acquiror will provide the Securityholders’ Representative Committee with a copy of Acquiror’s annual commercialization plan for the Product, including the number of sales persons and their territories.

(f) Upon the Securityholders’ Representative Committee’s reasonable request, Acquiror will provide the Securityholders’ Representative Committee with a reasonably detailed summary of Acquiror’s commercialization activities with respect to the Product in the previous year.

(g) Acquiror will provide the Securityholders’ Representative Committee, as soon as reasonably practicable, with copies of all material correspondence sent to or received from any Regulatory Authorities related to the Product.

5.14 Exclusivity.

(a) Commencing on the effective date of the Development Agreement and continuing for [*] years thereafter, except for activities conducted pursuant to the Development

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Agreement, Acquiror, the Company and their Affiliates, agree that they shall not conduct, participate in, license, or fund, directly or indirectly, alone or with a Third Party, research or development with respect to, or commercialize, any fluoroquinolone antibiotic product for inhaled use other than the Product. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall prohibit the Company or Spinco from performing its obligations under the GSK Agreement.

(b) In the event Acquiror [*] (the “Other Product”), such [*] may, not withstanding Section 5.14(a), retain rights to the Other Product and may conduct, participate in, license, or fund, directly or indirectly, alone or with a Third Party, research or development with respect to, or commercialize the Other Product. If such [*] such Other Product, then for so long as [*] is performing any of the activities described in the preceding sentence with respect to the Other Product then:

(i) Such company shall not undertake any action that has the primary intent and purpose of negatively impacting the timing of obtaining Regulatory Approval for the Product;

(ii) The amount set forth in Section 5.16(d) shall be $[*] rather than $[*]; and

(iii) For a period of [*] years after first commercial sale of the Product, such company shall not use the same sales representatives to market and promote the Other Product and the Product in the same sales call.

5.15 Supplements to Disclosure Schedule. Between the Termination Right Lapse Date and the Effective Time, the Company shall give notice to Acquiror of (i) the occurrence, or non-occurrence, of any event, fact or circumstance of which the Company or its Company Subsidiaries have Knowledge, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Company contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement to be untrue or inaccurate and (ii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not be deemed to change the Company’s representations and warranties or covenants or obligations in this Agreement or in any certificate or instrument delivered pursuant to this Agreement for any purpose or to limit or otherwise affect the remedies available hereunder to Acquiror or Sub. Should any such occurrence or non-occurrence require any change in the Disclosure Schedule hereto, the Company shall deliver prior to the Closing a supplement to the Disclosure Schedule with such change; provided, however, that such supplement shall not be deemed to change the Company’s representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement for any purpose or to limit or otherwise affect the remedies available hereunder to Acquiror or Sub.

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5.16 [*].

(a) [*] (the “Additional Trial”), the following clauses (i) through (iii) shall apply:

(i) [*] [*] days thereafter;

(ii) [*] [*] [*] [*] [*] [*] days thereafter; or

(iii) [*] [*] [*] [*] days [*] [*] [*] [*] months [*] [*] days [*] [*] days thereafter.

(b) [*] [*] [*] [*] days thereafter.

(c) [*] [*] days [*] [*] days thereafter.

(d) [*] $[*] (or $[*] [*] $[*] or $[*] [*] [*] days thereafter, [*] [*] days after the end of such [*]-day period.

(e) [*] [*] days of [*] (such [*]-day period, the “Dispute Period”) [*], the “Dispute Notice”):

(i) [*] [*] percent ([*]%) [*]

5.17 Sublicense Agreements. Upon the Company’s reasonable request, Acquiror will provide the Company with a redacted copy of each agreement pursuant to which Acquiror granted a sublicense, under the Company Proprietary Rights, to sell the Product outside of the United States, Canada and Western Europe; provided, however, that Acquiror may not redact any provision of such agreement that is necessary to verify the amount of any payments included in Annual Sublicensing Payments.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Illegality. No judgment, order, injunction, decree or ruling issued by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and then be in effect (provided that the parties hereto shall use their commercially reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any law enacted, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal (collectively, “Restraints”).

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(b) Regulatory Approval. The waiting period (and any extension thereof) applicable under the HSR Act to the consummation of the transactions contemplated hereby shall have expired or been terminated, and all other approvals, authorizations, clearances, consents, permits, waivers, actions, or non-actions required from any Governmental Entity under any Antitrust Law for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained.

(c) Non-Exercise of Termination Right. The Review Period (as defined in the Option Agreement) has (i) been waived by Acquiror pursuant to Section 2.4 of the Option Agreement or (ii) lapsed without Acquiror’s timely delivery of the Termination Notice to the Company in accordance with Section 2.3.2 of the Option Agreement.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of Acquiror and Sub in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or “Material Adverse Effect”) shall be true and correct on and as of the Termination Right Lapse Date and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date), except where the failure of any such representation or warranty to be so true and correct would not prevent Acquiror and Sub from consummating the Merger and performing their obligations under this Agreement.

(b) Covenants. Acquiror and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Acquiror and Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date in the form attached hereto as Exhibit F, executed on behalf of Acquiror and Sub by a duly authorized officer of Acquiror and Sub, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Stockholder Approval. The Company shall have obtained the Stockholder Approval in the form attached hereto as Exhibit G.

(e) Deposit of the Consideration Payable at the Closing. On or prior to the Closing Date, Acquiror shall have deposited the Closing Merger Consideration and any Post-Closing Merger Consideration due and payable as of the Closing, with the Exchange Agent in accordance with the terms of this Agreement.

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(f) Payment Pursuant to Other Agreements. Acquiror shall have made such payments as Acquiror is required to have paid as of the Closing Date pursuant to the Option Agreement and the Development Agreement, except for such payments that are the subject of a good faith dispute (of which Acquiror has given notice pursuant to the Option Agreement and/or the Development Agreement, as applicable).

6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and Sub and may be waived by Acquiror and Sub in writing in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or “Material Adverse Effect”) shall be true and correct in all material respects on and as of the Termination Right Lapse Date and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date).

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(c) Stockholder Approval. The Company shall have obtained the Stockholder Approval in the form attached hereto as Exhibit G.

(d) Resignations. All directors and officers of the Company or any of its subsidiaries have executed resignations in the form attached hereto as Exhibit H, and such resignations have not been revoked or withdrawn.

(e) Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the Agreement Date.

(f) Third Party Consents. The Company shall have obtained all necessary consents to assignment, waivers and approvals, and timely provided all notifications, with respect to the transactions contemplated by this Agreement under those Contracts listed in Schedule 6.3(f) and any other Contract where the failure to have obtained such consent to assignment, waiver or approval would be material to the operation of the business of the Company.

(g) Certificate of the Company. Acquiror shall have received a certificate, dated as of the Closing Date, in the form attached hereto as Exhibit I, validly executed by the

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Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Aquiror and Sub set forth in Sections 6.3(a), (b), (c), (e), (l), (m) and (n) hereof has been satisfied (unless otherwise waived in accordance with the terms hereof).

(h) Certificate of Secretary of Company. Acquiror shall have received a certificate, dated as of the Closing Date, in the form attached hereto as Exhibit J, validly executed by the Secretary of the Company, having attached thereto (i) the Company Certificate of Incorporation and Company Bylaws, (ii) the constituting documents for each of the Company Subsidiaries, (iii) the resolutions of the board of directors of the Company (whereby the Merger and the transactions contemplated by this Agreement were approved by the board of directors of the Company), (iv) the Stockholder Vote by the Stockholders and (v) the incumbency of the executive officers of the Company.

(i) FIRPTA Certificate. Acquiror shall have received a certificate in the form attached hereto as Exhibit K that neither the Company nor any of its subsidiaries is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j) Certificate of Good Standing. Acquiror shall have received a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within five (5) days prior to the Closing Date.

(k) Certificate of Legal Existence. Acquiror shall have received a certificate of legal existence or similar certificate of the Company issued by the Secretary of State of the States of California dated within five (5) days prior to the Closing certifying as to the good standing of the Company in such state, and a certificate of legal existence or similar certificate of each Company Subsidiary dated within five (5) days prior to the Closing certifying as to the good standing of each Company Subsidiary in its jurisdiction of formation.

(l) Section 280G Stockholder Vote. The Company shall have taken such steps as are necessary to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, including obtaining any necessary waivers, such that, after taking into account the effects of such vote and waivers, no “parachute payment” within the meaning of Section 280G(b)(2) of the Code (determined by reference to the change in ownership or control that would result from the transactions contemplated by this Agreement) will have been paid, or will be paid or payable. The Company shall provide Acquiror with copies of all material documents prepared by or for the Company in connection with this Section 6.3(l), prior to the submission of such material documents to the Company’s stockholders.

(m) Termination of Options. All Company Options that have not been exercised prior to the Closing shall be cancelled as of the Closing Date with no consideration being delivered in exchange therefor.

(n) Total Assets and Annual Net Sales. The Company shall not [*].

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ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating Party (notwithstanding approval and adoption of this Agreement by the Company Stockholders):

(a) by mutual written consent of the Company and Acquiror duly authorized by the Board of Directors of the Company and the Board of Directors of Acquiror;

(b) by either Acquiror or the Company, if the Merger shall not have occurred on or before the date [*] months following completion of the Divestiture or such other date that Acquiror and the Company may agree upon in writing (the “Outside Date”); provided, however, (i) that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of this Agreement has been the proximate cause of or resulted in the failure of the Merger to occur on or before the Outside Date and (ii) the Outside Date shall be automatically extended to the fifth (5th) Business Day following the expiration or termination of the last waiting period to expire or be terminated under the HSR Act or any other Antitrust Law relating to the Merger or the transactions contemplated hereby;

(c) by either Acquiror or the Company, if a Restraint shall be in effect and shall have become final and non-appealable;

(d) by Acquiror, if written consents constituting the Stockholder Approval have not been delivered to the Company, and true and correct copies thereof have not been delivered to Acquiror, prior to 11:59 p.m. San Diego, California time on the date immediately following the Agreement Date;

(e) by the Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) Business Days after receipt by Acquiror of written notice of such breach and if not cured within the timeframe above and at or prior to Closing, such breach would result in the failure of the conditions set forth in Section 6.2(a) or (b);

(f) by the Company, if the expiration or termination of the waiting period under the HSR Act, if applicable, shall not have occurred within [*] months following the Termination Right Lapse Date;

(g) by either Acquiror or the Company pursuant to Section 6.2 of the Option Agreement; or

(h) by Acquiror with delivery of the Termination Notice in accordance with Section 2.3.2 of the Option Agreement.

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In the event of termination by Acquiror or the Company pursuant to this Section 7.1 (other than Section 7.1(a)), written notice thereof shall be given to other Parties setting forth a brief description of the basis on which the Agreement is being terminated.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Sub, the Company or their respective officers, directors, stockholders, Affiliates, employees, agents, advisors, attorneys or representatives; provided, however, except as expressly set forth herein, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 5.7 (Expenses), Article IX (General Provisions) and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement and (b) no such termination shall relieve any Party hereto that has breached any provision of this Agreement prior to such date of termination from liability for such breach and any such breaching Party shall remain fully liable for (i) any and all Damages incurred or suffered by another Party to this Agreement as a result of such breach and (ii) any other relief a court deems appropriate.

7.3 Amendment. Subject to the provisions of applicable Legal Requirements, the Parties may amend this Agreement by authorized action at any time (notwithstanding approval and adoption of this Agreement by the Company Stockholders) pursuant to an instrument in writing signed on behalf of each of the Parties (provided that no amendment shall be made which by law requires further approval by the Company Stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Securityholders’ Representative Committee may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Representative Committee.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants.

(a) If the Merger is consummated, the representations and warranties of the Company contained in this Agreement shall survive the Closing and remain in full force and effect for a period of [*] after the Closing Date and then shall terminate other than the Specified Representations, which shall survive the Closing and remain in full force and effect until ninety (90) days following the expiration of the applicable statute of limitations (such applicable date, the “Survival Date”). If the Merger is consummated, all covenants of the Parties (including the covenants set forth in Articles IV and V) shall expire and be of no further force or effect as of the close of business on the date that is [*] months after the Closing Date, except to the extent such covenants provide that they are to be performed after the Closing, in which case such covenants shall survive until the date or end of the period specified therein (and, if no date or period is

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specified therein, then such covenants shall survive indefinitely). Notwithstanding anything to the contrary contained in this Section 8.1, if, at any time prior to the applicable Survival Date, any Indemnified Person delivers to the Securityholders’ Representative a written notice as provided in Section 8.4(a) alleging a breach or violation of any such representation or warranty or covenant and asserting a claim for recovery under Section 5.9 or Section 8.2 based on such breach or violation, then the representation or warranty or covenant underlying the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved; provided, that the representations and warranties set forth in Section 2.11 hereof shall survive until the Tax Survival Date. Except as otherwise provided in Section 5.9, if the Merger is consummated, this Article VIII is the sole and exclusive remedy to the Parties for all claims in any way related to this Agreement and the transactions contemplated hereby other than (a) claims based upon fraud or intentional misrepresentation, or intentional breach, or (b) claims seeking equitable remedies.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by Acquiror, Acquiror’s Affiliates (including the Surviving Corporation and its Subsidiaries) and, if applicable, their respective officers, directors, agents and employees, and their respective assigns, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of Acquiror, Acquiror’s Affiliates (including the Surviving Corporation and its Subsidiaries) and, if applicable, their respective officers, directors, agents and employees, and their respective assigns.

8.2 Indemnification. After the Closing, and subject to the limitations set forth in this Article VIII, the Company Securityholders shall each severally and with respect to itself only, indemnify and hold harmless Acquiror, Acquiror’s Affiliates (including the Surviving Corporation and its Subsidiaries) and, if applicable, their respective officers, directors, agents and employees, and their respective assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) against, and shall compensate and reimburse each of the Indemnified Persons for, any Damages that are suffered or incurred by any of the Indemnified Persons or to which any of the Indemnified Persons may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in the Option Agreement as of the date of the Option Agreement or in this Agreement as of the Termination Right Lapse Date or as of the Closing, as if made on and as of the Closing, or in any certificate or instrument delivered pursuant to this Agreement (in each case without giving effect to any “Material Adverse Effect” or other materiality qualification contained in such representation or warranty for the purpose of determining the amount of Damages arising from or as a result of any inaccuracy or breach, but giving effect to such qualification for purposes of determining the existence of an inaccuracy or breach, and without giving effect to any update to the Disclosure Schedule for any purpose); (ii) any breach of any covenant or obligation of the Company in the Option Agreement or in this Agreement; (iii) any Dissenting Share Payments; (iv) any inaccuracy in the Closing Payment Schedule and any claims by Company Optionholders and Company Warrantholders; (v) any negative Net Adjustment Amount in accordance with Section 1.16 and/or the Deficit Amount (other than any portion of the Deficit Amount that was actually set-off pursuant to the first sentence of Section 1.16(a)); (vi) the Divestiture (including, without limitation, any severance payments or post-severance

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healthcare costs arising in connection with the Divestiture); and (vii) any Liabilities that are not directly related to the Product. The Company Securityholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Person) Acquiror shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach. For the avoidance of doubt, indemnification for breach of a representation or warranty set forth in Section 2.11 hereof shall be subject to Section 5.9 and not this Section 8.1.

8.3 Damages Basket; Other Limitations.

(a) Subject to Section 8.3(b), no indemnification shall be available under Section 8.2(i) unless and until all Damages exceed $[*] (the “Basket”), in which case indemnification shall be available for all Damages; provided, however, the Basket shall not apply with respect to any Damages arising from or out of (i) fraud or intentional misrepresentation or (ii) inaccuracies in or breaches of any of the Specified Representations.

(b) Except as otherwise provided in Section 5.9 hereof, if the Merger is consummated, recovery pursuant to the Offset Cap shall be the sole and exclusive remedy available to the Indemnified Persons for any claims by the Indemnified Persons against the Company Securityholders, or otherwise, arising out of or related to this Agreement and the transactions contemplated hereby; provided, however that recourse to the Offset Cap and the Additional Offset Cap shall be available for Damages pursuant to Section 5.9 and for Damages resulting from or arising out of [*] (collectively, “Specified Damages”); provided further, however, that the Additional Offset Cap shall only be available for any claims made by an Indemnified Person during the Additional Offset Claim Period, unless, at any time prior to the expiration of the Additional Offset Claim Period, any Indemnified Person delivers to the Securityholders’ Representative Committee a written notice in accordance with the procedures set forth in Section 8.4(a) alleging that such Indemnified Person has suffered or incurred any Specified Damages and asserting a claim for recovery under Section 5.9 or Section 8.2 in respect thereof, in which event the Additional Offset Cap shall remain available for such Specified Damages until such time as such claim is fully and finally resolved. Notwithstanding anything to the contrary contained herein, there shall be no recovery or other limitations with respect to claims for indemnification involving fraud or intentional misrepresentation.

(c) Damages that may be recovered pursuant to the Offset Cap and/or the Additional Offset Cap shall take account of and be reduced by (i) any amounts actually received by the Indemnified Persons pursuant to any indemnification by or indemnification agreement with any Third Party, and (ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the Indemnified Person in respect thereof (each Person named and source identified in clauses (i) and (ii), a “Collateral Source”). If the amount to be netted hereunder from any payment required under Section 8.2 is determined after payment by the Company Securityholders of any amount otherwise required to be paid to an Indemnified Person under this Article VIII, the Indemnified Persons shall repay to the Company

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Securityholders, promptly after such determination, any amount that the Company Securityholders would not have had to pay pursuant to this Section 8.3(c) had such determination been made at the time of such payment. The Indemnified Persons shall use commercially reasonable efforts to mitigate Damages that may be recovered.

(d) Each Company Securityholder waives, and acknowledges and agrees that such Company Securityholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation to which such Company Securityholder may become subject under or in connection with this Agreement or any of the transactions contemplated hereby; provided, however, such waiver shall not apply to any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation contemplated by Section 5.10.

8.4 Adjustment Pursuant to Offsets.

(a) In order to seek indemnification under Section 5.9 or Section 8.2, the Indemnified Person shall deliver to the Securityholders’ Representative Committee a certificate signed by any officer of Acquiror (a “Claim Notice”) promptly after Acquiror has knowledge of a claim that may result in indemnification pursuant to this Article VIII; provided, that any delay in providing such notice shall not result in the Indemnified Person losing its rights under this Article VIII except to the extent (and only to the extent that) the Securityholders’ Representative Committee demonstrates that the defense of such a claim is materially prejudiced thereby:

(i) stating the facts or circumstances giving rise to such right to an indemnity;

(ii) stating the basis for such claim for indemnification, and the Damages resulting therefrom, if quantifiable (the “Claimed Amount”); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Damages included in the amount so stated, and the nature of the claim to which such Damages are related, and the provision of this Agreement which gives rise to the claim.

Notwithstanding the foregoing, the Claimed Amount may be increased by Acquiror as additional information regarding any claim for indemnification becomes available to Acquiror, and the information provided pursuant to clause (iii) above shall not limit Acquiror’s ability to increase the Claimed Amount.

(b) Acquiror shall be entitled to retain and setoff against any Non-Contingent Holdback Consideration payments and/or Post-Closing Merger Consideration payments the Claimed Amounts set forth in Claim Notices that have been delivered prior to the date such payments are to be made, and that have not been finally resolved as of such date, until such time as such claim is finally resolved. The Parties acknowledge and agree that the Non-Contingent Holdback Consideration payments and Post-Closing Merger Consideration payments also are subject to setoff pursuant to Section 9.4 of the Development Agreement (subject to the limitations set forth therein).

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(c) The Securityholders’ Representative Committee may, at any time on or before the thirtieth (30th) day following its receipt of a Claim Notice (the “Objection Period”), object (a “Claim Objection”) to a claim made in such Claim Notice by delivering written notice to Acquiror. The Claim Objection shall set forth in reasonable detail the reasons for the objection to such claim and the portion of the Claimed Amount which is disputed. If Acquiror does not receive a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this Section 8.4(c), or receives a notice agreeing that the Claimed Amount is owed, Acquiror may permanently retain the Claimed Amount withheld from any Non-Contingent Holdback Consideration payments and/or Post-Closing Merger Consideration payments, if such amount has not been so withheld, Acquiror may offset and permanently retain the Claimed Amount from the next payment of Non-Contingent Holdback Consideration or Post-Closing Merger Consideration. If Acquiror receives a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section in which a portion, but not all, of the Claimed Amount is agreed to be owed (such amount, the “Agreed Amount”), Acquiror may permanently retain the Agreed Amount withheld from any Non-Contingent Holdback Consideration payments and/or Post-Closing Merger Consideration payments, or, if such amount has not been so withheld, Acquiror may offset and permanently retain the Agreed Amount from the next payment of Non-Contingent Holdback Consideration or Post-Closing Merger Consideration.

(d) During the twenty (20) day period following the delivery of a Claim Objection in accordance with Section 8.3(b), the Securityholders’ Representative Committee and the Indemnified Person shall attempt in good faith to resolve such dispute. If the dispute is not resolved with such twenty (20) day period, either the Securityholders’ Representative Committee or the Indemnified Person may bring suit in the Delaware Courts. Following the resolution of the dispute (whether by mutual written agreement or by final judicial decision), Acquiror may (i) permanently retain amounts that have been withheld from any Non-Contingent Holdback Consideration payments and/or Post-Closing Merger Consideration payments, (ii) permanently retain and offset from the next payment of Non-Contingent Holdback Consideration or Post-Closing Merger Consideration amounts that have not been so withheld or (iii) pay in accordance with Section 1.17 amounts that have been so withheld, in each case in accordance with the resolution of such dispute.

8.5 Securityholders’ Representative Committee.

(a) Each Company Securityholder by virtue of the approval and adoption of this Agreement or other appointment authorization documentation (other than such Company Stockholders, if any, who have perfected appraisal rights under Delaware Laws or California Laws) or by accepting any consideration payable hereunder shall be deemed to have agreed to appoint [*] (as Chair), [*] and [*] as its agent and attorney-in-fact (the “Securityholders’ Representative Committee”) for and on behalf of the Company Securityholders to act for the Company Securityholders with regard to matters pertaining to Sections 1.1, 1.15, 1.16, 1.17, 5.9, 5.16 and 7.3 and Articles VIII and IX, give and receive notices and communications or permit

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Acquiror offsets against Post-Closing Merger Consideration payments in satisfaction of claims by any Indemnified Person, object to such payments, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Person against any Company Securityholder or by any Company Securityholder against any Indemnified Person or any dispute between any Indemnified Person and any such Company Securityholder, in each case relating to this Agreement or the transactions contemplated hereby and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative Committee for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Securityholders with the right to a majority of the Post-Closing Merger Consideration from time-to-time; provided, that no such change in agency shall in any way negate or otherwise affect prior consents, approvals or actions by the Securityholders’ Representative Committee. Notwithstanding the foregoing, the Securityholders’ Representative Committee may resign at any time by providing written notice of intent to resign to the Company Securityholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the Company Securityholders with the right to a majority of the sum of the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration from time-to-time. No bond shall be required of the Securityholders’ Representative Committee, and the Securityholders’ Representative Committee shall not receive any compensation for its services.

(b) By executing this Agreement under the heading “Securityholders’ Representative Committee,” each of [*] (as Chair), [*] and [*] hereby (i) accepts his appointment and authorization to act as a member of the Securityholders’ Representative Committee as attorney-in-fact and agent on behalf of the Company Securityholders in accordance with the terms of this Agreement, and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 8.5.

(c) The Securityholders’ Representative Committee shall not be liable for any act done or omitted hereunder as Securityholders’ Representative Committee while acting in good faith, even if such act or omission constitutes some form of negligence on the part of such Securityholders’ Representative Committee. The Company Securityholders shall severally indemnify and hold each member of the Securityholders’ Representative Committee harmless against any loss, liability or expense incurred without bad faith or intentional misconduct on the part of such member of the Securityholders’ Representative Committee and arising out of or in connection with the acceptance or administration of his duties hereunder. The Securityholders’ Representative Committee shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. A reserve has been established pursuant to the Option Agreement (the “Reserve”) to fund potential expenses of the Securityholders’ Representative in carrying out its authorized duties. The Securityholders’ Representative Committee may engage attorneys, accountants and other professionals and experts at the cost and expense of the Company Securityholders and paid out of the Reserve. On the final Survival Date, the Securityholders’ Representative Committee shall release all remaining funds with respect to the Reserve held by the Securityholders’ Representative Committee (and not used by the Securityholders’ Representative in accordance with this Section 8.5(c) or subject to a pending indemnification claim of an Indemnified Person) to the Company Securityholders in accordance with the Liquidation Rights.

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(d) The Securityholders’ Representative Committee may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative Committee based on such reliance shall be deemed conclusively to have been taken in good faith. A decision, act, consent or instruction of the Securityholders’ Representative Committee, including an amendment, extension or waiver of this Agreement pursuant to its authority hereunder, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders.

(e) Acquiror, Sub, the Surviving Corporation and their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Securityholders’ Representative without independent investigation.

(f) The Securityholders’ Representative Committee shall at all times have a person designated as the “Chairman” for the purposes of Section 5.16(e)(i).

8.6 Third Party Claims. In the event of the assertion or commencement by any third party of any claim or Proceeding (whether against the Surviving Corporation, against Acquiror or against any other Person) with respect to which any of the Company Securityholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Person pursuant to this Article VIII, the Indemnified Person shall give written notice thereof to the Securityholders’ Representative Committee, and thereafter shall keep the Securityholders’ Representative Committee and the party, or parties, from which indemnification is sought (the “Indemnitor”) reasonably informed with respect thereto; provided, however, that failure of the Indemnified Person to give the Securityholders’ Representative Committee and Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) that such failure materially prejudices the Indemnitor’s ability to defend such claim against a third party. The Indemnitor may, within ten (10) days after receiving the notice from Indemnified Person as set forth herein, give written notice to the Indemnified Person stating that the Indemnitor agrees to be liable for all Damages of the Indemnified Person in connection with such third party claim and intends to defend against such claim at the Indemnitor’s own cost and expense (the “Defense Notice”). If an Indemnitor properly and timely delivers a Defense Notice, counsel for the defense shall be selected by the Indemnitor (subject to the consent of such Indemnified Person which consent shall not be unreasonably withheld or delayed) and the Indemnitor shall be entitled to assume such defense; provided, however, that from and after the delivery of the notice of a claim by Indemnified Person and until such time as the Indemnitor delivers a Defense Notice, the Indemnified Person may take such actions related to the defense of such claim as are reasonably necessary and appropriate to defend such claim, and any such actions shall be at the Indemnitor’s expense. Notwithstanding the foregoing, the Indemnitor shall not have the right to assume or continue the defense of any Proceeding if (i) the Indemnified Person shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnified Person, counsel for the Indemnitor

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could not adequately represent the interests of the Indemnified Person because such interests could be in conflict with those of the Indemnitor, (ii) such Proceeding is reasonably likely to cause a material and adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, (iii) the Indemnitor shall not have assumed the defense of the Proceeding in a timely fashion (but in any event at least 5 days prior to the deadline for the filing of any necessary filings or pleadings), or shall at any point cease to actively and diligently conduct the defense of the Proceeding or (iv) the third party claim that is the subject of the Proceeding relates to, or otherwise arises in connection with, Taxes or any criminal or regulatory enforcement action. If the Indemnitor shall assume the defense of any Proceeding, the Indemnified Person shall be entitled to participate in any Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Person, from all liability with respect to the matters that are subject to such Proceeding, or otherwise shall have been approved reasonably by the Indemnified Person. In the event that the Indemnitor does not elect to, or is not permitted to assume sole control over the defense of a Proceeding pursuant to this Section 8.6, and the Indemnified Person proceeds with the defense of any such claim or Proceeding, (i) all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Indemnitor, (ii) each Company Securityholder shall make available to the Indemnified Person any documents and materials in his possession or control that may be necessary to the defense of such claim or Proceeding, and (iii) the Indemnified Person shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Securityholders’ Representative Committee; provided, however, that such consent shall not be unreasonably withheld or delayed.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight courier service (providing written proof of delivery), such as Federal Express, or mailed by registered or certified mail (return receipt requested and first-class postage prepaid) or sent via facsimile (with confirmation of receipt) to the Parties at the following respective addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change in address shall not be deemed to have been given until received by the addressee):

(i)	if to Acquiror or Sub, to:

Axcan Holdings Inc.

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

Attention: Frank Verwiel

Facsimile No.: (908) 252-2026

Telephone No.: (908) 429-4479 x 4006

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with copies (which shall not constitute notice) to:

Axcan Holdings Inc.

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

Attention: Terri Stevens

Facsimile No.: (908) 927-9648

Telephone No.: (908) 429-4479 x 4025

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Marc A. Rubenstein

Facsimile No.: (617) 235-0706

Telephone No.: (617) 951-7826

(ii)	if to the Company, to:

Mpex Pharmaceuticals, Inc.

Attention: Chief Executive Officer

Facsimile No.: (858) 436-3143

Telephone No.: (858) 875-2840

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: Ross Burningham

Facsimile No.: (858) 638-5023

Telephone No.: (858) 638-6723

(iii)	If to the Securityholders’ Representative Committee, to:[1]

[                                         ]

Facsimile No.: [                    ]

Telephone No.: [                    ]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: Ross Burningham

Facsimile No.: (858) 638-5023

Telephone No.: (858) 638-6723

[1]	NOTE TO DRAFT: DLA to provide contact information.

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9.2 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. All references herein to “$” or “Dollars” shall mean US Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” All references herein to the Company’s business shall be deemed to refer to the business of the Company and the Company Subsidiaries.

9.3 Counterparts. This Agreement may be executed manually, by electronic transmission or by facsimile by the Parties, in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

9.4 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto and the Disclosure Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement and the Letters of Transmittal, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with their respective terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law, or otherwise by any of the Parties, without the prior written consent of the other Parties, and any

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such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of another Party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach, and the Parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the Parties hereby expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of the any other competent court of the State of Delaware (collectively, the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. 1441, in respect of all disputes arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.4), and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby, that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in said courts, or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts. The Parties hereby consent to and grant any such court jurisdiction over the person of

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such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each Party agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of any order or judgment entered by a Delaware Court in any other court having jurisdiction.

9.9 Rules of Construction. The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, the Disclosure Schedule and each Exhibit attached hereto, the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 Attorney Fees. If any Party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing Party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

9.12 Waiver of Conflicts. Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees, and Affiliates that the Company is the client of DLA Piper LLP (US) (“Firm”), and not any of its individual Company Securityholders. After the Closing, it is possible that Firm will represent the Company Securityholders, the Securityholders’ Representative Committee and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in any claims made pursuant to this Agreement. Acquiror and the Company hereby agree that the Firm (or any successor) may represent the Seller Group in the future in connection with issues that may arise under this Agreement and any claims that may be made hereunder. The Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, stockholder, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the Parties consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary,

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that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in this connection. Communications between the Company and the Firm relating to the negotiation and execution of this Agreement, the Option Agreement, the Development Agreement and the License Agreement (as defined in the Option Agreement) (but, for the avoidance of doubt, not communications between the Company and the Firm relating to the Product) will become the property of the Securityholders’ Representative Committee and the Company Securityholders following the Closing and will not be disclosed to Acquiror without the consent of the Securityholders’ Representative Committee.

[SIGNATURE PAGE NEXT]

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IN WITNESS WHEREOF, Acquiror, Sub, the Company and Securityholders’ Representative Committee have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

AXCAN HOLDINGS INC.

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior VP, Chief Financial Officer and Treasurer

AXCAN LONE STAR INC.

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior VP, Chief Financial Officer and Treasurer

MPEX PHARMACEUTICALS, INC.

By:	/s/ Daniel Burgess
Name:	Daniel Burgess
Title:	President and Chief Executive Officer

APPOINTMENT AND DUTIES

ACCEPTED AND AGREED:

SECURITYHOLDERS’ REPRESENTATIVE COMMITTEE, SOLELY AS A COMMITTEE MEMBER AND NOT IN THEIR INDIVIDUAL CAPACITY

By:	/s/ [*]
Name: [*]

By:	/s/ [*]
Name: [*]

By:	/s/ [*]
Name: [*]

[*]	Confidential treatment requested.

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE A

DISCLOSURE SCHEDULE

[See Attached.]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

FORM OF MERGER CERTIFICATE

CERTIFICATE OF MERGER

MERGING

AXCAN LONE STAR INC.,

a Delaware corporation

WITH AND INTO

MPEX PHARMACEUTICALS, INC.,

a Delaware corporation

[            ], [2011]

Pursuant to Section 251 of the Delaware General Corporation Law, Mpex Pharmaceuticals, Inc. (“Mpex”), a corporation organized and existing under the Delaware General Corporation Law (the “General Corporation Law”), and Axcan Lone Star Inc. (“Sub”), a corporation organized and existing under the General Corporation Law, hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations are Mpex Pharmaceuticals, Inc., a Delaware corporation organized and existing under the General Corporation Law, and Axcan Lone Star Inc., a Delaware corporation organized and existing under the General Corporation Law.

SECOND: An Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), among Mpex and Sub has been approved, adopted, certified, executed and acknowledged by each of Mpex and Sub in accordance with the requirements of Sections 228 and 251 of the General Corporation Law.

THIRD: Mpex shall be the surviving corporation in the merger (the “Surviving Corporation”) under the name “Mpex Pharmaceuticals, Inc.”.

FOURTH: The Amended and Restated Certificate of Incorporation, as amended, of the Surviving Corporation shall be amended and restated in its entirety to read as attached as Exhibit A hereto.

FIFTH: The merger of Mpex and Sub is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the place of business of the Surviving Corporation at 11535 Sorrento Valley Road, San Diego, CA 92121.

SEVENTH: A copy of the Merger Agreement shall be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Mpex or Sub.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, Mpex and Sub have caused this Certificate of Merger to be signed as of the date first written above.

MPEX PHARMACEUTICALS, INC.

By:
	Name:	[ ]
	Title:	[ ]

AXCAN LONE STAR INC.

By:
	Name:	[ ]
	Title:	[ ]

[Signature Page to Certificate of Merger]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

CERTIFICATE

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MPEX PHARMACEUTICALS, INC.

The undersigned, being an authorized officer of Mpex Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Mpex Pharmaceuticals, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2005.

THIRD: The original name of the Corporation was “Mpex Pharmaceuticals, Inc.”

FOURTH: The Board of Directors of the Corporation, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Amended and Restated Certificate of Incorporation, as amended, in its entirety to read as set forth in Schedule I attached hereto and made a part hereof (the “Restated Certificate”).

FIFTH: The required holders of the Corporation’s issued and outstanding capital stock approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

*********

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Amended and Restated Certificate of Incorporation, as amended, of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation the [    ] day of [            ], [2011].

MPEX PHARMACEUTICALS, INC.

By:
	Name:	[ ]
	Title:	[ ]

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE I

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MPEX PHARMACEUTICALS, INC.

1. Name. The name of this corporation is Mpex Pharmaceuticals, Inc.

2. Registered Office. The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of this corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Stock. The total number of shares of stock that this corporation will have authority to issue is one thousand (1,000) shares of Common Stock, $0.01 par value per share. Each share of Common Stock will be entitled to one vote.

5. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6. Board of Directors. The business, property and affairs of this corporation will be managed by, or under the direction of, this corporation’s board of directors. The size of this corporation’s board of directors will be such number as is specified in accordance with this corporation’s by-laws. The election of directors need not be by written ballot unless this corporation’s by-laws so require.

7. Authority of Directors. In furtherance, and not in limitation, of the powers conferred by law, this corporation’s board of directors will have the power to make, adopt, alter, amend and repeal the by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8. Liability of Directors. A director of this corporation will not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 will apply to, or have any effect on, the liability or alleged liability of any director of this corporation for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

CONFIDENTIAL TREATMENT REQUESTED

9. Indemnification. (a) This corporation will, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, (i) by reason of the fact that the person is or was or has agreed to be a director of this corporation, or, while a director or officer, is or was serving at the request of this corporation as a director of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (ii) in the person’s capacity as an officer, employee or agent of this corporation, or in the person’s capacity, at the request of this corporation, as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”) against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing will not require this corporation to indemnify, or advance expenses to, any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by this corporation’s board of directors. Such indemnification will not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise, and will inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 will be deemed to have met the standard of conduct required for such indemnification unless the contrary is established. Any repeal or modification of the foregoing provisions of this paragraph 9 will not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of the Covered Person occurring prior to such repeal or modification.

(b) This corporation will pay on a current and as-incurred basis expenses incurred by any Covered Person in defending or otherwise participating in any action, suit, proceeding or claim in advance of the final disposition of the action, suit, proceeding or claim, including appeals, upon presentation of(i) an unsecured written undertaking to repay such amounts if it is ultimately determined that the Covered Person is not entitled to indemnification under this Certificate of Incorporation and (ii) adequate documentation reflecting such expenses.

(c) It is the intent that, with respect to all advancement and indemnification obligations under this paragraph 9, this corporation will be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of this corporation (or any affiliate of such shareholder, other than this corporation or any of its direct or indirect subsidiaries). This corporation will have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this paragraph 9 from any such direct or indirect shareholder of this corporation (or any affiliate of such shareholder, other than this corporation or any of its direct or indirect subsidiaries).

(d) This corporation will have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving, at the request of this corporation, as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and

CONFIDENTIAL TREATMENT REQUESTED

incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not this corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware or the terms of this Certificate of Incorporation.

10. Waiver of Interest. To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this corporation. No amendment or repeal of this paragraph 10 will apply to, or have any effect on, the liability or alleged liability of any officer, director or stockholder of this corporation for, or with respect to, any opportunities of which the officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or other entity purchasing or otherwise acquiring any interest in any shares of capital stock of this corporation will be deemed to have notice of, and to have consented to, the provisions of this paragraph 10.

11. Records. The books of this corporation may (subject to any statutory requirements) be kept outside of the State of Delaware as may be designated by the board of directors of this corporation or in the by-laws of this corporation.

12. Meeting of Stockholders of Certain Classes. If at any time this corporation has a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders, and may not be taken by written consent.

13. Section 203. This corporation will not be governed by Section 203 of the General Corporation Law of the State of Delaware.

[remainder of page intentionally left blank]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

FORM OF LETTER OF TRANSMITTAL

[See Attached.]

CONFIDENTIAL TREATMENT REQUESTED

Letter of Transmittal

For Shares of Common and Preferred Stock of

MPEX PHARMACEUTICALS, INC.

Surrendered for Cash Payment Pursuant to the Merger

of

Axcan Lone Star, Inc.

with and into

MPEX PHARMACEUTICALS, INC.

The Paying Agent for the Merger is:

U.S. Bank National Association

DELIVERY INSTRUCTIONS

By First Class Mail:	By Courier or Overnight Delivery:

U. S. Bank National Association	U. S. Bank National Association
Attn: Robyn Eilers	Attn: Specialized Finance
60 Livingston Avenue	111 Fillmore Avenue
Mail Station – EP-MN-WS2N	St. Paul, MN 55107-1402
St. Paul, MN 55107-2292

For information please email escrowexchangepayments@usbank.com or call 651-495-3486

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

IF CERTIFICATES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER. SEE INSTRUCTION 4.

DESCRIPTION OF SHARES SURRENDERED

Name(s) of Registered Holder(s) (Please fill in, exactly as name(s) appear(s) on Share Certificate(s))

Share Certificate(s) Enclosed (Attach additional signed list if necessary)

Type of Shares Represented by Share Certificate(s)	Share Certificate Number(s)	Number of Shares Represented by Share Certificate(s)

Total Shares:

CONFIDENTIAL TREATMENT REQUESTED

CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address
City, State, Zip
Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

Bank Contact/Telephone Number

Beneficiary Account Name

Beneficiary Account Number

* Please provide the name on the account not the type of account

(If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7)

SPECIAL PAYMENT/DELIVERY INSTRUCTIONS (See Instructions 3, 4, 5 and 7) Fill in ONLY if check is to be issued in a name other than that set forth above.** Issue and deliver check to:

Name
(Please Print)

Address

City, State, Zip

Tax Identification Number***

(Tax Identification or Social Security Number)

**Requires signature guarantee. See Instruction No. 3 to this Letter of Transmittal.

***Fill in Taxpayer Identification Number of Payee. See Instruction 11 to this Letter of Transmittal.

(See Instruction 11)

CONFIDENTIAL TREATMENT REQUESTED

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Ladies and Gentlemen:

Enclosed are one or more certificates representing shares of Common Stock and/or Preferred Stock of Mpex Pharmaceuticals, Inc. (the “Stock”).

In connection with that certain Agreement and Plan of Merger dated as of April 8, 2011 (as it may be amended from time to time, the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (“Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror (together with any successors by merger, “Sub”, and collectively with Acquiror, “Axcan”), Mpex Pharmaceuticals, Inc., a Delaware corporation (together with any successor in interest, by merger, conversion or otherwise, “Mpex Pharmaceuticals”), and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX thereof, the Securityholders’ Representative Committee, the undersigned hereby surrenders, subject to the terms and conditions of the Merger Agreement, the certificate(s) noted above representing shares of Stock owned by the undersigned in exchange for, and for the purpose of receiving, as soon as practicable after surrender and in accordance with the terms of the Merger Agreement, the cash amount that the undersigned is entitled to receive with respect to the Stock being surrendered pursuant to the Merger Agreement. All such cash payments shall be rounded to the nearest penny. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

B.	Representations and Warranties and Agreements of the Undersigned Regarding the Reserve

The undersigned hereby represents and warrants to Mpex Pharmaceuticals, Merger Sub, Axcan and U.S. Bank, National Association (“Exchange Agent”) as follows:

The undersigned has received and reviewed a copy of (i) the Option Agreement dated as of April 8, 2011 (as it may be amended from time to time, the “Option Agreement”), by and among Acquiror, Sub and Mpex Pharmaceuticals, (ii) the Merger Agreement, and (iii) the Confidential Information Statement, Notice of Appraisal Rights and Notice of Action by Written Consent (the “Information Statement”), which was sent contemporaneously with this Letter of Transmittal. The undersigned has consulted, or had the opportunity to consult, with its legal counsel or other advisors (including tax advisors) with respect to the Option Agreement, the Merger Agreement, the Information Statement and this Letter of Transmittal. The undersigned approves the terms and conditions of the Merger Agreement and all arrangements relating thereto. In accordance with and subject to the provisions of the Merger Agreement, the undersigned acknowledges and agrees that pursuant to Section 3.1 of the Option Agreement and Section 8.5(c) of the Merger Agreement, Axcan has deposited with U.S. Bank, National Association [*] Dollars ($[*]) (the “Reserve”) from the Upfront Non-Contingent Payments otherwise payable to certain of the Company Securityholders to fund potential expenses of the Securityholders’ Representative Committee in carrying out its authorized duties. The Reserve shall be disbursed in accordance with the terms of the Merger Agreement. The undersigned hereby acknowledges and agrees to his, her or its indemnification obligations (including with respect to the Securityholders’ Representative Committee as set forth in the Merger Agreement) and to the appointment of the Securityholders’ Representative Committee, including for the purpose of acting as agent and attorney-in-fact to act for the undersigned with regard to certain matters under and in accordance with the terms of the Merger Agreement.

C.	Additional Representations

The undersigned hereby represents and warrants to Mpex Pharmaceuticals, Axcan and Exchange Agent as follows:

The undersigned is the registered holder of the shares of Stock represented by the enclosed certificate(s), with good title to such shares of Stock and full power and authority to sell, assign and transfer the shares of Stock represented by the enclosed certificate(s), free and clear of any encumbrance, restriction on transfer (other than any restrictions set forth under the Securities Act of 1933, as amended, and any applicable state securities laws), claim, lien, pledge, option, charge, security interest, defect of title or other similar right of any third party whether voluntarily exercised or arising by operation of law (“Lien”).

CONFIDENTIAL TREATMENT REQUESTED

The undersigned has full power and authority (and, if an individual, legal capacity) to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder. The undersigned has duly executed and delivered this Letter of Transmittal, which constitutes the valid and legally binding obligation of the undersigned, enforceable in accordance with its terms and conditions. The undersigned is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any governmental authority or third party in connection with the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of his, her or its obligations hereunder or the consummation of the transactions contemplated by this Letter of Transmittal. To the extent that the undersigned is an entity, the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of its obligations hereunder, and the consummation by the undersigned of the transactions contemplated hereby, have been duly authorized by the undersigned (including by the Board of Directors or other managing body of the undersigned, if required) and no other corporate or other action, as the case may be, on the part of the undersigned is necessary to authorize the execution and delivery of this Letter of Transmittal by the undersigned, the performance by the undersigned of its obligations hereunder or the consummation by the undersigned of the transactions contemplated hereby.

The undersigned has not used or retained any broker or finder in connection with the transactions contemplated hereby nor is any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon any agreements or other arrangements made by or on behalf of the undersigned for which Axcan or its affiliates would be responsible.

Neither the execution and the delivery of this Letter of Transmittal, the performance by the undersigned of his, her or its obligations hereunder nor the consummation of the transactions contemplated hereby, will (i) violate any law to which the undersigned or any of his, her or its assets or properties is subject, (ii) if the undersigned is an entity, violate any provision of its charter, bylaws or any other organizational or governing documents or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, permit, instrument, or other arrangements to which the undersigned is a party or by which it is bound or to which any of the undersigned’s assets is subject (or result in the imposition of any Lien).

The undersigned will, upon request, execute any additional documents necessary or desirable to complete the surrender and exchange of the enclosed shares of Stock. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

The undersigned acknowledges that the cash payment received in exchange for the Stock surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled pursuant to the terms of the Merger Agreement; provided, however, that the undersigned may in the future become entitled to receive a portion of: (i) the Non-Contingent Holdback Consideration, (ii) the Post-Closing Merger Consideration, if any, or (iii) the Reserve which is not expended by the Securityholders’ Representative Committee, in each case in accordance with the terms of the Merger Agreement.

Axcan and Exchange Agent reserve the right to reject any and all certificates representing Stock or Letters of Transmittal not in proper form or to waive any irregularities or defects in the surrender of the Stock delivered in connection herewith, and Axcan and Exchange Agent’s interpretation of the terms and conditions of the Merger Agreement and this Letter of Transmittal (including all instructions) with respect to such irregularities and defects shall be conclusive, final and binding. A surrender will not be deemed to have been made until all irregularities have been cured by the undersigned or waived by Axcan and Exchange Agent.

The undersigned hereby irrevocably, unconditionally and forever acquits, releases and discharges Axcan, Exchange Agent and Mpex Pharmaceuticals, and each of their respective officers, directors, employees, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or

CONFIDENTIAL TREATMENT REQUESTED

demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the undersigned had, presently has or may hereafter have or claim or assert to have against any of the Released Parties arising on or prior to the Effective Time related in any way to the undersigned’s status as a holder of equity securities of Mpex Pharmaceuticals or as a holder of rights to purchase such securities (but in no other capacity), but excluding any rights under the Merger Agreement, each agreement attached as an exhibit thereto or contemplated by the Merger Agreement or rights to indemnification in the Company Certificate of Incorporation, the Company Bylaws and/or each applicable indemnification agreement (subject to Section 8.3(d) of the Merger Agreement). This release is intended to be complete, global and all encompassing with respect to the subject matter thereof and specifically includes claims that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities. Notwithstanding the provisions of any statute or common law principle in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, the undersigned expressly acknowledges that the release herein given is intended to include in its effect, without limitation, all claims which the undersigned does not know or suspect to exist in the undersigned’s favor at the time of execution hereof, and that the release herein given contemplates the extinguishment of any such claim or claims.

WAIVER OF APPRAISAL RIGHTS

THE UNDERSIGNED UNDERSTANDS THAT SUBMISSION OF THIS LETTER OF TRANSMITTAL TO EXCHANGE AGENT WILL CONSTITUTE A WAIVER OF HIS, HER OR ITS RIGHTS TO DEMAND APPRAISAL OF THE FAIR VALUE OF HIS, HER OR ITS SHARES PURSUANT TO THE PROVISIONS OF DELAWARE LAW. THE UNDERSIGNED FURTHER UNDERSTANDS THAT IF HE, SHE OR IT HAS FILED A DEMAND FOR APPRAISAL WITH RESPECT TO THE SHARES FORMERLY REPRESENTED BY THE CERTIFICATE(S), SUBMITTED AND SURRENDERED HEREWITH, THE UNDERSIGNED BY SUBMISSION OF THIS LETTER OF TRANSMITTAL HEREBY WITHDRAWS SUCH DEMAND AND AGREES THAT THE FAIR VALUE OF SUCH SHARES IS NOT MORE THAN THE CONSIDERATION PAYABLE PURSUANT TO THE MERGER AGREEMENT AND MPEX PHARMACEUTICALS HEREBY ACCEPTS SUCH WITHDRAWAL.

CONFIDENTIAL TREATMENT REQUESTED

IMPORTANT STOCKHOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Dated

Sign Here	X

(Signature(s) of Owner(s))

Name(s)

(Please Print)

Capacity
(See Instruction 4)

Address

(Including Zip Code)

Area Code & Telephone No. (Business)

Area Code & Telephone No. (Residence)

Email Address

(Complete the Substitute IRS Form W-9 contained herein, or appropriate IRS Form W-8, as applicable)

SIGNATURE GUARANTEE
(See Instruction 3, if required)

Authorized Signature

Name
(Please Print)

Title
(Please Print)

Name of Firm

Area Code & Telephone No.

(Apply Medallion Signature Guarantee Stamp Here)

Address
(Include Zip Code)

Dated

CONFIDENTIAL TREATMENT REQUESTED

INSTRUCTIONS

1. Delivery of Letter of Transmittal and Certificate(s).

This Letter of Transmittal filled in and signed, must be used in connection with the delivery and surrender of the Certificate(s). A Letter of Transmittal and the Certificate(s) must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender. Delivery of the Certificate(s) and other documents shall be effected, and the risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent. The method of delivery of the Certificate(s) and other documents is at the election and risk of the stockholder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to U. S. Bank National Association, as Paying Agent, at one of the addresses shown above. Upon surrender of the Certificate(s), any Shares issued subsequent to such surrender and prior to the closing of the Merger shall be deemed to be surrendered for payment.

2. Terms of Conversion of the Shares.

Each Share (as shown in the box on the first page of this Letter of Transmittal) will be converted at the effective time of the Merger into the right to receive cash in an amount equal to the respective portion of the Closing Merger Consideration, the Non-Contingent Holdback Consideration and the Post-Closing Merger Consideration (if any) to which the undersigned is entitled, and subject to applicable withholding, as set forth in the Merger Agreement.

3. Guarantee of Signature.

The Certificate(s) need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Certificate(s) is(are) registered in a name other than that of the person surrendering the Certificate(s) or (b) such registered holder completes the Special Payment/Delivery Instructions. In the case of (a) above, any such Certificate(s) must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

4. Signatures on Letter of Transmittal and Endorsements.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any of the Shares surrendered hereby are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.

If this Letter of Transmittal or any Share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and surrendered hereby, no endorsements of Certificates or separate stock powers are required unless payment is to be issued in the name of a person other than the registered holder(s). Signatures on any such Certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares evidenced by Certificates listed and surrendered hereby, the Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificates. Signature(s) on any such Certificates or stock powers must be guaranteed by an Eligible Institution.

CONFIDENTIAL TREATMENT REQUESTED

5. Stock Transfer Taxes.

The Company will bear liability for any state stock transfer taxes applicable to the delivery of checks in payment for surrendered Shares; provided, however, that if any such check is to be issued to any person(s) other than the registered holder(s) of the surrendered Shares, it shall be a condition of the issuance and delivery of such check that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Shares shall be delivered to the Paying Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Paying Agent before such check will be issued.

6. Validity of Surrender, Irregularities.

All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Company (which may delegate power in whole or in part to the Paying Agent), and such determination shall be final and binding. The Company reserves the right to waive any irregularities or defects in the surrender of any Shares, and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

7. Special Payment and Delivery Instructions.

Indicate the name and address to which payment for the Shares is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

8. Requests for Information or Additional Copies.

Information and additional copies of this Letter of Transmittal and of the Notice of Merger may be obtained from the Paying Agent by writing to the address on the front of this Letter of Transmittal.

9. Inadequate Space.

If the space provided on this Letter of Transmittal is inadequate, the Share certificate numbers and number of Shares should be listed on a separate signed schedule affixed hereto.

10. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s).

You will not receive any cash for your Shares unless and until you deliver this Letter of Transmittal duly completed and signed, to the Paying Agent, together with the Certificate(s) representing such Shares (except for any portion of Shares that are issued subsequent to your submission of this Letter of Transmittal and the Certificate(s), which Certificate(s) for such Shares shall be retained by the Company) and any required accompanying evidences of authority in form satisfactory to the Company. If the Certificate(s) has (have) been lost or destroyed, such fact should be indicated on the face of this Letter of Transmittal. In such event, the Paying Agent will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Shares represented by such lost or destroyed Certificate(s) (including instructions relating to payment by holder of such lost or destroyed Certificate of an indemnity/surety bond fee equal to 2.25% of the cash value of the Shares represented by such Certificate with a minimum of $150.00. No interest will be paid on amounts due for the Shares.

11. IRS Form W-9; IRS Form W-8. Each stockholder surrendering Shares for payment (or other payee) is required to provide the Paying Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on a Substitute Form W-9, or an appropriate IRS Form W-8, as described below.

CONFIDENTIAL TREATMENT REQUESTED

IMPORTANT TAX INFORMATION

Internal Revenue Service Circular 230 Notice

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS LETTER OF TRANSMITTAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States federal income tax law generally requires that if your shares are accepted for payment, you or your assignee (in either case, the “Payee”), must provide the Paying Agent (the “Payor”) with the Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, generally is the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) and backup withholding in an amount equal to 28% of the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely provided to the IRS.

To prevent backup withholding, each U.S. Payee must provide such Payee’s correct TIN by completing the “Substitute Form W-9” set forth herein, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the Internal Revenue Service that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person for U.S. tax purposes (including a U.S. resident alien).

If the Payee does not have a TIN, such Payee should consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (the “Guidelines”) for instructions on applying for a TIN, write “Applied For” in the space for the TIN provided on the attached Substitute Form W-9, and must also complete the attached “Certificate of Awaiting Taxpayer Identification Number” in order to prevent backup withholding. . If such Payee does not provide a TIN to the Payor by the time of payment, backup withholding will apply.

If the Shares are held in more than one name or are not held in the name of the actual owner, consult the Guidelines for information on which TIN to report.

Exempt Payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Payee should check the “Exempt from backup withholding” box on the Substitute Form W-9. See the Guidelines for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, such person must submit an appropriate and properly completed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the Paying Agent or the IRS at its Internet website: www.irs.gov.

CONFIDENTIAL TREATMENT REQUESTED

Substitute Form W-9 Request for Taxpayer Identification Number and Certification

Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below)

Name:

Address:

City, State, and Zip Code:

Check appropriate box for federal tax Classification (required):

Individual/sole proprietor C Corporation S Corporation Partnership Trust/estate Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership):	Exempt payee

Other:

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)

TAXPAYER IDENTIFICATION NO. FOR ALL ACCOUNTS

Enter your taxpayer identification number to the right:

For most individuals, this is your social security number (SSN). If you do not have a number, see the enclosed Guidelines.

Note: If the account is in more than one name, see the chart in the enclosed Guidelines on which number to give the payer.

Social Security Number (SSN) OR Employer Identification Number (EIN)

Certification – Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)    I am a U.S. citizen or other U.S. person (including a U.S. resident alien)

Certification Instructions – You must cross out Item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest or dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions to an individual retirement account, and payments other than interest and dividends. Also see “Signing the Certification” under “Specific Instructions” in the enclosed Guidelines.

SIGNATURE	DATE

FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

IMPORTANT – PLEASE READ

DO NOT SIGN OR DATE BELOW UNLESS YOU WROTE “APPLIED FOR” IN THE SPACE FOR THE TAX IDENTIFICATION NUMBER (SSN or EIN) ON THE SUBSTITUTE FORM W-9 ABOVE.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under the penalty of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature	Date

CONFIDENTIAL TREATMENT REQUESTED

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer – Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:			GIVE THE SOCIAL SECURITY NUMBER OF-	For this type of account:		GIVE THE SOCIAL SECURITY NUMBER OF-

1.	Individual		The individual	9.	A valid trust, estate or pension trust	The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.).(5)

2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account (1)	10.	Corporate account or account of LLC electing corporate status on Form 8832	The corporation

3.	Husband and wife (joint account)		The actual owner of the account or, if combined funds, the first individual on the account (1)	11.	Religious, charitable or educational tax-exempt organization	The organization

4.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor (2)	12.	Partnership account held in the name of the business or account of multi-member LLC (other than an LLC described in item 10)	The partnership

5.	Adult and minor (joint account)		The adult or, if the minor is the only contributor, the minor (1)	13.	Association, club or other tax-exempt organization	The organization

6.	Account in the name of guardian or committee for a designated ward, minor or incompetent person		The ward, minor or incompetent person (3)	14.	A broker or registered nominee	The broker or nominee

7.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)	15.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments	The public entity
	b.	So-called trust account that is not a legal or valid trust under state law	The actual owner (1)
8.	Sole proprietorship account or account of single member LLC		The owner (4)

(1)	List first and circle the name of the person whose number you furnish. If only one person has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s, or incompetent person’s name and furnish such person’s social security number.
(4)	Show the name of the owner. You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).
(5)	List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

CONFIDENTIAL TREATMENT REQUESTED

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9, Cont.

Obtaining a Number

If you don’t have a TIN or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS–4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number. Section references in these guidelines refer to sections under the Internal Revenue Code of 1986, as amended.

Payees Exempt From Backup Withholding

Even if the payee does not provide a TIN in the manner required, you are not required to backup withhold on any payments you make if the payee is:

1.	An organization exempt from tax under section 501(a), any individual retirement account (IRA), or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

2.	The United States or any of its agencies or instrumentalities.

3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

5.	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6.	A corporation.

7.	A foreign central bank of issue.

8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A common trust fund operated by a bank under section 584(a).

13.	A financial institution.

14.	A middleman known in the investment community as a nominee or custodian.

15.	A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt From Backup Withholding

Dividends and patronage dividends that generally are exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Interest payments that generally are exempt from backup withholding include:

•	Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if the payee has not provided a TIN or has provided an incorrect TIN.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•	Payments described in section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

Other types of payments that generally are exempt from backup withholding include:

•	Wages.

•	Distributions from a pension, annuity, profit-sharing or stock bonus plan, any IRA, or an owner-employee plan.

•	Certain surrenders of life insurance contracts.

•	Gambling winnings if withholding is required under section 3402(q). However, if withholding is not required under section 3402(q), backup withholding applies if the payee fails to furnish a TIN.

•	Real estate transactions reportable under section 6045(e).

•	Cancelled debts reportable under section 6050P.

•	Distributions from a medical savings account and long-term care benefits.

•	Fish purchases for cash reportable under section 6050R.

CONFIDENTIAL TREATMENT REQUESTED

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9, Cont.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TIN, WRITE “EXEMPT” ON THE FACE OF THE FORM AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends and patronage dividends not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Internal Revenue Code sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N.

Privacy Act Notice. – Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report, among other things, interest, dividends, and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states and the District of Columbia to carry out their tax laws. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Civil and Criminal Penalties for False Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of Taxpayer Identification Numbers. — If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

FORM OF ESTIMATED CLOSING STATEMENT CERTIFICATE

ESTIMATED CLOSING STATEMENT CERTIFICATE

OF

MPEX PHARMACEUTICALS, INC.

Dated: [    ], 2011

Reference is made to Section 1.14 of the Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (the “Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror, Mpex Pharmaceuticals, Inc., a Delaware corporation ( “Target”), and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined in the Merger Agreement). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

I, Daniel D. Burgess, do hereby certify that I am the duly appointed and acting President and Chief Executive Officer of Target, and I further certify that attached hereto as Exhibit A is a true and correct copy of Target’s Estimated Closing Statement, prepared in good faith in conformity with the Accounting Principles.

[signature page follows]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned have executed this Estimated Closing Certificate on behalf of Target as of the date first set forth above.

TARGET:

MPEX PHARMACEUTICALS, INC.

By:
Daniel D. Burgess
President and Chief Executive Officer

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Estimated Closing Statement

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

FORM OF CLOSING PAYMENT SCHEDULE CERTIFICATE

CLOSING PAYMENT SCHEDULE CERTIFICATE

OF

MPEX PHARMACEUTICALS, INC.

Dated: [    ], [2011]

Reference is made to Section 1.21 of the Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (the “Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror, Mpex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined in the Merger Agreement). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

I, Daniel D. Burgess, do hereby certify that I am the duly appointed and acting President and Chief Executive Officer of Target, and I further certify that attached hereto as Exhibit A is a true and correct copy of the Closing Payment Schedule, which completely and accurately sets forth the information required to be included in the Closing Payment Schedule pursuant to Section 1.21 of the Merger Agreement.

[signature page follows]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned have executed this Closing Payment Schedule Certificate on behalf of Target as of the date first set forth above.

TARGET:

MPEX PHARMACEUTICALS, INC.

By:
Daniel D. Burgess
President and Chief Executive Officer

[SIGNATURE PAGE TO CLOSING PAYMENT SCHEDULE CERTIFICATE]

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Closing Payment Schedule

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E

FORM OF TERMINATION AGREEMENT

[            ] TERMINATION AGREEMENT

THIS [            ] TERMINATION AGREEMENT, dated as of [            ], 20[11], is executed and delivered by each of the undersigned parties to the Terminated Agreement (as defined below). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, the board of directors and shareholders of Mpex Pharmaceuticals, Inc. (the “Company”) have duly approved the entering into and completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among the Company, Acquiror, Sub and the Securityholders’ Representative Committee;

WHEREAS, the Merger Agreement provides that the [            ], dated as of [            ], by and [between / among] the Company and [            ] (the “Terminated Agreement”) will be terminated effective on or prior to the Closing Date, and that there will be no further liabilities or obligations to be performed or satisfied under the Terminated Agreement by the Company as of the Closing; and

WHEREAS, the Terminated Agreement requires that [all parties to the Terminated Agreement approve by signed written instrument any modifications or amendments to the Terminated Agreement].

NOW, THEREFORE, each of the undersigned, being [both / all] parties to the Terminated Agreement, hereby (a) consents to and approves the termination of the Terminated Agreement, subject to, and effective immediately upon, the Closing and (b) consents to and agrees that there will be no further liabilities or obligations to be performed or satisfied under the Terminated Agreement by the Company as of the Closing.

[remainder of page intentionally left blank]

E-1

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned have duly executed this [                    ] Termination Agreement as of the date first written above.

MPEX PHARMACEUTICALS, INC.

By:
	Name:	[ ]
	Title:	[ ]

[OTHER PARTIES’ SIGNATURE BLOCKS]

E-2

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT F

FORM OF ACQUIROR AND SUB OFFICER’S CERTIFICATE

OFFICERS’ CERTIFICATE

OF

AXCAN HOLDINGS INC.

AND

AXCAN LONE STAR INC.

[            , 2011]

This certificate is being delivered pursuant to Section 6.2(c) of that certain Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (“Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror (“Sub”), Mpex Pharmaceuticals, Inc., a Delaware corporation (“Target”) and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined in the Merger Agreement). Capitalized terms used and not defined in this certificate have the respective meanings given to them in the Merger Agreement.

The undersigned [            ], in [his/her] capacity as [                    ] of each of Acquiror and Sub, hereby certifies for and on behalf of Acquiror and Sub, but without personal liability, that:

1.	The representations and warranties of Acquiror and Sub contained in the Merger Agreement (disregarding all qualifications and exceptions contained in such representations and warranties regarding materiality or “Material Adverse Effect”) were true and correct on and as of the Termination Right Lapse Date, and are true and correct as of the Effective Time, as though such representations and warranties were made on and as of such time, except (a) for any such representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date, and (b) where the failure of any such representation or warranty to be so true and correct would not prevent Acquiror and Sub from consummating the Merger and performing their obligations under the Merger Agreement.

2.	Acquiror and Sub have performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Acquiror and Sub at or prior to the Closing.

*        *        *

F-1

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of Acquiror and Sub as of the date first set forth above.

ACQUIROR:

AXCAN HOLDINGS INC.

By:

Name:

Title:

SUB:

AXCAN LONE STAR INC.

By:

Name:

Title:

F-2

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT G

FORM OF STOCKHOLDER APPROVAL

WRITTEN CONSENT

OF THE STOCKHOLDERS OF

MPEX PHARMACEUTICALS, INC.,

a Delaware corporation

The undersigned, acting pursuant to the authority of Section 228 of the Delaware General Corporation Law and the Bylaws of Mpex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby adopt the following recitals and resolutions, effective as of April     , 2011, which recitals and resolutions shall have the same force and effect as if adopted at a duly convened meeting of the stockholders of the Company, and a copy of which shall be filed with the Company’s minutes:

1.	ADOPTION AND APPROVAL OF THE MERGER AGREEMENT; ADOPTION AND APPROVAL OF RELATED AGREEMENTS.

RESOLVED, that the Agreement and Plan of Merger, including all exhibits, schedules and attachments thereto (the “Merger Agreement”), attached as Exhibit A hereto by and among Axcan Holdings Inc., a Delaware corporation (“Acquiror”), Axcan Lone Star Inc. a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which Sub will be merged with and into the Company, after which the Company will be the surviving entity and an indirect wholly-owned subsidiary of Acquiror (the “Merger”), and the Merger and all other transactions and ancillary agreements contemplated thereby, is hereby adopted and approved.

FURTHER RESOLVED, that the undersigned irrevocably approves and agrees to be bound with respect to any and all obligations of the Company Securityholders (as defined in the Merger Agreement) to indemnify the Indemnified Persons (as defined in the Merger Agreement) under the Merger Agreement/as set forth in the Merger Agreement.

2.	APPOINTMENT OF SECURITYHOLDERS’ REPRESENTATIVE.

RESOLVED, that the undersigned irrevocably approves the appointment of, and hereby irrevocably constitutes and appoints, the Securityholders’ Representative Committee (as defined in the Merger Agreement), with all the rights, powers and obligations contemplated by the Merger Agreement, as the true and lawful agent, representative and attorney-in-fact for and on behalf of the undersigned, in accordance with and subject to the Merger Agreement.

CONFIDENTIAL TREATMENT REQUESTED

3.	WAIVER OF NOTICE.

RESOLVED, that the undersigned hereby irrevocably waives any and all notice requirements (including any related notice periods) applicable to the Merger, the Merger Agreement, the Option Agreement, the Company Certificate of Incorporation and any contract or agreement pursuant to which the Company is obliged to deliver notice of the Merger to the undersigned at any time prior to the consummation of the Merger.

4.	WAIVER OF APPRAISAL RIGHTS.

RESOLVED, that the undersigned stockholder hereby irrevocably waives any dissenters or appraisal rights under the Delaware General Corporation Law in connection with the Merger.

5.	GENERAL AUTHORITY.

NOW, THEREFORE, BE IT RESOLVED, that any and all actions whether previously or subsequently taken by the officers and directors of the Company, which are consistent with and in furtherance of the intent and purposes of the foregoing resolutions and the consummation of the transactions contemplated therein, shall be, and hereby are, in all respects, ratified, approved and confirmed.

RESOLVED, FURTHER, that the officers of the Company (directly or indirectly) are, and each of them hereby is, authorized and directed in the name of the Company and on its behalf, to execute any additional certificates, agreements, instruments or documents, or any amendments to supplements thereto, or to do or to cause to be done any and all other acts as they shall deem necessary, appropriate or in furtherance of the full effectuation of the purposes of each of the foregoing resolutions and the transactions contemplated therein.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of the Stockholders of Mpex Pharmaceuticals, Inc., a Delaware corporation, effective as of the date first above written. This Written Consent may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The undersigned takes the above actions with respect to all shares of capital stock of the Company held by the undersigned.

(Print name of Stockholder)

(Signature of Stockholder)

(Title if Stockholder is not an individual)

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT H

FORM OF DIRECTOR AND/OR OFFICER RESIGNATION

[            , 2011]

Board of Directors of Mpex Pharmaceuticals, Inc.

11535 Sorrento Valley Road

San Diego, CA 92121

Re:	Resignation as a Director and/or Officer of Mpex Pharmaceuticals, Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (the “Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror, Mpex Pharmaceuticals, Inc., a Delaware corporation (“Target”) and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined in the Merger Agreement).

Pursuant to Section 6.3(d) of the Merger Agreement, the undersigned hereby (a) resigns from his position as a [director and/or officer] of Target and each of its subsidiaries, and from any and all committees of the boards of directors of Target and its subsidiaries, and (b) agrees and acknowledges that any continued service as a director of any other entity is not being undertaken at the request of Target, in each case effective immediately prior to the Effective Time (as such term is defined in the Merger Agreement) and contingent upon the consummation of the Merger (as such term is defined in the Merger Agreement).

Sincerely,

[Director/Officer Name]

H-1

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT I

FORM OF COMPANY OFFICER’S CERTIFICATE

OFFICER’S CERTIFICATE

OF

MPEX PHARMACEUTICALS, INC.

Dated: [            ], 2011

Reference is made to Section 6.3(g) of the Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (the “Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror, Mpex Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined in the Merger Agreement). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The undersigned Daniel D. Burgess, in his capacity as Chief Executive Officer of the Company, hereby certifies for and on behalf of the Company, but without personal liability, that:

1.	The representations and warranties of the Company in the Merger Agreement (disregarding all qualifications and exceptions contained in such representations and warranties regarding materiality or “Material Adverse Effect”) were true and correct in all material respects on and as of the Termination Right Lapse Date, and are true and correct on and as of the Effective Time, as though such representations and warranties were made on and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date).

2.	The Company has performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by the Company at or prior to the Closing.

3.	The Company has obtained the Stockholder Approval in the form attached to the Merger Agreement as “Exhibit H”.

4.	There has not occurred a Material Adverse Effect since the date of the Merger Agreement.

5.

The Company has taken such steps as are necessary to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, including obtaining any necessary waivers, such that, after taking into account the effects of such vote and waivers, no “parachute payment” within the meaning of Section 280G(b)(2) of the Code (determined

CONFIDENTIAL TREATMENT REQUESTED

by reference to the change in ownership or control that would result from the transactions contemplated by the Merger Agreement) has been paid, or will be paid or payable. The Company has provided Acquiror with copies of all material documents prepared by or for the Company in connection with the foregoing sentence prior to the submission of such material documents to the Company’s stockholders.

6.	All Company Options that have not been exercised prior to the Closing have been cancelled as of the Closing Date with no consideration delivered in exchange therefor.

7.	The Company is not, [*].

*        *        *

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of the Company as of the date first set forth above.

COMPANY:

MPEX PHARMACEUTICALS, INC.

By:
Daniel D. Burgess
Chief Executive Officer

[OFFICER’S CERTIFICATE OF MPEX PHARMACEUTICALS, INC.]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT J

FORM OF COMPANY SECRETARY’S CERTIFICATE

SECRETARY’S CERTIFICATE

OF

MPEX PHARMACEUTICALS, INC.

Dated: [            ], 2011

Reference is made to Section 6.3(h) of the Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (the “Acquiror”), Axcan Lone Star Inc., a Delaware corporation and indirect wholly owned subsidiary of Acquiror (“Merger Sub”), Mpex Pharmaceuticals, Inc., a Delaware corporation (“Target”) and, solely with respect to Sections 1.1, 1.15, 1.16, 1.17, 1.18, 5.9, 5.16 and 7.3 and Articles VIII and IX, the Securityholders’ Representative Committee (as defined in the Merger Agreement). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

I, [                    ], do hereby certify that I am the duly appointed and acting Secretary of Target, and certify further that:

14. Attached hereto as Exhibit A is a true, correct and complete copy of the Company Certificate of Incorporation, as is in effect immediately prior to the Effective Time. The Company Certificate of Incorporation has not been altered, amended or repealed and remains in full force and effect on the date hereof.

15. Attached hereto as Exhibit B is a true, correct and complete copy of the Company Bylaws as are in effect immediately prior to the Effective Time. The Company Bylaws have not been altered, amended or repealed and remain in full force and effect on the date hereof.

16. Attached hereto as Exhibit C are true, correct and complete copies of the constituting documents for each of the Company Subsidiaries as are in effect immediately prior to the Effective Time (the “Sub Documents”). The Sub Documents have not been altered, amended or repealed and remain in full force and effect on the date hereof.

17. Attached hereto as Exhibit D is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of Target (the “Board”) [at a duly convened meeting of the Board][by written consent] on [                    ]. Such resolutions have not been modified, amended, rescinded or revoked and continue in full force and effect on and as of the date hereof, and such resolutions of the Board constitute all of the resolutions of the Board that have been adopted relating to the authorization of the consummation of the Merger Agreement and the transactions contemplated by the Merger Agreement.

CONFIDENTIAL TREATMENT REQUESTED

18. Attached hereto as Exhibit E is a true, correct and complete copy of the resolutions duly adopted by the stockholders of the Target (the “Stockholders”) by written consent effective on [                    ]. Such resolutions have not been modified, amended, rescinded or revoked and continue in full force and effect on and as of the date hereof, and such resolutions of the Stockholders constitute all of the resolutions of the Stockholders that have been adopted relating to the adoption and approval of the Merger Agreement, approval of the Merger and approval of the other transactions contemplated by the Merger Agreement.

19. Each of the persons named below is the duly elected and qualified incumbent in the office of Target set forth opposite his name, and the signature set forth opposite his name is his true and correct signature.

Name	Title	Signature

Daniel D. Burgess	President and Chief Executive Officer

[Signature page follows.]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate on behalf of Target as of the date first set forth above.

TARGET:

MPEX PHARMACEUTICALS, INC.

By:
[ ], Secretary

[SECRETARY’S CERTIFICATE OF MPEX PHARMACEUTICALS, INC.]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

CERTIFICATE OF INCORPORATION

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

BYLAWS

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

SUB DOCUMENTS

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

BOARD RESOLUTIONS

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E

STOCKHOLDER RESOLUTIONS

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT K

FORM OF FIRPTA CERTIFICATE

MPEX PHARMACEUTICALS, INC.

11535 Sorrento Valley Road

San Diego, CA 92121

[            ], 20[11]

VIA CERTIFIED MAIL,

RETURN RECEIPT REQUESTED

Director, Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit

Philadelphia, PA 19114-0586

Re:	Notice of Non Real Property Holding Corporation Status

Under Treasury Regulations Section 1.897-2(h)(2)

Dear Sir/Madam:

At the request of Axcan Holdings Inc., a Delaware corporation (“Acquiror”), in connection with the acquisition of shares of Mpex Pharmaceuticals, Inc., a Delaware corporation (“Target”), we provided the attached statement to Acquiror on [            ], 20[11].

(i)	This notice was provided pursuant to the requirements of Treasury Regulations Section 1.897-2(h)(2);

(ii)	The following information relates to Target which is providing the notice:

Name:	Mpex Pharmaceuticals, Inc.
11535 Sorrento Valley Road
San Diego, CA 92121

Taxpayer Identification No.:	[ ]

(iii)	The attached statement was not requested by a foreign interest holder. It was voluntarily provided by Target in response to a request from Acquiror in accordance with Treasury Regulations Section 1.1445-2(c)(3)(i). The following information relates to Acquiror which requested this statement:

Name:	Axcan Holdings Inc.
100 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807

[*] Confidential treatment requested.
K-1

CONFIDENTIAL TREATMENT REQUESTED

Taxpayer Identification No.:	[ ]

(iv)	Target is not, and has not been on any determination date during the five-year period ending on the date hereof, a United States Real Property Holding Corporation and, accordingly, the interests in question (capital stock of Target) are not U.S. real property interests within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended.

[Signature page follows]

[*] Confidential treatment requested.
K-2

CONFIDENTIAL TREATMENT REQUESTED

Under penalties of perjury, the undersigned declares that the above notice (including the attachment hereto) is correct to my knowledge and belief.

Sincerely,

Mpex Pharmaceuticals, Inc.

By:
Name:	Daniel D. Burgess
Title:	President and Chief Executive Officer

[*] Confidential treatment requested.
K-3

CONFIDENTIAL TREATMENT REQUESTED

MPEX PHARMACEUTICALS, INC.

11535 Sorrento Valley Road

San Diego, CA 92121

EIN: [                                        ]

[            ], 20[11]

Axcan Holdings Inc.

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

In connection with the acquisition of shares (the “Acquisition”) of Mpex Pharmaceuticals, Inc., a Delaware corporation (“Target”), we are providing this information to you in order to establish that the shares of capital stock of Target are not United States real property interests and, accordingly, no withholding is required pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”). We represent that Target is not, as of the date of this letter, and has not been, on any determination date during the five-year period ending on the date of this letter, a “United States real property holding corporation” and no interest in Target constitutes a “United States real property interest” as those terms are defined in Section 897 of the Code. The Acquisition is expected to take place within thirty (30) days following the date of this letter.

[Signature page follows]

[*] Confidential treatment requested.
K-4

CONFIDENTIAL TREATMENT REQUESTED

Under penalties of perjury, the undersigned declares that the above information is correct to my knowledge and belief.

Sincerely,

Mpex Pharmaceuticals, Inc.

By:
Name:	Daniel D. Burgess
Title:	President and Chief Executive Officer

[*] Confidential treatment requested.
K-5